Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203918

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
6.250% Senior Secured Notes due 2023	$2,200,000,000	$2,200,000,000	$254,980
Guarantees of 6.250% Senior Secured Notes due 2023			—(2)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203918

$2,200,000,000

CHS/Community Health Systems, Inc.

6.250% Senior Secured Notes due 2023

We are offering $2,200,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2023 (the “notes”).

We will pay interest on the notes semi-annually on each March 31 and September 30, commencing on September 30, 2017. The notes will mature on March 31, 2023.

We may redeem some or all of the notes at any time prior to March 31, 2020 at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, plus a “make-whole” premium, as described in this prospectus supplement. We may redeem some or all of the notes at any time on or after March 31, 2020 at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest, if any. In addition, we may redeem up to 40% of the aggregate principal amount of the notes at any time prior to March 31, 2020 using the net proceeds from certain equity offerings at the redemption price set forth in this prospectus supplement, plus accrued and unpaid interest, if any. There is no sinking fund for the notes.

The notes will be our senior secured obligations and will rank equal in right of payment to all of our existing and future senior indebtedness that is not subordinated in right of payment to the notes, will be senior in right of payment to any indebtedness that is subordinated in right of payment to the notes and will be effectively senior to all of our existing and future unsecured indebtedness to the extent of the value of the assets securing the notes. The notes will be guaranteed on a senior secured basis by our parent and certain of our domestic subsidiaries. These guarantees will rank equal in right of payment to all of the existing and future indebtedness of each guarantor that is not subordinated in right of payment to its guarantee of the notes, will be senior in right of payment to any indebtedness of each guarantor that is subordinated in right of payment to its guarantee of the notes and will be effectively senior to all of the existing and future unsecured indebtedness of each guarantor to the extent of the value of the assets securing its guarantee of the notes. The notes and the guarantees of the notes will be secured by liens on certain assets that also secure our existing senior secured credit facilities (the “Credit Facility”), our 5.125% Senior Secured Notes due 2021 (the “2021 Secured Notes”) and, for so long as they are outstanding, our 5.125% Senior Secured Notes due 2018 (the “2018 Secured Notes”), subject to certain exceptions. The notes and related guarantees will be structurally junior in right of payment to liabilities of our subsidiaries that will not guarantee the notes.

We do not intend to apply for listing of the notes on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-25 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	100.000%	$2,200,000,000
Underwriting discount	1.550%	$ 34,100,000
Proceeds to us (before expenses)(1)	98.450%	$2,165,900,000

(1)	Plus accrued interest, if any, from March 16, 2017.

Delivery of the notes in book-entry form will be made on or about March 16, 2017.

Joint Book-Running Managers

Credit Suisse

                BofA Merrill Lynch

                               Citigroup

                                           Credit Agricole CIB

                                                         Goldman, Sachs & Co.

                                                                          J. P. Morgan

                                                                                          RBC Capital Markets

                                                                                                          SunTrust Robinson  Humphrey

                                                                                                                           UBS Investment Bank

                                                                                                                                     Wells Fargo Securities

Co-Managers

BBVA
Deutsche Bank Securities
Fifth Third Securities
Morgan Stanley
Regions Securities LLC
Scotiabank

The date of this prospectus supplement is March 7, 2017.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement or accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. If you receive any such other information, it should not be relied upon as having been authorized by us or the underwriters. This prospectus supplement and accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may only be accurate as of the date of the document containing such information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than the date of the document containing such information.

It is expected that delivery of the notes will be made against payment therefor on or about the date specified on the cover of this prospectus supplement, which is the seventh business day following the date of pricing of the notes (such settlement cycle being referred to as “T+7”). You should note that trading of the notes on the date of this prospectus supplement or the next three succeeding business days may be affected by the T+7 settlement. See “Underwriting.”

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of notes. If the information set forth in this prospectus supplement or any document incorporated by reference herein varies in any way from the information set forth or incorporated by reference in the accompanying prospectus, you should rely on the information contained in this prospectus supplement or any document incorporated by reference herein. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document incorporated by reference herein, you should rely on the information in the more recent document.

We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer or sale is not permitted. Before you invest in the notes, you should read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The documents incorporated by reference herein are described in this prospectus supplement under “Incorporation of Certain Information by Reference.” You should not assume that the information contained in, or the documents incorporated by reference in, this prospectus supplement or the accompanying prospectus are accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

INDUSTRY AND MARKET DATA

This prospectus supplement includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry and government publications and surveys and other independent sources available to us. Some data also are based on our good faith estimates, which are derived from management’s knowledge of the industry and from independent sources. These third-party publications and surveys generally state that the information included therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources. While we are not aware of any misstatements regarding any such data, forecasts and information presented herein, you should carefully consider the inherent risks and uncertainties associated with the industry and market data contained in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and any documents we incorporate by reference may contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks, assumptions and uncertainties. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors relating to us or the healthcare industry generally that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following:

•	general economic and business conditions, both nationally and in the regions in which we operate;

•

the impact of the 2016 federal elections, which may lead to the repeal of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”) or significant changes to the Affordable Care Act, its

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implementation or its interpretation, as well as changes in other federal, state or local laws or regulations affecting our business;

•	the extent to which states support increases, decreases or changes in Medicaid programs, implement health insurance exchanges or alter the provision of healthcare to state residents through regulation or otherwise;

•	the future and long-term viability of health insurance exchanges, which may be affected by whether a sufficient number of payors participate as well as the impact of the 2016 federal elections on the Affordable Care Act;

•	risks associated with our substantial indebtedness, leverage and debt service obligations, including our ability to refinance such indebtedness on acceptable terms or to incur additional indebtedness;

•	demographic changes;

•	changes in, or the failure to comply with, governmental regulations;

•	potential adverse impact of known and unknown government investigations, audits, and federal and state false claims act litigation and other legal proceedings;

•	our ability, where appropriate, to enter into and maintain provider arrangements with payors and the terms of these arrangements, which may be further affected by the increasing consolidation of health insurers and managed care companies;

•	changes in, or the failure to comply with, contract terms with payors and changes in reimbursement rates paid by federal or state healthcare programs or commercial payors;

•	any potential additional impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets;

•	changes in inpatient or outpatient Medicare and Medicaid payment levels;

•	the effects related to the continued implementation of the sequestration spending reductions and the potential for future deficit reduction legislation;

•	increases in the amount and risk of collectability of patient accounts receivable, including decreases in collectability which may result from, among other things, self-pay growth in states that have not expanded Medicaid and difficulties in recovering payments for which patients are responsible, including co-pays and deductibles;

•	the efforts of insurers, healthcare providers and others to contain healthcare costs, including the trend toward value-based purchasing;

•	our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology and recognize income for the related Medicare or Medicaid incentive payments, to the extent such payments have not expired;

•	increases in wages as a result of inflation or competition for highly technical positions and rising supply and drug costs due to market pressure from pharmaceutical companies and new product releases;

•	liabilities and other claims asserted against us, including self-insured malpractice claims;

•	competition;

•	our ability to attract and retain, at reasonable employment costs, qualified personnel, key management, physicians, nurses and other healthcare workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

•	changes in medical or other technology;

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•	changes in U.S. GAAP;

•	the availability and terms of capital to fund any additional acquisitions or replacement facilities or other capital expenditures;

•	our ability to successfully make acquisitions or complete divestitures, including the divestiture of hospitals and non-hospital businesses pursuant to our portfolio rationalization and deleveraging strategy, our ability to complete any such acquisitions or divestitures on desired terms or at all (including to realize the anticipated amount of proceeds from contemplated divestitures), the timing of the completion of any such acquisitions or divestitures, and our ability to realize the intended benefits from any such acquisitions or divestitures;

•	our ability to successfully integrate any acquired hospitals, including those of HMA, or to recognize expected synergies from acquisitions;

•	the impact of seasonal severe weather conditions;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	timeliness of reimbursement payments received under government programs;

•	effects related to outbreaks of infectious diseases;

•	the impact of the external, criminal cyber-attack suffered by us in the second quarter of 2014, including potential reputational damage, the outcome of our investigation and any potential governmental inquiries, the outcome of litigation filed against us in connection with this cyber-attack, the extent of remediation costs and additional operating or other expenses that we may continue to incur, and the impact of potential future cyber-attacks or security breaches;

•	any failure to comply with the terms of our Corporate Integrity Agreement (“CIA”) with the Office of Inspector General of the Department of Health and Human Services (“OIG”);

•	the concentration of our revenue in a small number of states;

•	our ability to realize anticipated cost savings and other benefits from our current strategic and operational cost savings initiatives;

•	any effects of our previously announced adoption of a Stockholder Protection Rights Agreement;

•	any effects related to our previously announced exploration of strategic alternatives; and

•	other risk factors disclosed under “Risk Factors” and elsewhere in or incorporated by reference in this prospectus supplement.

Although we believe that these forward-looking statements are based upon reasonable assumptions, these assumptions are inherently subject to significant regulatory, economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond our control. Accordingly, we cannot give any assurance that our expectations will in fact occur and caution that actual results may differ materially from those in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date they are made. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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SUMMARY

The following summary contains basic information about us and this offering, but does not contain all the information that may be important to you. For a more complete understanding of this offering, we encourage you to carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the information set forth under “Risk Factors” and our financial statements and related notes. Unless otherwise indicated or the context requires otherwise, references in this prospectus supplement to “we,” “our,” “us” and “the Company” refer to Community Health Systems, Inc. and its consolidated subsidiaries, including CHS/Community Health Systems, Inc., the issuer of the notes offered hereby. References to the “Issuer” refer to CHS/Community Health Systems, Inc. alone, and references to “Holdings” refer to Community Health Systems, Inc. alone. We refer to the Issuer’s 5.125% Senior Secured Notes due 2018 as the “2018 Secured Notes,” to the Issuer’s 8.00% Senior Notes due 2019 as the “2019 Notes,” to the Issuer’s 7.125% Senior Notes due 2020 as the “2020 Notes,” to the Issuer’s 5.125% Senior Secured Notes due 2021 as the “2021 Secured Notes” and to the Issuer’s 6.875% Senior Notes due 2022 as the “2022 Notes.” The 2018 Secured Notes, 2019 Notes, 2020 Notes, 2021 Secured Notes and 2022 Notes are collectively referred to in this prospectus supplement as the “Existing Notes.”

In this prospectus supplement, any amounts shown on an “as adjusted” basis have been adjusted to reflect, as applicable: (i) the issuance of the notes in this offering and (ii) the use of the net proceeds from this offering to repurchase all the outstanding 2018 Secured Notes in the Tender Offer discussed below (assuming that all outstanding 2018 Secured Notes are validly tendered and not validly withdrawn prior to the Early Tender Deadline (as defined below) and accepted for purchase in the Tender Offer), to repay $1.445 billion aggregate principal amount of terms loans outstanding under our Term F Facility, to pay related fees and expenses and the remainder, if any, for general corporate purposes. See “Use of Proceeds.”

Our Company

We are one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals and outpatient facilities in communities across the country. As of December 31, 2016, we owned or leased 155 hospitals included in continuing operations, with an aggregate of 26,222 licensed beds, comprised of 152 general acute care hospitals and three stand-alone rehabilitation or psychiatric hospitals. These hospitals are geographically diversified across 21 states, with the majority of our hospitals located in regional networks or in close geographic proximity to one or more of our other hospitals. We also owned or leased three hospitals included in discontinued operations at December 31, 2016. We generate revenues by providing a broad range of general and specialized hospital healthcare services and outpatient services to patients in the communities in which we are located. In a number of our markets, we have partnered with local physicians or not-for-profit providers, or both, in the ownership of our facilities. We are paid for our healthcare services by governmental agencies, private insurers and directly by the patients we serve. For the year ended December 31, 2016, our net operating revenue was approximately $18.438 billion, our net income attributable to Community Health Systems, Inc. common stockholders was a loss of approximately $1.721 billion and our Adjusted EBITDA was approximately $2.225 billion. In addition, for the year ended December 31, 2016, our Further Adjusted EBITDA (which is Adjusted EBITDA further adjusted to (i) remove the impact of the divestitures we completed in 2016, beginning with the spin-off of 38 hospitals to Quorum Health Corporation in April 2016, as if those dispositions were completed on January 1, 2016, (ii) include the estimated impact of the hospital acquisitions we completed in 2016 as if we had completed these acquisitions at the beginning of 2016, and (iii) add back stock-based compensation expense) was approximately $2.169 billion. For additional information on our presentation of Adjusted EBITDA and Further Adjusted EBITDA, see “Non-GAAP Financial Measures” and “Summary Historical Financial and Other Data.”

We have grown in the past by acquiring hospitals and by improving the operations of our facilities. We have historically targeted hospitals in growing, non-urban and selected urban healthcare markets for acquisition because of their favorable demographic and economic trends and competitive conditions. Since 2007, we have substantially increased the size of our business and the number of hospitals we operate through the acquisitions of Triad Hospitals, Inc. and Health Management Associates, Inc., or HMA. Our growth strategy has also included developing or acquiring select physician practices, physician-owned ancillary service providers and other outpatient capabilities in markets where we already had a hospital presence. More recently, our efforts have focused on creating regional networks in select urban markets. We believe opportunities exist for skilled, disciplined operators to create networks between urban and non-urban hospitals while improving physician alignment in both markets and making these hospitals more attractive to managed care. Through these regional networks, we have the opportunity to enhance our market position and build market density by providing more integrated service offerings, establishing additional patient access points for our acute care hospitals, recruiting more physicians and expanding our hospitals’ local referral network.

We have been implementing a portfolio rationalization and deleveraging strategy by divesting hospitals and non-hospital businesses that are attractive to strategic and other buyers. Generally, these businesses are not in one of our strategically beneficial service areas, are less complementary to our business strategy and/or have lower operating margins. More recently, in connection with our announced divestiture initiative, strategic and other buyers have made offers to buy certain of our assets. Through consideration of these offers, we have divested or may divest hospitals and non-hospital businesses when we find such offers to be attractive and in line with our operating strategy. By reducing the size and geographic footprint of our business, we believe this strategy will allow us to focus on our most attractive markets and regional networks, improve cash flow, reduce leverage, and better position us for the future.

Our Competitive Strengths

We believe the following strengths will allow us to improve our operations:

Geographic diversity and operating scale. As of December 31, 2016, we owned or leased 155 hospitals included in continuing operations, with an aggregate of 26,222 licensed beds, geographically diversified across 21 states. Our geographic diversity helps to mitigate risks associated with fluctuating state regulations related to Medicaid reimbursement and state-specific economic conditions. Our top four states, Florida, Texas, Pennsylvania, and Indiana, contributed approximately 45% of our operating revenues, net of contractual allowances and discounts (but before the provision for bad debts), in 2016. Furthermore, we believe the size of our operations enables us to realize the benefits of economies of scale, purchasing power, increased operating efficiencies and increased return on information technology and other capital investments. In this regard, there are 13 states where we have operations that generated in excess of $500 million of operating revenues, net of contractual allowances and discounts (but before the provision for bad debts) for the year ended December 31, 2016.

Strong regional network presence. We believe we are one of the leading providers of acute care and outpatient services in many of the markets we serve. Currently, 73 of our hospitals operate in 11 unique regional networks, which are comprised of one or more larger hospitals with smaller hospitals located in nearby communities. Within each regional network, we leverage the network’s brand and local scale to expand our continuum of care, enhance access to our facilities, provide a more integrated service offering and reduce costs through increased operating efficiencies. Additionally, 34 of our hospitals operate in close geographic proximity to one or more of our other hospitals in 13 geographic areas. For these hospitals, we seek to develop or expand similar specialty services and outpatient services at our regional networks to yield high patient and physician satisfaction, improve revenue and gain operational efficiencies. As of December 31, 2016, we estimate that approximately 70% of our facilities are located in regional networks or are in close proximity to another CHS hospital.

We believe our market positioning strategy will create growth opportunities, allow us to develop long-term relationships with patients, physicians, employers and third-party payors and enable us to achieve an attractive return on investments in the expansion of our facilities and outpatient services and in physician recruitment.

Positioned for growth in outpatient services. We believe outpatient services widen the catchment area for our hospitals and regional networks and are consistent with care delivery trends, including greater convenience for our patients, increased efficiency for our physicians and lower cost of care for our patients and payors. Outpatient services generated approximately 57% of our net revenues for the year ended December 31, 2016. We intend to continue to invest in outpatient services to meet the needs of our communities, provide greater access to medical care and enhance the overall experience of our patients. In 2016, 63% of amounts incurred on our completed major capital projects related to outpatient services, compared to 37% in 2015. In particular, we have made capital investments at several strategic hospital locations to establish free-standing emergency departments, and expect to continue to make these investments in the future. In general, outpatient services require less capital investment than our acute care hospitals and provide an opportunity for attractive operating margins and a higher return on investment.

Emphasis on patient safety and quality of care. We maintain an emphasis on patient safety, the provision of quality care and improving clinical outcomes. We understand that high levels of quality are only achieved with a company-wide focus that embraces patient, physician and employee satisfaction and continual, systematic clinical improvements. We believe that a focus on continuous improvement yields the best results for patients, reduces risk and improves revenue through achievement of quality measures. We have developed and implemented programs to support and monitor patient safety and quality of care that include:

•	standardized data and benchmarks to monitor hospital performance and quality improvement efforts;

•	recommended policies and procedures based on nationally recognized medical and scientific evidence as well as training on evidence-based tools for improving patient, physician and employee satisfaction;

•	leveraging of technology and sharing of evidence-based clinical best practices;

•	training programs for hospital management and clinical staff regarding regulatory and reporting requirements; and

•	implementation of specific leadership methods and error-prevention tools to create safer care environments for patients and staff.

As a result of these efforts, we have made significant progress in patient safety and clinical quality. In the facilities we have operated since before our acquisition of HMA (the “legacy facilities”), we have achieved a 79.9% reduction in Serious Safety Events through the third quarter of 2016 from our baseline in 2013. In our more recently acquired HMA facilities, there has been a 29.6% reduction in Serious Safety Events through the third quarter of 2016 from their baseline in 2015. In addition, for our legacy facilities, we have significantly reduced Hospital-Acquired Infections, or HAIs, over the past several years, with a reduction in every HAI measure for each year that the measures have been publicly reported. Moreover, for the legacy facilities, our total HAI reduction rate was 28.9% from 2011 to 2016. Our quality efforts, along with payor incentive arrangements, generated approximately $15 million in 2016 earned incentives.

Strong history of improving operations and making strategic investments resulting in well capitalized facilities. We have extensive experience in improving the operations of our facilities. We have developed and implemented standardized and centralized services across key business areas, recruited new physicians and hospital leaders, and executed cost saving initiatives. Additionally, we have improved operations at many of our acquired facilities through strategies that have included expanding service offerings to include more complex care, optimizing our emergency room approach, increasing outpatient services and making capital investments in selected projects that generate an attractive return on investment. Our facilities have been well capitalized through strategic investments and represent a significant and tangible asset base. Many facilities have undergone or completed significant renovation or expansion projects within the last several years. In addition, we own 127 of the 158 total facilities we operated as of December 31, 2016 (14 of which were subject to definitive sale agreements entered into as of February 28, 2017, that had not yet closed), which provides a valuable real estate base.

Experienced management team with a proven track record. We have a strong and committed management team that has substantial industry knowledge and a proven track record of operations success in the hospital industry. Our chief executive officer and chief financial officer each have over 30 years of experience in the healthcare industry and have worked together since 1973. We recently strengthened our senior management team by promoting a new president and chief operating officer, with over 20 years of experience in the hospital industry. Our five division presidents have each worked at CHS for many years and average 21 years of experience in hospital and division executive roles. Additionally, we have recently made several key external hires to further strengthen our senior management team, including Tom Aaron, who will be replacing Larry Cash as our chief financial officer following Mr. Cash’s retirement at our annual meeting of stockholders in May 2017.

Our Business Strategy

The key elements of our business strategy are to:

Optimize our asset portfolio. We are in the process of divesting certain hospital facilities and other non-hospital businesses in furtherance of our portfolio rationalization and deleveraging strategy as noted above. More recently, in connection with our announced divestiture initiative, strategic and other buyers have made offers to buy certain of our assets. Through consideration of these offers we have divested or may divest hospitals and non-hospital businesses when we find such offers to be attractive and in line with our operating strategy. By managing the size and geographic footprint of our business, we believe that we can focus future investments on our most attractive markets and regional networks where we have an opportunity to enhance our market position by providing additional patient access points to our inpatient and outpatient services and recruiting more physicians to improve the quality of care. We intend to continue to evaluate offers from potential buyers for additional divestitures to optimize our asset portfolio and believe this strategy will position us to improve cash flow and reduce leverage.

Since April 2016, we have received approximately $1.6 billion in proceeds from the spin-off of Quorum Health Corporation and sale of our joint venture in Las Vegas, Nevada and another $287 million from the sale of investments in non-hospital operations. As of February 28, 2017, we had entered into definitive agreements with respect to the sale of 15 hospitals, and expect to receive approximately $900 million in proceeds from the sale of these facilities in 2017, if all of these sales are completed on the terms expected as of such date. Additionally, as of February 28, 2017, we had executed non-binding letters of intent with respect to the sale of ten hospitals, and expect to receive approximately $600 million in proceeds from the sale of these facilities in 2017, if all of these sales are completed on the terms expected as of such date. In addition to those ten hospitals subject to non-binding letters of intent, as of February 28, 2017, we were in preliminary discussions with respect to the sale of additional hospitals, including in certain cases where we had entered into non-binding letters of intent where discussions were at a more preliminary stage relative to those ten hospitals. Proceeds received from our portfolio rationalization program have been used, and are expected to continue to be used, to repay indebtedness. In addition, at such time, if any, that these additional divestitures are completed, these facilities will no longer be part of our operations and the guarantees of the notes by subsidiary guarantors sold as part of these divestitures will be released.

Increase revenue at our facilities. We are implementing a strategy to expand and rationalize service lines. We believe this focused service line strategy facilitates better capital allocation and drives volume, acuity and rate growth in desirable areas. In addition, we are expanding the medical services we provide through the recruitment of additional primary care physicians and specialists. We have further emphasized our recruiting efforts with respect to both employed and affiliated physicians by recruiting approximately 3,896 physicians in 2016, 4,152 in 2015 and 3,765 in 2014. In addition, over 70% of the physicians that commenced practice with us in 2016 were specialists. As of December 31, 2016, we had 20,500 physicians on medical staffs. Recently, we have implemented a number of management tools to assist us in measuring and improving physician performance, improving workflow and increasing physician retention.

In addition, we intend to continue to expand the breadth of services offered at our hospitals through targeted capital expenditures, new service line strategies to add more complex and specialty services, increase the number of patient transfer centers to better coordinate care, and implement digital health solutions to improve patient engagement and satisfaction. Additionally, our capital expenditures have supported expanding the number of patient access points separate from the traditional hospital service location, including free-standing emergency departments, surgery centers, urgent care centers, and other sites that provide quicker access to care in a lower cost setting. Some of our initiatives include:

•	Expanding our orthopedic program. We have implemented a program developed by an industry leading orthopedic consultant at 35 hospitals, and have experienced a 5% same-store increase in hip or knee replacement surgery volumes in 2016. We intend to implement this program at 16 additional hospitals in 2017. We believe these standardized programs also benefit other orthopedic services at our hospitals;

•	Expanding and renovating existing emergency rooms to improve service and reduce waiting times. We have implemented marketing campaigns in our local communities to increase awareness of our emergency room capabilities;

•	Increasing the number of patient transfer centers to better coordinate care among our physicians, hospitals and outpatient centers. Transfer centers enable patients to be transported to the facility that provides the appropriate services they need, provide increased visibility into local hospital operations and help identify future service line opportunities for our hospitals. In 2016, 76 of our hospitals used an outsourced vender to facilitate over 17,000 transfers; and

•	Leveraging digital tools to create virtual access points, and improve our patient and physician experiences. These digital solutions use clinical protocols and analytics to drive patient outreach for scheduling appointments, assisting with referral management to keep patients in network when possible and provide post care follow-up, including treatment plans, health education, prescription reminders and prevention screening. We also have introduced a tool that enables patients to compare pricing for select outpatient services among our facilities and those of competitors in our markets.

In addition to these initiatives, we believe our investments in expanding our footprint and patient access points through free-standing emergency departments, ambulatory surgery centers and urgent care centers will generate increased revenues and earnings from businesses with higher growth and operating margins. We believe that appropriate capital investments in our outpatient facilities combined with the development of our service capabilities will increase patient retention while providing an attractive return on investment. As of December 31, 2016, we had 58 surgery centers, 51 urgent care centers, 44 walk-in retail clinics, 9 free standing emergency departments, 149 diagnostic centers and approximately 1,000 physician clinics.

Increase productivity and operating efficiency. We focus on improving operating efficiency to enhance our operating margins. We seek to implement cost containment programs and adhere to operating philosophies that focus on standardizing and centralizing our methods of operation and management, including:

•	monitoring and enhancing productivity of our human resources;

•	capitalizing on purchasing efficiencies through the use of company-wide standardized purchasing contracts and terminating or renegotiating unfavorable vendor contracts;

•	installing standardized management information systems, resulting in more streamlined clinical operations and more efficient billing and collection procedures; and

•	improving patient safety and optimizing staffing allocation through our case and resource management program, which assists in improving clinical care and containing costs.

In 2016, we implemented a number of strategic and operational initiatives to increase our focus on productivity and reduce expenses. Some of these initiatives include:

•	Consolidating local billing and collection functions into six centralized business offices. We completed the transition of 90% of our hospitals to this new system in 2016 and have started to benefit from lower patient denials, underpayment recoveries and reduced operating expenses;

•	Implementing improved sourcing initiatives and new procurement and accounts payable systems. We have renegotiated contracts with numerous suppliers, including implant manufacturers and those providing technology and support services, to realize increased savings. In addition, we have implemented a new system to standardize procurement processes, improve workflow efficiency and provide analytics and business intelligence to identify potential future savings;

•	Introducing physician practice performance programs. For our employed physicians, we are leveraging software solutions to measure and improve physician performance. We have also implemented programs to improve physician workflow, increase physician retention, optimize staffing at physician clinics and standardize onboarding processes;

•	Realizing employee benefit savings on medical benefits, prescription services and high medical claims; and

•	Reducing overtime and use of temporary staffing to align with patient admissions.

We intend to continue to try to identify new opportunities to reduce costs and improve productivity and physician practice performance.

Reduce leverage and improve cash flow. We intend to continue our strategy of increasing hospital revenues and reducing operating expenses to generate increased profitability and cash flow. We intend to continue utilizing cash flows from our operations to service debt and to fund capital projects that generate a high return on investment. In addition, as noted above, our portfolio rationalization and deleveraging strategy is ongoing, and since April 2016 this strategy has generated approximately $1.9 billion in proceeds that have been used to repay indebtedness. Moreover, as noted above, as of February 28, 2017, we had executed definitive agreements with respect to the sale of 15 hospitals and expect to receive approximately $900 million in proceeds from the sale of such facilities in 2017, and we had executed non-binding letters of intent with respect to the sale of ten additional hospitals and expect to receive approximately $600 million in proceeds from the sale of such facilities in 2017, in each case if all of these sales are completed on the terms expected as of such date. We intend to use the proceeds from these contemplated divestitures to pay down debt. In 2017, we also intend to try to divest additional hospitals, which, if completed, would provide us with additional funds for debt reduction. We believe that our portfolio rationalization strategy will allow us to better allocate capital into projects that generate a higher return on our investment in our most attractive markets and regional networks. We also intend to continue to manage our upcoming debt maturities and opportunistically optimize our capital structure, which may in either case include extending portions of our existing debt.

Industry Overview

According to the Centers for Medicare & Medicaid Services, or CMS, national healthcare expenditures in 2016 are projected to have grown 4.8% to approximately $3.4 trillion. In addition, these CMS projections, published 2017, indicate that total U.S. healthcare spending will grow at an average annual rate of 5.9% from 2018 through 2019 and by an average of 5.8% annually from 2020 through 2025. However, these projections do not take into account initiatives, programs or other developments that may result from the 2016 federal elections, including any potential significant modifications to or repeal of the Affordable Care Act. CMS also projected that total U.S. healthcare annual expenditures will exceed $5.5 trillion by 2025, accounting for approximately 19.9% of the total U.S. gross domestic product. CMS expects healthcare spending to be largely influenced by changes in economic growth and population aging, and anticipates faster growth in medical prices.

Hospital services, the market within the healthcare industry in which we primarily operate, is the largest single category of healthcare expenditures. In 2016, hospital care expenditures are estimated by CMS to have grown 4.9%, amounting to over $1 trillion. CMS estimates that the hospital services category will exceed $1.1 trillion in 2017, and projects growth in this category at an average of 5.5% annually from 2016 through 2025.

Recent Developments

Portfolio Rationalization Program

As noted above, we have been implementing a portfolio rationalization and deleveraging strategy by divesting hospitals and non-hospital businesses that are attractive to strategic and other buyers. Since April 2016, we have received approximately $1.6 billion in proceeds from the spin-off of Quorum Health Corporation and sale of our joint venture in Las Vegas, Nevada and another $287 million from the sale of investments in non-hospital operations. In addition, as of February 28, 2017, we had executed definitive agreements with respect to the sale of 15 hospitals. Additionally, as of February 28, 2017, we had executed non-binding letters of intent with respect to the sale of ten hospitals and were in preliminary discussions with respect to the sale of additional hospitals, including in certain cases where we had entered into non-binding letters of intent where discussions were at a more preliminary stage relative to those ten hospitals.

In 2015, we completed the sale of eight hospitals for approximately $156 million of proceeds. In addition, a summary of the activity related to our portfolio rationalization program since December 31, 2015 is as follows:

Effective January 1, 2016, we sold Bartow Regional Medical Center (72 licensed beds) in Bartow Florida, and related outpatient services to BayCare Health Systems, Inc. for approximately $60 million in cash.

Effective February 1, 2016, we sold Lehigh Regional Medical Center (88 licensed beds) in Lehigh Acres, Florida, and related outpatient services to Prime Healthcare Services for approximately $11 million in cash.

On April 29, 2016, we completed the spin-off of 38 hospitals and Quorum Health Resources, LLC, or QHR (our subsidiary through which we provided management advisory and consulting services to non-affiliated general acute care hospitals located throughout the United States), into Quorum Health Corporation, or QHC, an independent, publicly traded corporation. In connection with the spin-off, we received approximately $1.2 billion of net proceeds from QHC and we recorded a non-cash dividend of approximately $713 million during the year ended December 31, 2016, representing the net assets of QHC distributed to our stockholders.

On April 29, 2016, we sold our unconsolidated minority equity interests in Valley Health System, LLC, a joint venture with Universal Health Systems, Inc., or UHS, representing four hospitals in Las Vegas, Nevada, in which we owned a 27.5% interest, and in Summerlin Hospital Medical Center, LLC, a joint venture with UHS representing one hospital in Las Vegas, Nevada, in which we owned a 26.1% interest. We received $403 million in cash in return for the sale of these equity interests and recognized a gain of approximately $94 million on the sale of our investment during the year ended December 31, 2016.

On September 29, 2016, we signed a definitive agreement with subsidiaries of Curae Health, Inc. to sell the hospitals and associated assets at Merit Health Gilmore Memorial (95 licensed beds) in Amory, Mississippi, Merit Health Batesville (112 licensed beds) in Batesville, Mississippi, and Merit Health Northwest Mississippi (181 licensed beds) in Clarksdale, Mississippi.

On November 17, 2016, we signed a definitive agreement for the sale of two hospitals, a clinic and their associated assets to MultiCare Health System. Facilities included in the transaction include Deaconess Hospital (388 licensed beds) in Spokane, Washington, Valley Hospital (123 licensed beds) in Spokane Valley, Washington and the multi-specialty Rockwood Clinic in Spokane, Washington.

On December 13, 2016, we signed a definitive agreement to sell two hospitals and their associated assets to subsidiaries of Sunnyside Community Hospital and Clinics. Facilities included in the transaction are Yakima Regional Medical and Cardiac Center (214 licensed beds) in Yakima, Washington and Toppenish Community Hospital (63 licensed beds) in Toppenish, Washington.

On December 22, 2016, we completed the sale and leaseback of ten medical office buildings for net proceeds of $159 million to HCP, Inc. The buildings, with a combined total of 756,183 square feet, are located in five states and support a wide array of diagnostic, medical and surgical services in an outpatient setting for the respective hospitals.

On December 31, 2016, we completed the sale of an 80% majority ownership interest in our home care division to a subsidiary of Almost Family, Inc. for $128 million.

On February 16, 2017, we signed a definitive agreement for the sale of eight hospitals and their associated assets to subsidiaries of Steward Health, Inc. The facilities included in this transaction are Easton Hospital (254 licensed beds) in Easton, Pennsylvania, Sharon Regional Health System (258 licensed beds) in Sharon, Pennsylvania, Northside Medical Center (355 licensed beds) in Youngstown, Ohio, Trumbull Memorial Hospital (311 licensed beds) in Warren, Ohio, Hillside Rehabilitation Hospital (69 licensed beds) in Warren, Ohio, Wuesthoff Health System—Rockledge (298 licensed beds) in Rockledge, Florida, Wuesthoff Health System—Melbourne (119 licensed beds) in Melbourne, Florida and Sebastian River Medical Center (154 licensed beds) in Sebastian, Florida.

The table below provides certain additional information with respect to our operations (a) that were divested in 2016, beginning with the spin-off of 38 hospitals to Quorum Health Corporation in April 2016, (b) in respect of which we had entered into definitive sale agreements but that have not been divested, in each case as of February 28, 2017, and (c) in respect of which we had entered into non-binding letters of intent for sale but that have not been divested, in each case as of February 28, 2017. The revenues, income from continuing operations before taxes, Adjusted EBITDA, capital expenditures, and other investments included in the table below are for the year ended December 31, 2016, and the number of hospitals and licensed beds is as of December 31, 2016. For additional information regarding the Adjusted EBITDA information presented below, see “Non-GAAP Financial Measures” and “Summary Historical Financial and Other Data.” Prospective investors are cautioned that with respect to our intended divestitures, there can be no assurance that these divestitures will be completed or, if they are completed, the ultimate timing of the completion of these divestitures or the aggregate amount of proceeds we will receive from the divestitures.

	Completed and Intended Divestitures
	Completed in 2016(1)	Subject to Definitive Agreements(2)	Subject to Non- binding Letters of Intent(3)
	($ in millions)
Hospitals	38	15	10
Licensed Beds	3,582	2,994	1,695
Sale Proceeds (Approx.)	$1,900	$900	$600
Net Operating Revenues	$925	$1,838	$996
Income from Continuing Operations Before Taxes	$124	$(46)	$(38)
Adjusted EBITDA	$109	$89	$38
Capital Expenditures	$25	$67	$48
Other Investments(4)	$3	$20	$8

(1)	The information with respect to divestitures completed in 2016 (a) does not include the sales of Bartow Regional Medical Center, which closed on January 1, 2016 and Lehigh Regional Medical Center, which closed on February 1, 2016; (b) includes the sale and leaseback to HCP, Inc. as a component of the $1,900 million of sale proceeds received but not for the other metrics set forth in the table above because we continue to operate the divested medical office buildings; (c) includes the sale of our joint venture interests in Valley Health System, LLC and Summerlin Hospital Medical Center, LLC as a component of sales proceeds, income from continuing operations before taxes and Adjusted EBITDA but not for the other metrics set forth in the table above because this involved the sale of a minority equity interest, and (d) includes the impact of the spin-off of Quorum Health Corporation and the sale of our home care division (except that the home health care division does not impact the calculation of hospitals and licensed beds). Net operating revenues, income from continuing operations before taxes, Adjusted EBITDA, capital expenditures and other investments are amounts attributable to divested operations in the year ended December 31, 2016 prior to completion of such divestitures.
(2)	We intend to complete the divestitures of these 15 operations subject to definitive agreements prior to June 30, 2017. The information with respect to operations subject to definitive agreements excludes the definitive sale agreement for Memorial Hospital of Salem County and Williamson Memorial Hospital since such hospitals were not included in continuing operations as of December 31, 2016.
(3)	In addition to the ten hospitals identified in the table above as subject to non-binding letters of intent, as of February 28, 2017, we were in preliminary discussions with respect to the sale of additional hospitals, including in certain cases where we had entered into non-binding letters of intent where discussions were at a more preliminary stage relative to the ten hospitals identified in the table above. As is the case with our other pending divestitures, there can be no assurance that these divestitures will be completed or, if they are completed, the ultimate timing of the completion of these divestitures or the aggregate amount of proceeds we will receive from the divestitures.
(4)	Other Investments reflects other cash investments, primarily related to internal-use software and physician recruiting.

Tender Offer and Redemption

On March 2, 2017, we commenced a cash tender offer (the “Tender Offer”) for any and all of our $700 million aggregate principal amount of 2018 Secured Notes on the terms and subject to the conditions set forth in our offer to purchase dated March 2, 2017 (the “Offer to Purchase”).

The Tender Offer is currently scheduled to expire at 11:59 p.m., New York City time, on March 29, 2017, subject to our right to extend the Tender Offer. We are offering, subject to the terms and conditions of the Tender Offer, to pay a total consideration of $1,014.25 (including an early tender payment of $30.00) for each $1,000 principal amount of 2018 Secured Notes validly tendered and not validly withdrawn in the Tender Offer prior to 5:00 p.m., New York City time, on March 15, 2017 (as the same may be extended, the “Early Tender Deadline”), plus accrued and unpaid interest. The early tender payment will not be paid for any 2018 Secured Notes accepted for purchase that are validly tendered after the Early Tender Deadline and prior to the expiration of the Tender Offer. This prospectus supplement is not an offer to purchase any 2018 Secured Notes. The Tender Offer is only being made pursuant to the Offer to Purchase referred to above.

Following the commencement of the Tender Offer, we also issued to holders of the 2018 Secured Notes a conditional notice of redemption (the “Conditional Notice of Redemption”) to redeem all of the 2018 Secured Notes not purchased by us in the Tender Offer on April 3, 2017 (the “Conditional Redemption Date”) at a redemption price of 101.281% of the principal amount of the 2018 Secured Notes plus accrued and unpaid interest. Pursuant to the Conditional Notice of Redemption, our obligation to redeem the 2018 Secured Notes not purchased in the Tender Offer is conditioned upon the completion and receipt of sufficient net cash proceeds from a new debt financing or financings to fund the aggregate redemption price.

We intend to use the net proceeds from this offering to purchase the 2018 Secured Notes validly tendered and not validly withdrawn in the Tender Offer, to redeem all of the 2018 Secured Notes not purchased by us in the Tender Offer pursuant to the Conditional Notice of Redemption, to repay $1.445 billion aggregate principal amount of terms loans outstanding under our Term F Facility, to pay related fees and expenses and the remainder, if any, for general corporate purposes. See “Use of Proceeds.”

Exploration of Alternatives

As initially disclosed on September 19, 2016, with the assistance of advisors, we are exploring a variety of options with financial sponsors, as well as other potential alternatives. These discussions are ongoing. There can be no certainty that the exploration will result in any kind of transaction. We do not expect to make further public comment regarding these matters while the exploration process takes place unless and until we otherwise deem further public comment is appropriate or required.

In addition, our Board of Directors adopted a Stockholder Protection Rights Agreement on October 3, 2016. The Stockholder Protection Rights Agreement will not prevent our takeover, but may cause substantial dilution to a person or group that acquires 15% or more of our common stock, which may inhibit or render more difficult a merger, tender offer or other business combination involving us that is not supported by our Board of Directors. The Stockholder Protection Rights Agreement will expire on April 1, 2017.

Certain Results for the Three Months Ended December 31, 2016

The following highlights certain of our financial and operating results for the three months ended December 31, 2016:

•	net operating revenues totaled $4.469 billion, compared with $4.798 billion for the same period in 2015;

•	net loss attributable to Community Health Systems, Inc. common stockholders was $(220) million, or $(1.99) per share (diluted), compared with $(83) million, or $(0.73) per share (diluted) for the same period in 2015;

•	Adjusted EBITDA was $564 million, compared to $527 million for the same period in 2015; and

•	on a same-store basis, both admissions and adjusted admissions decreased 1.4 percent, in each case compared with the same period in 2015.

Our Corporate Information

Community Health Systems, Inc. was incorporated in the State of Delaware on June 6, 1996. CHS/ Community Health Systems, Inc. was incorporated in the State of Delaware on March 25, 1985. Our principal executive offices are located at 4000 Meridian Boulevard, Franklin, Tennessee 37067, and our telephone number is (615) 465-7000. Our website is www.chs.net. Information on our website shall not be deemed part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the “Description of the Notes” section of this prospectus supplement, which contains a more detailed description of the terms and conditions of the notes.

Issuer	CHS/Community Health Systems, Inc.

Notes Offered	$2,200,000,000 aggregate principal amount of 6.250% senior secured notes due 2023.

Maturity Date	The notes will mature on March 31, 2023.

Interest	The notes will bear interest at a rate of 6.250% per annum.

Interest Payment Dates	The Issuer will pay interest semi-annually on March 31 and September 30 of each year. The first interest payment date on the notes will be September 30, 2017.

Guarantees	The notes will be unconditionally guaranteed on a first-priority senior secured basis by Holdings and certain of our current and future domestic subsidiaries (subject to a shared lien of equal priority with certain other obligations, including obligations under our Credit Facility, our 2021 Secured Notes and, for so long as they remain outstanding, our 2018 Secured Notes, and subject to certain prior ranking liens permitted by the indenture that will govern the notes).

Excluding intercompany payables and receivables, we estimate that our non-guarantor subsidiaries accounted for:

•	approximately $7.2 billion, or 39%, of our total net operating revenue, approximately $136 million of our net cash provided by operating activities, or 12%, of our total net cash provided by operating activities, and approximately $(407) million, or 25%, of our total net loss, in each case, for the year ended December 31, 2016; and

•	approximately $9.4 billion, or 43%, of our total assets, and approximately $1.8 billion, or 9%, of our total liabilities, in each case, as of December 31, 2016.

Ranking of the Notes	The notes will be the Issuer’s senior secured obligations. Accordingly, the notes will:

•	rank equal in right of payment to all of the Issuer’s existing and future senior indebtedness that is not subordinated in right of payment to the notes (including indebtedness under our Credit Facility and our Existing Notes);

•	rank senior in right of payment to any of the Issuer’s future indebtedness that is subordinated in right of payment to the notes;

•	be effectively senior to all of the Issuer’s existing and future unsecured indebtedness (including the 2019 Notes, the 2020 Notes and the 2022 Notes) to the extent of the value of the assets securing the notes (after giving effect to the sharing of such value with holders of equal or prior ranking liens);

•	be effectively subordinated to any of the Issuer’s existing and future indebtedness that is secured by assets that do not secure the notes to the extent of the value of such assets (including indebtedness under our Credit Facility which is secured by certain pledges of subsidiary stock that will not be pledged to secure the notes); and

•	be structurally subordinated to all liabilities of the Issuer’s subsidiaries that will not guarantee the notes.

As of December 31, 2016, on an as adjusted basis, we would have had approximately $9.4 billion aggregate principal amount of senior secured indebtedness outstanding, approximately $6.1 billion of senior unsecured indebtedness outstanding and an additional $945 million that we would have been able to borrow under our revolving credit facility. See “Capitalization” and “Description of Certain Indebtedness.”

Ranking of the Guarantees	The guarantee of the notes by each guarantor will be a senior secured obligation of such guarantor and will:

•	rank equal in right of payment to all of such guarantor’s existing and future senior indebtedness that is not subordinated in right of payment to such guarantee (including guarantees by such guarantor of our Credit Facility and our Existing Notes);

•	rank senior in right of payment to any of such guarantor’s future indebtedness that is subordinated in right of payment to such guarantee;

•	be effectively senior to all of such guarantor’s existing and future unsecured indebtedness (including guarantees by such guarantor of the 2019 Notes, the 2020 Notes and the 2022 Notes) to the extent of the value of the assets securing such guarantees (after giving effect to the sharing of such value with holders of equal or prior ranking liens); and

•	be effectively subordinated to any of such guarantor’s existing and future indebtedness that is secured by assets that do not secure such guarantee to the extent of the value of such assets (including guarantees under our Credit Facility which is secured by certain pledges of subsidiary stock that will not be pledged to secure the guarantee of the notes).

Collateral	The notes and the guarantees thereof will be secured by a first-priority lien (subject to a shared lien of equal priority with certain other obligations, including obligations under our Credit Facility, our 2021 Secured Notes and, for so long as they remain outstanding, our 2018 Secured Notes, and subject to other prior ranking liens permitted by the indenture that will govern the notes) on substantially the same assets that secure the obligations under our Credit Facility, our 2021 Secured Notes and, for so long as they remain outstanding, our 2018 Secured Notes, subject to certain exceptions. See “Description of the Notes—Collateral.”

Intercreditor Agreement	We will enter into a joinder to the first lien intercreditor agreement which will govern the relative rights of the secured parties in respect of the Credit Facility, the 2021 Secured Notes, the 2018 Secured Notes and holders of the notes. The intercreditor agreement will provide, among other things, that to the extent there are liens on assets to secure the Credit Facility, the 2021 Secured Notes, the 2018 Secured Notes and the notes, such liens will be of equal priority. See “Description of the Notes—Pari Passu Intercreditor Arrangements.”

Optional Redemption	At any time prior to March 31, 2020, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the applicable redemption date plus the applicable “make-whole” premium set forth in this prospectus supplement.

We may redeem some or all of the notes at any time and from time to time on or after March 31, 2020, at the redemption price set forth in this prospectus supplement plus accrued and unpaid interest, if any, to the applicable redemption date. In addition, at any time prior to March 31, 2020, we may redeem up to 40% of the aggregate principal amount of the notes with the proceeds of certain equity offerings at the redemption price set forth in this prospectus supplement plus accrued and unpaid interest, if any, to the applicable redemption date. See “Description of the Notes—Optional Redemption.”

Change of Control	If a change of control occurs, each holder of notes will have the right to require us to purchase all or a portion of its notes at 101% of the principal amount of the notes on the date of purchase plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Change of Control.”

Certain Covenants	The indenture that will govern the notes will contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or make other restricted payments;

•	make certain investments;

•	incur restrictions on the ability of our restricted subsidiaries to pay dividends or make certain other payments;

•	create or incur certain liens;

•	sell assets and subsidiary stock;

•	impair the security interests;

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

•	enter into transactions with our affiliates.

However, these limitations are subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	We intend to use the net proceeds from this offering to purchase the 2018 Secured Notes validly tendered and not validly withdrawn in the Tender Offer and to redeem pursuant to the Conditional Notice of Redemption all of the 2018 Secured Notes not purchased by us in the Tender Offer, to repay $1.445 billion aggregate principal amount of terms loans outstanding under our Term F Facility, to pay related fees and expenses and the remainder, if any, for general corporate purposes. See “Use of Proceeds.”

No Listing	We do not intend to list the notes on any securities exchange. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making activities at any time without notice. Accordingly, a liquid market for the notes may not be maintained.

Risk Factors

Investing in the notes involves substantial risk. See “Risk Factors” on page S-25 for a discussion of certain factors that you should consider before investing in the notes.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth a summary of our consolidated historical financial and other data as of and for the periods presented. The summary historical financial information presented below for each of the three years in the period ended December 31, 2016 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. Our consolidated financial statements for each of the three years in the period ended December 31, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm.

The following summary historical financial and other data should be read in conjunction with the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, included in our Annual Report on Form 10-K filed with the SEC on February 21, 2017, which is incorporated by reference in this prospectus supplement.

	Year Ended December 31,
	2016	2015	2014
	(In millions)
Consolidated Statement of (Loss) Income Data
Operating revenues (net of contractual allowances and discounts)	$21,275	$22,564	$21,561
Provision for bad debts	2,837	3,127	2,922
Net operating revenues	18,438	19,437	18,639
Operating costs and expenses:
Salaries and benefits	8,624	8,991	8,618
Supplies	3,011	3,048	2,862
Other operating expenses	4,248	4,520	4,322
Government and other legal settlements and related costs	16	4	101
Electronic health records incentive reimbursement	(70)	(160)	(259)
Rent	450	457	434
Depreciation and amortization	1,100	1,172	1,106
Amortization of software to be abandoned	—	—	75
Impairment and loss on sale of businesses, net	1,919	68	41
Total operating costs and expenses	19,298	18,100	17,300
(Loss) income from operations	(860)	1,337	1,339
Interest expense, net of interest income of $14, $15 and $5 in 2016, 2015 and 2014, respectively	962	973	972
Loss from early extinguishment of debt	30	16	73
Gain on sale of investments in unconsolidated affiliates	(94)	—	—
Equity in earnings of unconsolidated affiliates	(43)	(63)	(48)
(Loss) income from continuing operations before income taxes	(1,715)	411	342
(Benefit from) provision for income taxes	(104)	116	82
(Loss) income from continuing operations	(1,611)	295	260
Discontinued operations, net of taxes:
Loss from operations of entities sold or held for sale	(7)	(27)	(7)
Impairment of hospitals sold or held for sale	(8)	(5)	(50)
Loss on sale, net	—	(4)	—
Loss from discontinued operations, net of taxes	(15)	(36)	(57)
Net (loss) income	(1,626)	259	203
Less: Net income attributable to noncontrolling interests	95	101	111

Net (loss) income attributable to Community Health Systems, Inc. stockholders	$(1,721)	$158	$92

	Year Ended December 31,
	2016	2015	2014
	(In millions)
Consolidated Statement of Cash Flows Data
Net cash provided by operating activities	$1,137	$921	$1,615
Net cash provided by (used in) investing activities	630	(1,051)	(4,351)
Net cash (used in) provided by financing activities	(1,713)	(195)	2,872

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Consolidated Data
Number of hospitals (at end of period)	155	194	197
Licensed beds (at end of period)(1)	26,222	29,853	30,137
Beds in service (at end of period)(2)	23,229	26,312	27,000
Admissions(3)	857,412	940,292	924,557
Adjusted admissions(4)	1,867,348	2,038,103	1,969,770
Patient days(5)	3,832,104	4,175,214	4,091,183
Average length of stay (days)(6)	4.5	4.4	4.4
Occupancy rate (beds in service)(7)	43.1%	43.3%	43.8%
Net operating revenues	$18,438	$19,437	$18,639
Net inpatient revenues as a % of net patient revenues before provision for bad debts	43.2%	42.8%	43.9%
Net outpatient revenues as a % of net patient revenues before provision for bad debts	56.8%	57.2%	56.1%
Net (loss) income attributable to Community Health Systems, Inc. stockholders	$(1,721)	$158	$92
Net (loss) income attributable to Community Health Systems, Inc. stockholders as a % of net operating revenues	(9.3)%	0.8%	0.5%
Adjusted EBITDA(8)	$2,225	$2,670	$2,777
Adjusted EBITDA as a % of net operating revenues(8)	12.1%	13.7%	14.9%
Further Adjusted EBITDA(9)	$2,169
Further Adjusted EBITDA as a % of Non-GAAP Adjusted Net Operating Revenues(9)	12.4%

	December 31,
	2016	2015	2014
	(In millions)
Consolidated Balance Sheet Data
Cash and cash equivalents	$238	$184	$509
Total assets	21,944	26,595	27,118
Long-term debt	14,789	16,556	16,378
Deferred income taxes	411	593	845
Other long-term Liabilities	1,575	1,698	1,692
Redeemable noncontrolling interests in equity of consolidated subsidiaries	554	571	531
Community Health Systems, Inc. stockholders’ equity	1,615	4,019	4,003
Noncontrolling interests in equity of consolidated subsidiaries	113	86	80

	Year Ended December 31,		(Decrease) Increase
	2016	2015
	(Dollars in millions)
Same-Store Data(10)
Admissions(3)	818,559	834,383	(1.9)%
Adjusted admissions(4)	1,773,093	1,782,134	(0.5)%
Patient days(5)	3,678,397	3,752,264
Average length of stay (days)(6)	4.5	4.5
Occupancy rate (beds in service)(7)	43.4%	44.3%
Net operating revenues	$17,481	$17,248	1.4%
Income from operations	$1,069	$1,498	(28.6)%
Income from operations as a % of net operating revenues	6.1%	8.7%
Depreciation and amortization	$1,045	$1,030
Equity in earnings of unconsolidated affiliates	$(14)	$(11)

December 31, 2016
As Adjusted
(In millions)
Other Financial Data
Secured Net Debt(11)	$8,442
Total Net Debt(12)	$14,567

(1)	Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.
(2)	Beds in service are the number of beds that are readily available for patient use.
(3)	Admissions represent the number of patients admitted for inpatient treatment.
(4)	Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.
(5)	Patient days represent the total number of days of care provided to inpatients.
(6)	Average length of stay (days) represents the average number of days inpatients stay in our hospitals.
(7)	We calculated occupancy rate percentages by dividing the average daily number of inpatients by the weighted-average number of beds in service.
(8)

EBITDA is a non-GAAP financial measure which consists of net (loss) income attributable to Community Health Systems, Inc. before interest, income taxes, depreciation and amortization. Adjusted EBITDA, also a non-GAAP financial measure, is EBITDA adjusted to add back net income attributable to noncontrolling interests and to exclude the effect of discontinued operations, loss from early extinguishment of debt, impairment and (gain) loss on sale of business, gain on sale of investments in unconsolidated affiliates, amortization of software to be abandoned, acquisition and integration expenses from the acquisition of HMA, expense incurred related to the spin-off of QHC, expense incurred related to the sale of a majority ownership interest in our home care division, expense related to government and other legal settlements and related costs, and (income) expense from fair value adjustments on the CVR agreement liability accounted for at fair value related to the HMA legal proceedings, and related legal expenses. Adjusted EBITDA does not reflect adjustments for any completed or intended divestitures. We have from time to time sold noncontrolling interests in certain of our subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. We believe that it is useful to present Adjusted EBITDA because it adds back the portion of EBITDA attributable to these third-party interests and clarifies for investors our portion of EBITDA generated by continuing operations. We report Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by our management to assess the operating performance of our hospital operations and to make decisions on the allocation of resources. Adjusted EBITDA is also used to evaluate the performance of our executive management team and is one of the primary targets used to determine short-term cash incentive compensation. In addition, our management utilizes Adjusted EBITDA in assessing our consolidated results of operations and operational performance and in comparing our results of operations between periods. We believe it is useful to provide investors and other users of our financial statements this performance measure to align with how management assesses our results of operations. Adjusted EBITDA also is comparable to a similar metric called Consolidated EBITDA, as defined in our senior secured credit facility, which is a key component in the determination of our compliance with some of the covenants under our senior secured credit facility (including our ability to service debt and incur capital expenditures), and is used to determine the interest rate and commitment fee payable under the Credit Facility (although Adjusted EBITDA does not include all of the adjustments described in the senior secured credit facility). For further discussion of Consolidated EBITDA and how that measure is utilized in the calculation of our debt covenants, see the Capital Resources section of Part II, Item 7 of our Annual Report on Form 10-K filed with the SEC on February 21, 2017, which is incorporated by reference into this prospectus supplement.

Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, or any other performance measure calculated in accordance with U.S. GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance. We believe such adjustments are appropriate as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Additionally, our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. See “Non-GAAP Financial Measures” for additional information regarding our use of this measure, including the limitations thereof.

The following table reflects the reconciliation of Adjusted EBITDA, as defined, to net (loss) income attributable to Community Health Systems, Inc. stockholders as derived directly from our consolidated financial statements for the years ended December 31, 2016, 2015 and 2014 (in millions):

	Year Ended December 31,
	2016	2015	2014
Net (loss) income attributable to Community Health Systems, Inc. stockholders	$(1,721)	$158	$92
Adjustments:
(Benefit from) provision for income taxes	(104)	116	82
Depreciation and amortization	1,100	1,172	1,106
Net income attributable to noncontrolling interests	95	101	111
Loss from discontinued operations	15	36	57
Amortization of software to be abandoned	—	—	75
Interest expense, net	962	973	972
Loss from early extinguishment of debt	30	16	73
Impairment and (gain) loss on sale of businesses, net	1,919	68	41
Gain on sale of investments in unconsolidated affiliates	(94)	—	—
Expenses related to the acquisition and integration of HMA	—	1	69
Expense from government and other legal settlements and related costs	16	4	105
(Income) expense from fair value adjustments and legal expenses related to cases covered by the CVR	(6)	8	(6)
Expenses related to the sale of a majority interest in home care division	1	—	—
Expenses related to the spin-off of Quorum Health Corporation	12	17	—

Adjusted EBITDA	$2,225	$2,670	$2,777

(9)	For information regarding Further Adjusted EBITDA, Further Adjusted EBITDA margin and Non-GAAP Adjusted Net Operating Revenues, including applicable reconciliations, see “Other Non-GAAP Financial Measures—Further Adjusted EBITDA and Non-GAAP Adjusted Net Operating Revenues” below.

(10)	Same-store operating results and statistical data exclude information for the hospitals divested in the spin-off of QHC in both the year ended December 31, 2016 and the comparable periods in 2015 and 2014. Same-store operating results for the period from January 1, 2014 through December 31, 2014 include former HMA hospitals, as if such hospitals were acquired on January 1, 2014. For all hospitals owned throughout all periods presented, the same-store operating results and statistical data reflects the indicated periods. The same-store information does not reflect the application of purchase accounting adjustments as if the HMA merger had been completed on January 1, 2014. Therefore, this information is not intended to present pro forma information prepared under the guidelines of Articles 3-05 and 11 of the SEC. However, management believes the information provides investors with useful information about the hospital admissions, adjusted admissions and net operating revenues had the HMA facilities been acquired on January 1, 2014. This same-store information for the hospitals acquired in the HMA merger for the period from January 1 through December 31, 2014 is non-GAAP financial information and may not be comparable to the information provided for the comparable 2015 period due to the aforementioned purchase accounting adjustments not having been applied. In addition, same-store comparisons exclude our hospitals that have previously been classified as discontinued operations for accounting purposes.
(11)	Secured Net Debt means total secured debt less the amount outstanding under our Receivables Facility, less cash and cash equivalents, as of December 31, 2016, on an adjusted basis as reflected in “Capitalization” below. For more detailed information regarding the components of Secured Net Debt, including a description of applicable adjustments, see “Capitalization” below.
(12)	Total Net Debt means the aggregate of all outstanding indebtedness less the amount outstanding under our Receivables Facility, less cash and cash equivalents, as of December 31, 2016, on an as adjusted basis as reflected in “Capitalization” below. For more detailed information regarding the components of Total Net Debt, including a description of applicable adjustments, see “Capitalization” below.

Other Non-GAAP Financial Measures

This prospectus supplement, including this section below, presents certain non-GAAP financial measures. This section provides certain information with respect to such non-GAAP financial measures, including reconciliations to the applicable GAAP financial measures.

Further Adjusted EBITDA and Non-GAAP Adjusted Net Operating Revenues

The “Summary” section of this prospectus supplement, and the chart set forth below, presents Further Adjusted EBITDA for the year ended December 31, 2016. Further Adjusted EBITDA is Adjusted EBITDA (calculated as reflected in footnote (8) in this section above), further adjusted to (i) remove the impact for the year ended December 31, 2016, of the operations included in our divestitures that were completed during 2016 beginning in April 2016 (as such amounts do not adjust for the impact of Bartow Regional Medical Center, which was sold on January 1, 2016, and Lehigh Regional Medical Center, which was sold on February 1, 2016) as if those divestitures were completed on January 1, 2016, (ii) with respect to hospital acquisitions that were completed during 2016, include the estimated impact that such acquired operations would have had on our Adjusted EBITDA for the year ended December 31, 2016, as if such operations had been acquired by us as of January 1, 2016, which estimate was derived by calculating the incremental results for the period in 2016 prior to the date of the acquisition by annualizing actual results of operations in 2016 from the date of acquisition, together with such actual results of operations, and (iii) add back stock-based compensation expense in 2016. For additional information regarding the divestitures we completed in 2016, see “Summary—Recent Developments – Portfolio Rationalization Program” in this prospectus supplement. For additional information regarding the acquisitions we completed in 2016, see “Completed Acquisitions and Divestitures” in Part II, Item 7 of our Annual Report on Form 10-K filed with the SEC on February 21, 2017, incorporated by reference into this prospectus supplement.

In addition, the chart set forth below presents our non-GAAP Adjusted Net Operating Revenues and our Further Adjusted EBITDA margin, in each case for the year ended December 31, 2016. Our non-GAAP Adjusted Net Operating Revenues represents our net operating revenues, further adjusted to (i) remove the impact for the year ended December 31, 2016, of the operations included in our divestitures that were completed during 2016 beginning in April 2016 (as such amounts do not adjust for the impact of Bartow Regional Medical Center, which was sold on January 1, 2016, and Lehigh Regional Medical Center, which was sold on February 1, 2016) as if those divestitures were completed on January 1, 2016 and (ii) with respect to hospital acquisitions that were completed during 2016, include the estimated impact that such acquired operations would have had on our net operating revenues for the year ended December 31, 2016 as if such operations had been acquired by us as of January 1, 2016, which estimate was derived by calculating the incremental results for the period in 2016 prior to the date of the acquisition by annualizing actual results of operations in 2016 from the date of acquisition, together with such actual results of operations. Our Further Adjusted EBITDA margin is determined by dividing our Further Adjusted EBITDA by our non-GAAP Adjusted Net Operating Revenues.

We believe that it is useful to present Further Adjusted EBITDA because (i) it adjusts for the impact of divestitures that were completed during 2016 beginning in April 2016 in connection with our portfolio rationalization strategy as well as hospital acquisitions that were completed during 2016, and thus clarifies for investors and other users of our financial statements our portion of Adjusted EBITDA for the year ended December 31, 2016, generated by operations held by us as of the date hereof, and (ii) it excludes and highlights the impact of stock-based compensation expense, which we believe is useful in assessing our underlying operating results in light of the non-cash nature and variability of stock-based compensation expense. We believe that it is useful to present non-GAAP Adjusted Net Operating Revenues and Further Adjusted EBITDA margin because such non-GAAP financial measures similarly adjust for the impact of divestitures that were completed during 2016 beginning in April 2016 in connection with our portfolio rationalization strategy as well as hospital acquisitions that were completed during 2016, and thus clarify for investors and other users of our financial statements our applicable operating performance for the year ended December 31, 2016, with respect to these metrics generated by operations held by us as of the date hereof.

The following table presents our non-GAAP Adjusted Net Operating Revenues, Further Adjusted EBITDA and Further Adjusted EBITDA margin, in each case, for the year ended December 31, 2016.

Year Ended December 31, 2016
(In millions)
Non-GAAP Adjusted Net Operating Revenues	$17,559
Further Adjusted EBITDA	$2,169
Further Adjusted EBITDA Margin	12.4%

The following table reflects the reconciliation of non-GAAP Adjusted Net Operating Revenues, as defined, to net operating revenues, as derived directly from our consolidated financial statements for the year ended December 31, 2016:

Year Ended December 31, 2016
(In millions)
Net operating revenues	$18,438
Adjustments:
2016 completed divestitures	(925)
2016 completed acquisitions(a)	46

Non-GAAP Adjusted Net Operating Revenues	$17,559

(a)

The net operating revenues of hospital acquisitions completed in 2016 has been determined based on the estimated net operating revenues of such acquired operations for the year ended December 31, 2016, as if such acquired operations had been acquired by us as of January 1, 2016, which estimate was derived by calculating the incremental revenue for the period in 2016 prior to the date of the acquisition by annualizing actual results of operations in 2016 from the date of acquisition, together with such actual results of operations.

The following table reflects (i) the reconciliation of Further Adjusted EBITDA to Adjusted EBITDA, each as defined, on a consolidated basis, for the year ended December 31, 2016 (for a reconciliation of Adjusted EBITDA to net (loss) income attributable to Community Health Systems, Inc. stockholders, the most comparable GAAP measure on a consolidated basis, for this period, see footnote (9) above)).

Year Ended December 31, 2016
(In millions)
Adjusted EBITDA	$2,225
Adjustments:
2016 completed divestitures(a)	(109)
2016 completed acquisitions(b)	7
Stock-based compensation expense	46

Further Adjusted EBITDA	$2,169

(a)	For additional information regarding the Adjusted EBITDA impact in the year ended December 31, 2016, of our divestitures completed in 2016 beginning in April 2016 (as such amounts do not adjust for the impact of Bartow Regional Medical Center, which was sold on January 1, 2016, and Lehigh Regional Medical Center, which was sold on February 1, 2016), and a reconciliation of such non-GAAP financial measure, see below under “Other Non-GAAP Financial Measures—Adjusted EBITDA: Disposed Operations, Definitive Agreement Operations and LOI Operations.”
(b)	The Adjusted EBITDA of hospital acquisitions completed in 2016 has been determined based on the estimated Adjusted EBITDA of such acquired operations for the year ended December 31, 2016, as if such acquired operations had been acquired by us as of January 1, 2016, which estimate was derived by calculating the incremental results for the period in 2016 prior to the date of the acquisition by annualizing actual results of operations in 2016 from the date of acquisition, together with such actual results of operations.

Secured Net Debt and Total Net Debt Ratio

The following chart presents (i) the ratio of our Secured Net Debt as of December 31, 2016 (as defined in the “Other Financial Data” section of this section above) to our Further Adjusted EBITDA (calculated as reflected in “Further Adjusted EBITDA and Non-GAAP Adjusted Net Operating Revenues” above) for the year ended December 31, 2016, and (ii) the ratio of our Total Net Debt as of December 31, 2016 (as defined in the “Other Financial Data” section of this section above) to our Further Adjusted EBITDA for the year ended December 31, 2016). Neither Secured Net Debt nor Total Net Debt includes debt under our Receivables Facility.

Secured Net Debt/Further Adjusted EBITDA	3.9x
Total Net Debt/Further Adjusted EBITDA	6.7x

Adjusted EBITDA—Disposed Operations, Definitive Agreement Operations and LOI Operations

The “Summary” section of this prospectus supplement presents Adjusted EBITDA (calculated as reflected in footnote (8) in this section above) for the year ended December 31, 2016, with respect to (a) operations included in our divestitures that were completed in 2016, beginning in April 2016 (as such amounts do not adjust for the impact of Bartow Regional Medical Center, which was sold on January 1, 2016, and Lehigh Regional Medical Center, which was sold on February 1, 2016) (the “Disposed Operations”), (b) operations included in our continuing operations in respect of which, as of February 28, 2017, we had entered into definitive agreements to dispose such operations which had not closed (the “Definitive Agreement Operations”), and (c) operations in respect of which, as of February 28, 2017, we had entered into non-binding letters of intent to dispose such operations (but not including certain letters of intent where discussions were at a more preliminary stage as noted in the “Summary” section of this prospectus supplement) (the “LOI Operations”). For additional information regarding the divestitures related to the Disposed Operations, and the potential divestitures related to the Definitive Agreement Operations and the LOI Operations, see “Summary—Recent Developments—Portfolio Rationalization Program.”

We present Adjusted EBITDA for the year ended December 31, 2016 with respect to the Disposed Operations because we believe that, by reflecting the impact of these Disposed Operations in respect of divestitures that were completed in 2016 beginning in April 2016 (as such amounts do not adjust for the impact of Bartow Regional Medical Center, which was sold on January 1, 2016, and Lehigh Regional Medical Center, which was sold on February 1, 2016), this measure highlights for investors and other users of our financial statements our portion of Adjusted EBITDA for the year ended December 31, 2016, generated by these operations that are no longer held by us. In addition, we present Adjusted EBITDA with respect to the Definitive Agreement Operations and LOI Operations because we believe that, by reflecting the impact of these Definitive Agreement Operations and LOI Operations in respect of these potential divestitures were subject to a definitive agreement as of February 28, 2017, as well as potential divestitures subject to a non-binding letter of intent as of February 28, 2017 (not including certain letters of intent where discussions were at a more preliminary stage as noted in the “Summary” section of this prospectus supplement), respectively, this measure separately highlights for investors and other users of our financial statements our portion of Adjusted EBITDA for the year ended December 31, 2016, generated by operations that no longer would be held by us in the event that the potential divestitures in respect of the Definitive Agreement Operations and LOI Operations, respectively, are ultimately completed; however, there can be no assurance that these potential divestitures will be completed or, if they are completed, the ultimate timing of the completion of these divestitures.

The following table reflects the reconciliation of our Adjusted EBITDA attributable to the Disposed Operations to our income from continuing operations before income taxes (the most comparable GAAP measure to which this non-GAAP financial measure can be reconciled) attributable to Disposed Operations, in each case, for the period ended December 31, 2016:

Year Ended December 31, 2016
(In millions)
Income from continuing operations before income taxes	$124
Adjustments:
Depreciation and amortization	43
Interest expense, net	36
Gain on sale of investments in unconsolidated affiliates	(94)

Adjusted EBITDA	$109

The following table reflects the reconciliation of our Adjusted EBITDA attributable to the Definitive Agreement Operations to our income from continuing operations before income taxes (the most comparable

GAAP measure to which this non-GAAP financial measure can be reconciled) attributable to Definitive Agreement Operations, in each case, for the period ended December 31, 2016:

Year Ended December 31, 2016
(In millions)
Loss from continuing operations before income taxes	$(46)
Adjustments:
Depreciation and amortization	101
Interest expense, net	34

Adjusted EBITDA	$89

The following table reflects the reconciliation of our Adjusted EBITDA attributable to the LOI Operations to our income from continuing operations before income taxes (the most comparable GAAP measure to which this non-GAAP financial measure can be reconciled) attributable to LOI Operations, in each case, for the period ended December 31, 2016:

Year Ended December 31, 2016
(In millions)
Loss from continuing operations before income taxes	$(38)
Adjustments:
Depreciation and amortization	57
Interest expense, net	19

Adjusted EBITDA	$38

Additional Information

The Non-GAAP financial measures presented in this section, including non-GAAP Adjusted Net Operating Revenues, Further Adjusted EBITDA and Further Adjusted EBITDA margin, and Adjusted EBITDA for the Disposed Operations, the Definitive Agreement Operations and the LOI Operations, are not measurements of financial performance under U.S. GAAP. These measures should not be considered in isolation or as a substitute for operating revenues (net of contractual allowances and discounts), net income, operating income, or any other performance measure calculated in accordance with U.S. GAAP. The items excluded from these non-GAAP financial measures are significant components in understanding and evaluating financial performance. Additionally, these calculations of non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Our presentation of these non-GAAP financial measures should not be construed as an implication that our future results will be unaffected by unusual or non-recurring items. These non-GAAP financial measures have limitations as analytical tools, some of which are:

•	they do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our substantial indebtedness;

•	they do not reflect any income tax payments we may be required to make;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements;

•	they do not reflect the impact on earnings of charges resulting from certain matters that we believe may not be indicative of our ongoing operations;

•	Further Adjusted EBITDA does not reflect adjustments for any intended or completed divestitures (other than divestitures we completed between April 1, 2016 and December 31, 2016);

•	With respect to the potential dispositions included within the Definitive Agreement Operations and the LOI Operations for which Adjusted EBITDA for the year ended December 31, 2016, is calculated as set forth herein, there can be no assurance that these divestitures will be completed or, if they are completed, the ultimate timing of the completion of these divestitures;

•	Further Adjusted EBITDA does not consider the potentially dilutive impact of issuing stock-based compensation; and

•	other companies in our industry may calculate these measures differently than we do because such measures do not have standardized definitions, which limits their usefulness as comparative measures.

RISK FACTORS

Before purchasing the notes, you should carefully consider the risk factors set forth below as well as the other information contained, including information incorporated by reference, in this prospectus supplement and the accompanying prospectus. This prospectus supplement contains forward-looking statements that involve risk and uncertainties. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Notes and our Indebtedness

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our indebtedness depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to financial, business, regulatory and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Forward-Looking Statements” herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement.

The Issuer is a holding company with no direct operations. The Issuer’s principal assets are the equity interests it holds in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payments of dividends, distributions, loans or advances to us by our subsidiaries could be subject to legal and contractual restrictions. Our subsidiaries are permitted under the terms of our indebtedness, including the indenture that will govern the notes, to incur additional indebtedness that may restrict payments from those subsidiaries to us. The agreements governing the current and future indebtedness of our subsidiaries may not permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due. Our subsidiaries are separate and distinct legal entities, and they may have (except to the extent of any guarantees of the notes or any security interest thereby) no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

We may find it necessary or prudent to refinance certain of our outstanding indebtedness, the terms of which may not be favorable to us. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by the then current general economic and financial conditions. In addition, our ability to incur secured indebtedness (which would generally enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the value of our assets, which depends, in turn, on the strength of our cash flows and results of operations, and on economic and market conditions and other factors.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our Credit Facility, the indentures that govern our Existing Notes (the

“Existing Notes Indentures”) and the indenture that will govern the notes. For example, our Credit Facility, the Existing Notes Indentures and the indenture that will govern the notes restrict our ability to dispose of assets and use the proceeds from any dispositions. We may not be able to consummate those dispositions and any proceeds we receive may not be adequate to meet any debt service obligations then due. See “Description of Certain Indebtedness” and “Description of the Notes.”

Restrictive covenants in the agreements governing our indebtedness may adversely affect us.

The Credit Facility, the Existing Notes Indentures and the indenture that will govern the notes contain various covenants that limit our ability to take certain actions, including our ability to:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	repurchase capital stock;

•	make restricted payments, including paying dividends and making certain loans, acquisitions and investments;

•	redeem debt that is subordinated in right of payment to the notes;

•	create liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	impair the security interests;

•	enter into agreements that restrict dividends and certain other payments from subsidiaries;

•	merge, consolidate, sell or otherwise dispose of substantially all our assets;

•	enter into transactions with affiliates; and

•	guarantee certain obligations.

In addition, our Credit Facility contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet these restrictive covenants and financial ratios and tests may be affected by events beyond our control, and we cannot assure you that we will meet those tests.

A breach of any of these covenants could result in a default under our Credit Facility, the Existing Notes Indentures and the indenture that will govern the notes. Upon the occurrence of an event of default under our Credit Facility, any of the Existing Notes Indentures or the indenture that will govern the notes, all amounts outstanding under our Credit Facility, the applicable Existing Notes Indenture or the indenture that will govern the notes may become immediately due and payable and all commitments under the Credit Facility to extend further credit may be terminated. If we were unable to repay those amounts, the lenders under our Credit Facility could proceed against the collateral granted to them to secure that indebtedness, the 2021 Secured Notes and the notes. We have a significant amount of indebtedness outstanding under the Credit Facility. If the lenders under our Credit Facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our Credit Facility, the 2021 Secured Notes and our other indebtedness secured thereby, including the notes. If the proceeds of the collateral are not sufficient to repay all indebtedness secured by such assets, the holders of the notes, the 2021 Secured Notes and the lenders under our Credit Facility (to the extent not repaid from the proceeds of the sale of such assets) would have only a senior unsecured, unsubordinated claim against any remaining assets, equal in right of payment with all other unsecured liabilities, including the 2019 Notes, the 2020 Notes, the 2022 Notes and trade payables.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Our borrowings under the Credit Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Our interest expense, net, for the year ended December 31, 2016 was $962 million. For the year ended December 31, 2016, a fluctuation in interest rates of 1% on our variable rate debt that is not hedged by interest rate swaps would have resulted in a fluctuation in our interest expense of approximately $50 million.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Credit Facility or any of the Existing Notes that is not waived by the required lenders or holders, as applicable, and the remedies sought by the holders of indebtedness as a result of a default, could render us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including covenants in the indenture that will govern the notes, the Existing Notes Indentures and our Credit Facility, we could be in default under the terms of the agreements governing our indebtedness, including our Credit Facility, the Existing Notes Indentures and the indenture that will govern the notes. In the event of any default, the holders of this indebtedness could elect to declare all the funds borrowed to be immediately due and payable, together with accrued and unpaid interest; the lenders under our Credit Facility could elect to terminate their commitments under the Credit Facility, cease making further loans and direct the collateral agent to institute foreclosure proceedings against our assets; and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Credit Facility to avoid being in default. If we breach our covenants under our Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Credit Facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Certain Indebtedness,” and “Description of the Notes.”

We have a substantial amount of indebtedness that will mature and become due in the near future and the notes offered hereby will mature in close proximity to our other indebtedness.

The following table sets forth the substantial indebtedness outstanding as of December 31, 2016 (on an as adjusted basis as described under “Capitalization”). All of the substantial indebtedness that we will have outstanding after the completion of this offering is scheduled to mature prior to the maturity of the notes offered hereby:

Indebtedness	Principal Amount Outstanding ($ in millions)		Scheduled Maturity
Receivables Facility—Non-Extended Loans	242	(1)	November 13, 2017
Receivables Facility—Extended Loans	435	(1)	November 13, 2018
Credit Facility—Term F Loans	0		December 31, 2018
Credit Facility—Revolving Loans	0	(2)	January 27, 2019	(3)
Credit Facility—Term A Loans	749		January 27, 2019	(3)
2019 Notes	1,925		November 15, 2019
Credit Facility—Term G Loans	1,528		December 31, 2019	(4)
2020 Notes	1,200		July 15, 2020
Credit Facility—Term H Loans	2,811		January 27, 2021	(5)
2021 Secured Notes	1,000		August 1, 2021
2022 Notes	3,000		February 1, 2022
Notes offered hereby	2,200		March 31, 2023

(1)	As of December 31, 2016, we had $700 million of total commitments under our Receivables Facility.
(2)	As of December 31, 2016, we had $1.0 billion of total commitments under the Revolving Facility.
(3)	If on any date more than an aggregate of $250 million of the indebtedness under the Term F Facility and the 2018 Secured Notes will mature and become due and payable within 91 days of such date, then the Term A Facility and the Revolving Facility will be accelerated and all amounts then outstanding under the Term A Facility and the Revolving Facility will become immediately due and payable.
(4)	If on any date more than an aggregate of $250 million of indebtedness under the Term F Facility, the 2018 Secured Notes and the 2019 Notes will mature and become due and payable within 91 days of such date, then the Term G Facility will be accelerated and all amounts then outstanding under the Term G Facility will become immediately due and payable.
(5)	If on any date more than an aggregate of $250 million of indebtedness under the Term F Facility, the 2018 Secured Notes. the 2019 Notes and the 2020 Notes will mature and become due and payable within 91 days of such date, then the Term H Facility will be accelerated and all amounts then outstanding under the Term H Facility will become immediately due and payable.

As a result, we may not have sufficient cash to repay all amounts owing on the notes, the Existing Notes, the Credit Facility (or any of the various term and revolving loans outstanding thereunder) and the Receivables Facility at the applicable maturity date. Given that the notes, each series of Existing Notes, the Credit Facility and the Receivables Facility will mature in close proximity to each other, there can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay all such amounts, and the prior maturity of such other substantial indebtedness may make it difficult to refinance or repay at maturity the notes. Our ability to refinance our indebtedness on favorable terms, or at all, is dependent on (among other things) conditions in the credit and capital markets which are beyond our control.

Claims of holders of the notes will be structurally subordinated to claims of creditors and holders of preferred stock of our subsidiaries that do not guarantee the notes.

As of the issue date, the notes will be guaranteed by certain of our domestic subsidiaries. Claims of holders of the notes will be structurally subordinated to the claims of creditors and holders of preferred stock of our subsidiaries that do not guarantee the notes, including trade creditors. All obligations of these subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or to creditors of us, including the holders of the notes.

Excluding intercompany payables and receivables, we estimate that our non-guarantor subsidiaries accounted for approximately $7.2 billion, or 39%, of our total net operating revenue, approximately $136 million, or 12%, of our total net cash provided by operating activities, and approximately $(407) million, or 25%, of our total net loss, in each case, as of December 31, 2016. In addition, we estimate that our non-guarantor subsidiaries accounted for approximately $9.4 billion, or 43%, of our total assets, and approximately $1.8 billion, or 9%, of our total liabilities, in each case, as of December 31, 2016.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture that will govern the notes, the holders of the notes will be entitled to require us to repurchase the outstanding notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of repurchase. Our failure to purchase or give a notice of purchase with respect to the notes would be a default under the indenture that will govern the notes, which would in turn be a default under the Credit Facility. In addition, a change of control will likely constitute an event of default under the Credit Facility, which would result in a default under the indenture that will govern the notes and the Existing Notes Indentures if the lenders accelerate the debt under the Credit Facility. The Existing Notes Indentures contain, and any future credit agreements or other agreements to which we become a party may contain, similar restrictions and provisions. The exercise by holders of the notes of their right to require us to repurchase the notes could cause a default under our other debt agreements due to the financial effect of these repurchases on us, even if the change of control itself does not cause a default under the applicable indenture.

In the event of a change of control, we may not have sufficient funds to repurchase the notes and to satisfy our other obligations under the notes and any other indebtedness. The source of funds for any purchase of notes would be available cash or cash generated from other sources, which may not be available. Upon the occurrence of a change of control, we could seek to refinance our indebtedness or obtain a waiver from our lenders, but it is possible that we may not be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. On the other hand, the provisions in the indentures that will govern the notes regarding a change of control could increase the difficulty of a potential acquirer obtaining control of us. See “Description of the Notes—Change of Control.”

The change of control provisions in the indenture that will govern the notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Some of these transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change in the magnitude required under the definition of “Change of Control” in the indenture to trigger our obligation to repurchase the notes. Except as described above, the indenture will not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. Therefore, if an event occurs that does not constitute a change of control as defined under the indenture that will govern the notes, we will not be required to make an offer to repurchase the notes and you may be required to hold your notes despite the event. See “Description of the Notes—Change of Control.”

Subsidiary guarantors will be automatically released from their obligations under the Credit Facility in a variety of circumstances, which may cause those subsidiary guarantors to be released from their guarantees of the notes.

While any obligations under the Credit Facility remain outstanding, any subsidiary guarantor of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture that will govern the notes if any subsidiary guarantor is no longer a guarantor of obligations under our Credit Facility and such subsidiary has no outstanding debt, subject to certain exceptions. See “Description of the Notes.” Upon the closing of any asset sale permitted under the Credit Facility consisting of the sale of all of the equity interests, or all or substantially all of the assets, of any subsidiary guarantor, the obligations of such subsidiary guarantor under the Credit Facility will be automatically discharged and released. In addition, if any shares of a subsidiary guarantor are subject to certain permitted interest transfers under the Credit Facility, including transfers of such shares in connection with permitted joint ventures or permitted syndication transactions under the Credit Facility, the obligations of such subsidiary guarantor under the Credit Facility will be automatically discharged and released. The lenders under our Credit Facility will have the discretion to release the guarantees under our Credit Facility in a variety of other circumstances.

The indenture that will govern the notes will also permit subsidiary guarantors to be released from their guarantees of the notes without action by, or consent of, any holder of the notes if, among other things, the notes achieve an “investment grade status” as described under “Description of the Notes—Certain Covenants—Suspension of Covenants and Release of Collateral and Guarantees on Achievement of Investment Grade Status.” You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state statutes may allow courts, under specific circumstances, to void the notes, the guarantees or the security interests, subordinate claims in respect of the notes, the guarantees or the security interests and/or require noteholders to return payments received from us or the guarantors.

Under the terms of the indenture that will govern the notes, the notes will be guaranteed by Holdings and certain of our subsidiaries and secured by a lien on certain of our and their assets in favor of the collateral agent.

If we, Holdings or one of the subsidiaries that is a guarantor of the notes becomes the subject of a bankruptcy case or a lawsuit filed by unpaid creditors of us or any such guarantor, the issuance of the notes, the guarantees entered into by these guarantors or the grant of the security interests in favor of the notes may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, the notes, a guarantee and/or a grant of security could be voided, or claims in respect of the notes, a guarantee and/or a security interest could be subordinated to other obligations of us or the applicable guarantor or grantor if, among other things, we or the applicable guarantor or grantor, at the time the indebtedness evidenced by the notes or a guarantee was incurred or a security interest was granted:

•	received less than reasonably equivalent value or fair consideration for issuing the notes, entering into the guarantee or granting the security interest; and

•	either:

•	was insolvent or rendered insolvent by reason of issuing the notes, entering into such guarantee or grant;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay such debts or contingent liabilities as they become due.

A court might also void the issuance of the notes, a guarantee or a grant of security, without regard to the above factors, if the court found that we issued the notes or the applicable guarantor or grantor entered into the applicable guaranty or security agreements with actual intent to hinder, delay or defraud our or their respective creditors.

If a court were to void the notes, a guarantee or a grant of security, you would no longer have a claim against us or the applicable guarantor or grantor, or, in the case of the security interest, a claim with respect to the related collateral. In such event, any payment by a guarantor or grantor pursuant to its guarantee of the notes or claim on the collateral securing the notes or a guarantee of the notes could be voided and required to be returned to the applicable guarantor or grantor, or to a fund for the benefit of other creditors under those circumstances.

If a guarantee and/or a security interest were voided as a fraudulent conveyance or held unenforceable for any other reason, in all likelihood holders of the notes would be creditors solely of the Issuer and those guarantors or grantors whose guarantees or grants of security, as applicable, had not been voided and holders of the notes would not get the benefit of a security interest in respect of the security interests that had been voided. The notes then would in effect be structurally subordinated to all liabilities of any guarantor whose guarantee was voided.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we, a guarantor or a grantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	we or such guarantor or grantor could not pay its debts or contingent liabilities as they become due.

We cannot assure you as to what standard a court would use to determine whether or not we or a guarantor or grantor would be solvent at the relevant time, or regardless of the standard used, that any guarantee or grant of security would not be subordinated to any guarantor’s or grantor’s other debt.

If a court held that the notes, a guarantee or a grant of security should be invalidated as a fraudulent conveyance, the court could void, or hold unenforceable, the notes, the guarantees or the grants of security, which could mean that you may not receive any payments under the notes, the guarantees and the grants of security and the court may direct you to return any amounts that you have already received from us or any guarantor or grantor. Furthermore, the holders of the notes would cease to have any direct claim against us or the applicable guarantor or grantor. Consequently, our or the applicable guarantor’s or grantor’s assets would be applied first to satisfy our or the applicable guarantor’s or grantors other liabilities before any portion of its assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. Moreover, the invalidation of a guarantee could result in acceleration of such debt (if not otherwise accelerated due to our or our guarantors’ or grantors’ insolvency or other proceeding).

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guarantee worthless. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found a savings clause provision in that case to be ineffective and held the guarantees at issue in that case to be fraudulent transfers and voided them in their entirety.

There is no assurance that any active trading market will develop for the notes.

The notes are being issued to, and will be owned by, a relatively small number of beneficial owners. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will also depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or that the price that you receive when you sell will be favorable.

Our level of indebtedness could adversely affect our ability to refinance existing indebtedness or raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the agreements related to our indebtedness.

We have a significant amount of indebtedness. As of December 31, 2016, on an as adjusted basis, we had approximately $9.4 billion aggregate principal amount of senior secured indebtedness outstanding, and approximately $6.1 billion of senior unsecured indebtedness outstanding. See “Capitalization” and “Description of Certain Indebtedness.”

Our substantial leverage could have important consequences for you, including the following:

•	it may limit our ability to refinance existing indebtedness or obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including to fund our operations, capital expenditures, and future business opportunities;

•	the debt service requirements of our indebtedness could make it more difficult for us to satisfy our financial obligations;

•	some of our borrowings, including borrowings under our Credit Facility, accrue interest at variable rates, exposing us to the risk of increased interest rates;

•	it may limit our ability to make strategic acquisitions or require us to make divestitures we would not otherwise make;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that are less leveraged; and

•	it may increase our vulnerability in connection with adverse changes in general economic, industry or competitive conditions or government regulations or other adverse developments.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

We and our subsidiaries have the ability to incur substantial additional indebtedness in the future, subject to restrictions contained in our Credit Facility, the Existing Notes Indentures and the indenture that will govern the notes. Our Credit Facility as well as a separate receivables facility provide for commitments and borrowings of up to approximately $8.2 billion in the aggregate, of which approximately $7.2 billion was outstanding as of December 31, 2016. Our Credit Facility also gives us the ability to provide for one or more additional tranches of term loans and increases in our revolving credit facility in the aggregate principal amount of up to the greater of (x) $1.5 billion (only $750 million of which is effectively available, see “Description of Certain Indebtedness —Credit Facility”) and (y) an amount such that our senior secured net leverage ratio would not exceed 4.0:1.0 without the consent of the existing lenders if specified criteria are satisfied. For the 12-month period ended December 31, 2016, (a) the interest coverage ratio financial covenant under our Credit Facility required the ratio of consolidated EBITDA, as defined, to consolidated interest expense to be greater than or equal to 2.00 to 1.00 and (b) the secured net leverage ratio financial covenant under our Credit Facility limited the ratio of secured debt to consolidated EBITDA, as defined, to less than or equal to 4.50 to 1.00. We were in compliance with all such covenants at December 31, 2016, with a secured net leverage ratio of approximately 3.96 to 1.00 and an interest coverage ratio of approximately 2.43 to 1.00. If additional indebtedness is added to our current debt levels, the related risks that we currently face related to indebtedness as noted above could increase.

If the notes are issued with any original issue discount, or OID, and a bankruptcy petition were filed by or against the Issuer, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If the notes are issued with OID and a bankruptcy petition were filed by or against the Issuer under the United States Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of any OID that does not constitute “unmatured interest” for purposes of the United States Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute “unmatured interest” for purposes of the United States Bankruptcy Code. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

We are relying on our existing collateral agreement for the Credit Facility to grant the holders of the notes a security interest in our assets and the assets of the guarantors on a pari passu basis with the lenders under the Credit Facility and holders of the 2018 Secured Notes and the 2021 Secured Notes. If our existing collateral agreement is found to not properly extend to the obligations of the Issuer and the guarantors under the notes and the guarantees in respect thereof, or if there are any defects or omissions under our existing collateral agreement, the holders of the notes may not have a valid and perfected security interest in the collateral.

In connection with this offering, the holders of the notes will be designated as secured parties under our existing collateral agreement for the Credit Facility and our obligations and the obligations of the guarantors in respect thereof are expected to be secured on a pari passu basis with the obligations under the Credit Facility and obligations in respect of our 2018 Secured Notes and our 2021 Secured Notes. There is no assurance, however, that creditors or other claimants will not attempt to invalidate the security interests in favor of the notes. Accordingly, if for any reason the existing grant of security interest is found not to properly extend to the obligations under the notes and the indenture that will govern the notes, the holders of the notes will not have a valid security interest in the collateral and will have only an unsecured claim against the Issuer and the guarantors.

In addition, a security interest in certain tangible and intangible assets can only be properly perfected, and the priority of such security interest may only be retained, under applicable law through certain actions taken by the secured party. We have made no verification in connection with this offering as to whether the lenders under the Credit Facility and the holders of the 2018 Secured Notes and the 2021 Secured Notes have a properly perfected security interest in all the assets of the Issuer and the guarantors intended to constitute collateral under the collateral agreement and there can be no assurance that the lenders under the Credit Facility, the holders of the 2018 Secured Notes and the 2021 Secured Notes or the collateral agent have taken all such necessary actions to perfect, and retain the priority of, the existing security interest prior to the date of this offering. In connection with this offering, we intend to make precautionary Uniform Commercial Code financing statement filings in the appropriate jurisdictions to further evidence and reaffirm our perfected security interest in respect of certain of the collateral held by the Issuer and its existing subsidiaries that will become guarantors. If the collateral agent did not take appropriate steps prior to the date of this offering to perfect the existing security interest or it is determined that the liens of the holders of the notes do not have the same priority in respect of the collateral as the lenders under the Credit Facility or the holders of the 2018 Secured Notes and the 2021 Secured Notes, the holders of the notes would have a junior claim to any intervening lien perfected prior to the priority date applicable to the notes. Any such intervening lien could secure a significant amount of indebtedness, could compete with our security interests in the collateral in favor of the notes and could have an adverse effect on the ability of the collateral agent to realize or foreclose upon the collateral.

There may be other exceptions, defects, encumbrances and imperfections in the security interest in respect of the Credit Facility. Upon the closing of this offering, the security interests in respect of the notes will be generally subject to the exceptions, defects, encumbrances and imperfections that exist in respect of the liens that secure the Credit Facility, the 2018 Secured Notes and the 2021 Secured Notes. These exceptions, defects, encumbrances and imperfections, and any others that may exist, could adversely affect the value realizable on the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral for the benefit of the holders of the notes.

Holders of the notes will not control certain decisions regarding collateral.

In connection with this offering, the trustee under the indenture that will govern the notes will execute a joinder to our existing first lien intercreditor agreement (the “Intercreditor Agreement”) with the collateral agent, the trustees for the holders of the 2018 Secured Notes and the 2021 Secured Notes and the administrative agent for the lenders and other secured parties under the Credit Facility. The Intercreditor Agreement provides, among other things, that prior to the earlier of (i) the discharge of the obligations in respect of the Credit Facility and (ii) the date that the authorized representative of holders of the largest outstanding principal amount of indebtedness (other than the Credit Facility) secured by a first priority lien on the collateral becomes the applicable authorized representative under the terms of the Intercreditor Agreement, the administrative agent for the lenders under the Credit Facility, as the applicable authorized representative, will have the authority to direct the collateral agent and control substantially all matters related to the collateral that secures the Credit Facility, the 2018 Secured Notes, the 2021 Secured Notes and that will secure the notes. The administrative agent and the lenders under the Credit Facility may direct the collateral agent to foreclose on, or take other actions with respect to, such collateral in a manner that is not in the interest of the holders of the notes. In addition, the Intercreditor Agreement provides that to the extent any collateral securing our obligations under the Credit Facility is released to satisfy the lien on claims in connection with such foreclosure, the liens on such collateral securing the notes will also automatically be released without any further action. The holders of the notes also waive certain of their rights relating to such collateral in connection with bankruptcy or insolvency proceeding involving the Issuer or any Guarantor. The Intercreditor Agreement provides that the holders of the notes may not take any actions to direct foreclosures or take other remedial actions following an event of default under the Credit Facility or the notes for at least 90 days and an indefinite period if the collateral agent or applicable authorized representative takes action to direct foreclosures or other actions following such event of default or if an insolvency proceeding is pending. See “Description of Notes—Pari Passu Intercreditor Arrangements.”

After the discharge of the obligations with respect to the Credit Facility, whether on enforcement or repayment, or if the authorized representative of the Credit Facility lenders fails to take adequate action following an event of default, at which time the parties to the Credit Facility will no longer have the right to direct the actions of the collateral agent with respect to the collateral pursuant to the Intercreditor Agreement, that right passes to the authorized representative of holders of the next largest outstanding principal amount of indebtedness secured by a first priority lien on the collateral. If at that time we have an outstanding series of first lien indebtedness with a principal amount greater than the outstanding principal amount of the notes, then the authorized representative for such series of first lien indebtedness would be next in line to direct the collateral agent to exercise rights under the Intercreditor Agreement, rather than the trustee for the notes. In addition, subject to certain conditions, the security documents applicable to the notes generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, freely operate and collect, invest and dispose of any income from the collateral. This may impact the type and quality of the security interest granted in respect of the collateral.

There are circumstances other than the repayment in full, discharge or defeasance of the notes under which the collateral securing the notes will be automatically released without consent of the trustee or the holders of the notes.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	upon a disposition of such collateral in a transaction not prohibited under the indenture that will govern the notes;

•	with respect to collateral owned by a subsidiary guarantor, upon the release of such guarantor from its guarantee;

•	with respect to any particular item of collateral, upon release by the collateral agent of the liens on such item of collateral securing the Credit Facility and the substantially concurrent release of the liens on such item securing all other first lien obligations (other than the notes), unless the outstanding principal amount of the notes exceeds the amount outstanding and committed under the Credit Facility;

•	if such property or other asset is or becomes an asset excluded from the grant of security interest pursuant to the collateral documents; or

•	if the secured notes achieve an “investment grade status” as described under “Description of the Notes—Certain Covenants—Suspension of Covenants and Release of Collateral and Guarantees on Achievement of Investment Grade Status.”

The indenture that will govern the notes will permit us to designate one or more of our restricted subsidiaries that is a guarantor as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture that will govern the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries, will be released under the indenture that will govern the notes, but not necessarily under our Credit Facility or under the indentures governing our Existing Notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. Any of these events will reduce the aggregate value of the collateral securing the notes.

The collateral may not be valuable enough to satisfy all the obligations secured by such collateral and, in certain circumstances, can be released without the consent of the trustee or the holders of the notes.

The notes and guarantees in respect thereof will be secured by a substantial portion of the property and assets of the Issuer and the guarantors, including stock of certain of their subsidiaries, subject to certain limitations, but no appraisal of the value of the collateral has been made in connection with this offering, and there is no assurance that the value of the collateral is equal to our obligations with respect to the notes and our other indebtedness secured by the collateral (including the 2021 Secured Notes and the Credit Facility). In addition, the Receivables and other assets held by a wholly owned special purpose entity to collateralize our Receivables Facility are available first and foremost to satisfy claims of creditors against that entity, as described in more detail in “Description of Certain Indebtedness—Receivables Facility”. In addition, the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. A significant portion of the collateral is illiquid and may have no readily ascertainable market value or market. Likewise, there can be no assurances that the collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. Accordingly, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of the collateral may not be sufficient to satisfy the Issuer’s and the guarantors’ obligations under the notes, the guarantees in respect thereof, the 2021 Secured Notes, the Credit Facility and any other debt that is secured by the collateral. See “Description of the Notes—Collateral.”

To the extent that liens securing obligations under the Credit Facility, the 2021 Secured Notes or other liens permitted under the Credit Facility, the indenture that governs the 2021 Secured Notes or the indenture that will govern the notes or other rights granted to other parties encumber any of the collateral securing the notes and the guarantees in respect thereof, those parties will have, and may exercise, rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent or the holders of the notes to realize or foreclose on the collateral.

The notes and the related guarantees are expected to be secured, subject to permitted liens, by a lien on the collateral that secures our Credit Facility, the 2018 Secured Notes and the 2021 Secured Notes on a pari passu basis and are expected to share equally in right of payment to the extent of the value of such shared collateral, subject to certain exceptions. The indenture that will govern the notes offered hereby will permit us to incur additional indebtedness secured by a lien that ranks pari passu with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes.

In the event of a bankruptcy of the Issuer or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy case under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), with respect to either the Issuer or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the value of the collateral with respect to the notes on the date of such valuation is less than the then-current principal amount of the notes and all other obligations with equal and ratable security interests in the collateral (including the Credit Facility and the 2021 Secured Notes). Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy case with respect to the notes and the other obligations secured by the collateral would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive “adequate protection” under the Bankruptcy Code. In addition, if any payments of post-petition interest had been made prior to the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

The amended or amended and restated mortgages on our real property will not be recorded at the time of the issuance of the notes, and as a result, the liens granted by such amended or amended and restated mortgages in respect of the notes could be subject to the liens of intervening creditors or set aside in any bankruptcy or insolvency proceeding.

After this offering we intend to amend or amend and restate our existing real property mortgages that secure our Credit Facility, the 2018 Secured Notes and the 2021 Secured Notes to also secure the notes and the guarantees in respect thereof. The amended or amended and restated mortgages will not be in place at the time of the issuance of the notes. These mortgages constitute a significant portion of the value of the collateral and until the recordation of the amended or amended and restated mortgages, the holders of the notes will not have the benefit of such collateral. We have agreed to record the amended or amended and restated mortgages within 270 days (or such longer period as the collateral agent may agree in its sole discretion, such period, the “Post-Closing Period”) following the issue date. If we are unable to deliver and record these mortgages or make any necessary notifications or filings with respect thereto, the value of the collateral securing the notes and the guarantees in respect thereof will be significantly reduced.

Delivery and recordation of such mortgages after the issue date of the notes increases the risk that the liens granted by those mortgages in respect of the notes and the related guarantees could be avoided in any bankruptcy or insolvency proceedings or become subject to the liens of intervening creditors. In addition, the lenders under the Credit Facility and the holders of the 2018 Secured Notes and the 2021 Secured Notes will, until the existing mortgages are amended or amended and restated, by virtue of the existing mortgage on the real property, have a substantially more valuable security interest than the holders of the notes.

New title insurance policies and surveys have not been obtained for any real property.

New title insurance policies and surveys have not been obtained in connection with the real property mortgages that will secure the notes. We have agreed to obtain modification and date down endorsements to the existing title insurance policies in conjunction with delivery of the amended or amended and restated mortgages unless such date downs are not available, in which case we will obtain new title insurance policies. Until date down endorsements or new title insurance policies, as applicable, are obtained, there can be no assurance that there does not exist a mechanics’ lien or other lien not permitted by the Credit Facility encumbering one or more of our real properties that is senior to the lien (or a portion of the lien) created by any such amended or amended and restated mortgage. The existence of such liens could adversely affect the value of the real property securing the notes as well as the ability of the collateral agent to realize or foreclose on such real property.

Certain lien searches may not be completed until after the date of this prospectus supplement.

Certain lien searches on the collateral that will secure the notes may not be completed until after the date of this prospectus supplement. These lien searches, once completed, could reveal a prior lien or multiple prior liens on the collateral that will secure the notes and these liens may prevent or inhibit the collateral agent from foreclosing on certain liens that will secure the notes and may impair the value of the collateral that will secure the notes. We cannot guarantee that the completed lien searches will not reveal any prior liens on the collateral that will secure the notes or that there are no unpermitted liens in jurisdictions where we could not or did not conduct lien searches. In addition, although we expect that the liens in favor of the holders of the notes will rank pari passu with the liens in favor of the lenders under the Credit Facility and the holders of the 2018 Secured Notes and the 2021 Secured Notes, a court could determine that any such prior lien that is so revealed is junior in priority solely to the security interest securing the obligations under the Credit Facility, the 2018 Secured Notes and the 2021 Secured Notes, but senior in priority to the security interest securing the obligations on the notes. In such a situation, under the Intercreditor Agreement, the claims of the holders of the notes will be effectively subordinated to both the holder of such prior lien and the lenders under the Credit Facility and the holders of the 2018 Secured Notes and the 2021 Secured Notes, and any value of the collateral allocated to the holder of the prior lien will be deducted on a ratable basis solely from the distributions owed to the holder of the notes. Any prior lien could be significant, could compete with the security interests in favor of the notes and could have an adverse effect on the ability of the collateral agent to realize or foreclose upon the collateral.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in the after-acquired collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and the priority of such security interest may only be retained through certain actions taken by the secured party. Our obligation to perfect the security interest for the benefit of the holders of the notes in specified collateral is limited. The collateral agent has no duty to monitor, and there can be no assurance that we will inform the collateral agent of, the future acquisition of property that is of a type constituting such specified collateral. Accordingly, there can be no assurance that the actions required to properly perfect a security interest in any such after-acquired property will be taken. None of the administrative agent under the Credit Facility, the trustee of the 2021 Secured Notes or the trustee of the notes has any obligation to monitor the future acquisition of additional assets or rights that constitute collateral or the perfection of any security interest. Any failure to monitor may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

The collateral is subject to casualty risk.

Even if we maintain insurance, there are certain losses with respect to the collateral that may be either uninsurable or not economically insurable, in whole or part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any collateral, the insurance proceeds may not be sufficient to satisfy all of our obligations, including with respect to the notes and the guarantees in respect thereof.

The securities of our subsidiaries that would otherwise be pledged to secure the notes, subject to certain exceptions, will not be included in the collateral to the extent and for so long as that pledge would require the filing of separate financial statements with the SEC for that subsidiary. As a result, the notes may be secured by less collateral than the Credit Facility and certain of our other first lien obligations.

The notes will be secured by a pledge of the stock, other equity interests and other securities of certain of our subsidiaries held by the Issuer or the guarantors. Under SEC regulations, if the par value, book value as carried by us or market value, whichever is greatest, of the stock, equity interests or other securities of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the

SEC. Any stock, equity interests and other securities of any of our subsidiaries will be excluded from the collateral for so long as the pledge of such stock, equity interests or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X under the Securities Act or another similar rule. As a result, holders of the notes could lose a significant portion of their security interest in the stock, equity interests or other securities of those subsidiaries whose stock or other securities would otherwise be pledged. In addition, the list of our subsidiaries whose pledged stock or other securities is limited by the provision related to Rule 3-16 of Regulation S-X noted above may change as the applicable value of such pledged stock or other securities or the outstanding principal amount of the notes changes. The lenders under the Credit Facility are not subject to such limitation and thus may have substantially more valuable security interests and different interests as a result thereof. See “Description of the Notes—Limitation on Collateral Consisting of Subsidiary Securities.”

Bankruptcy laws may limit the ability of holders of the notes to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture that will govern the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Issuer or any of the guarantors before the collateral agent repossessed and disposed of the collateral. For example, under the Bankruptcy Code, pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, or from taking other actions to levy against a debtor, without bankruptcy court approval after notice and a hearing. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” is undefined in the Bankruptcy Code and may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the secured creditor’s interest in the collateral from diminishing in value during the pendency of the bankruptcy case and may include periodic payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the automatic stay or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court could conclude that the secured creditor’s interest in its collateral is “adequately protected” against any diminution in value during the bankruptcy case without the need for providing any additional adequate protection. Due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (i) how long payments under the notes could be delayed, or, if made at all, following commencement of a bankruptcy case, (ii) whether or when the collateral agent could repossess or dispose of the collateral or (iii) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any future pledge of collateral or guarantee in favor of holders of the notes might be voidable in a bankruptcy case.

Any future pledge of collateral or guarantee in favor of holders of the notes might be voidable in a bankruptcy case of the relevant pledgor or guarantor if certain events or circumstances exist or occur, including under the Bankruptcy Code if the pledgor or guarantor is insolvent at the time of the pledge or guarantee; the pledge or guarantee enables the holders of the notes to receive more than they would if the pledge or guarantee had not been made and the debtor were liquidated under Chapter 7 of the Bankruptcy Code; and a bankruptcy case in respect of the pledgor or guarantor is commenced within 90 days following the pledge or guarantee (or within one year following the pledge or guarantee if the creditor that benefited therefrom is an insider under the Bankruptcy Code). Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture that will govern the notes and the Intercreditor Agreement, even if sufficient funds are available.

Risks Related to Our Business and Industry

Failure to improve operations at certain hospitals acquired from HMA could adversely affect us.

We have achieved synergies from the HMA merger as a result of eliminating duplicate corporate functions and centralizing many support functions. However, we cannot be certain whether, and to what extent, additional operating improvements and efficiencies in connection with the HMA merger will be achieved in the future. In addition, operational improvement of some of the HMA hospitals has been more difficult to achieve than anticipated. Moreover, costs associated with HMA’s legal proceedings and other loss contingencies may be greater than expected, and could exceed the amount of any reduction in payment under the contingent value rights, or CVRs, issued in the HMA merger to HMA stockholders.

In order to obtain the intended benefits of the merger, we must achieve additional efficiencies and improve operations at certain of the former HMA hospitals. Such operational improvement may be complex and the failure to do so efficiently and effectively may negatively affect earnings.

We are the subject of various legal, regulatory and governmental proceedings that, if resolved unfavorably, could have an adverse effect on us, and we may be subject to other loss contingencies, both known and unknown.

We are a party to various legal, regulatory and governmental proceedings and other related matters. Those proceedings include, among other things, government investigations. In addition, we are and may become subject to other loss contingencies, both known and unknown, which may relate to past, present and future facts, events, circumstances and occurrences. Should an unfavorable outcome occur in connection with our legal, regulatory or governmental proceedings or other loss contingencies, or if we become subject to any such loss contingencies in the future, there could be an adverse impact on our financial position, results of operations and liquidity.

In particular, government investigations, as well as qui tam lawsuits, may lead to significant fines, penalties, damages payments or other sanctions, including exclusion from government healthcare programs. Settlements of lawsuits involving Medicare and Medicaid issues routinely require both monetary payments and corporate integrity agreements, each of which could have an adverse effect on our business, financial condition, results of operations and/or cash flows.

The impact of past acquisitions, as well as potential future acquisitions, could have a negative effect on our operations.

Our business strategy has historically included growth by acquisitions. However, not-for-profit hospital systems and other for-profit hospital companies generally attempt to acquire the same type of hospitals as we do. LifePoint Health, Inc. is a principal competitor for acquisitions. Other competitors include HCA Holdings, Inc., Universal Health Services, Inc., other non-public, for profit hospitals and local market hospitals. Some of the competitors for our acquisitions have greater financial resources than we have. Furthermore, some hospitals are sold through an auction process, which may result in higher purchase prices than we believe are reasonable. Therefore, we may not be able to acquire additional hospitals on terms favorable to us.

In addition, many of the hospitals we have acquired have had lower operating margins than we do and operating losses incurred prior to the time we acquired them. Hospitals acquired in the future may have similar financial performance issues. In the past, we have experienced delays in improving the operating margins or effectively integrating the operations of certain acquired hospitals. In the future, if we are unable to improve the operating margins of acquired hospitals, operate them profitably, or effectively integrate their operations, our results of operations and business may be adversely affected.

Moreover, hospitals that we have acquired, or in the future could acquire, may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. Although we generally seek indemnification from sellers covering these matters, we may nevertheless have material liabilities for past activities of acquired hospitals.

If we are unable to complete divestitures that are currently contemplated, our results of operations and financial condition could be adversely affected.

As noted above, we have been implementing a portfolio rationalization and deleveraging strategy by divesting hospitals and non-hospital businesses that are attractive to strategic and other buyers. Generally, these businesses are not in one of our strategically beneficial service areas, are less complementary to our business strategy and/or have lower operating margins. However, there is no assurance that these contemplated divestitures will be completed, will be completed within our contemplated timeframe, or will be completed on terms favorable to us or on terms sufficient to allow us to achieve our deleveraging strategy. Additionally, the results of operations for these hospitals we plan to divest and the potential gains or losses on the sales of those businesses may adversely affect our profitability. Moreover, we may incur asset impairment charges related to divestitures that reduce our profitability.

In addition, after entering into a definitive agreement, we may be subject to the satisfaction of pre-closing conditions as well as necessary regulatory and governmental approvals, which, if not satisfied or obtained, may prevent us from completing the sale. Divestitures may also involve continued financial exposure related to the divested business, such as through indemnities or retained obligations, that present risk to us.

Our planned divestiture activities may present financial, managerial, and operational risks. Those risks include diversion of management attention from improving existing operations; additional restructuring charges and the related impact from separating personnel, renegotiating contracts, and restructuring financial and other systems; adverse effects on existing business relationships with patients and third-party payors; and the potential that the collectability of any patient accounts receivable retained from any divested hospital may be adversely impacted. Any of these factors could adversely affect our financial condition and results of operations.

State efforts to regulate the construction, acquisition or expansion of healthcare facilities could limit our ability to build or acquire additional healthcare facilities, renovate our facilities or expand the breadth of services we offer.

Some states in which we operate require a certificate of need, or CON, or other prior approval for the construction or acquisition of healthcare facilities, capital expenditures exceeding a prescribed amount, changes in bed capacity or services and some other matters. In evaluating a proposal, these states consider the need for additional or expanded healthcare facilities or services. If we are not able to obtain required CONs or other prior approvals, we would not be able to acquire, operate, replace or expand our facilities or expand the breadth of services we offer. Furthermore, if a CON or other prior approval upon which we relied to invest in construction of a replacement or expanded facility were to be revoked or lost through an appeal process, we may not be able to recover the value of our investment.

State efforts to regulate the sale of hospitals operated by municipal or not-for-profit entities could prevent us from acquiring these types of hospitals.

Many states have adopted legislation regarding the sale or other disposition of hospitals operated by municipal or not-for-profit entities. In some states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligation to protect the use of charitable assets. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the non-profit seller. While these review and, in some instances, approval processes can add additional time to the closing of a hospital acquisition, we have not had any significant difficulties or delays in completing acquisitions. However, future state actions could seriously delay or even prevent our ability to acquire hospitals once we return to our acquisition strategy.

If we are unable to effectively compete for patients, local residents could use other hospitals and healthcare providers.

The healthcare industry is highly competitive among hospitals and other healthcare providers for patients, affiliations with physicians and acquisitions. The competition among hospitals and other healthcare providers for patients has intensified in recent years. However, the majority of our hospitals are located in non-urban service areas where we believe we are the sole provider of general acute care health services. As a result, the most significant competition our hospitals face typically comes from hospitals outside of our primary service areas, including hospitals in urban areas that provide more complex services. Patients in our primary service areas may travel to these other hospitals because of physician referrals or their need for services we do not offer, among other reasons. Patients who receive services from these other hospitals may subsequently shift their preferences to those hospitals for the services we provide. Competition for patients is also increasing among other healthcare providers, including outpatient surgery, orthopedic, oncology and diagnostic centers. Our hospitals and our competitors are implementing physician alignment strategies, such as acquiring physician practice groups, employing physicians and participating in ACOs or other clinical integration models, which may impact our competitive position.

At December 31, 2016, 59 of our hospitals competed with more than one other hospital in their respective primary service areas. In most markets in which we are not the sole provider of general acute care health services, our primary competitor is a municipal or not-for-profit hospital. These hospitals are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. They do not pay income or property taxes, and can make capital expenditures without paying sales tax. These financial advantages may better position these hospitals to maintain more modern and technologically upgraded facilities and equipment and offer services more specialized than those available at our hospitals. If our competitors are better able to attract patients with these offerings, we may experience an overall decline in patient volume.

Trends toward clinical transparency and value-based purchasing may have an unanticipated impact on our competitive position and patient volumes. The Centers for Medicare & Medicaid Services, or CMS, Hospital Compare website makes available to the public certain data that hospitals submit in connection with Medicare reimbursement claims, including performance data related to quality measures and patient satisfaction surveys. Federal law provides for the future expansion of the number of quality measures that must be reported. Further, every hospital must establish and update annually a public listing of the hospital’s standard charges for items and services or publish its policies for allowing the public to view a list of these charges in response to an inquiry. If any of our hospitals achieve poor results (or results that are lower than our competitors) on these quality measures or on patient satisfaction surveys, or if our standard charges are higher than our competitors, we may attract fewer patients.

We expect these competitive trends to continue. If we are unable to compete effectively with other hospitals and other healthcare providers, local residents may seek healthcare services at providers other than our hospitals and affiliated businesses.

The failure to obtain our medical supplies at favorable prices could cause our operating results to decline.

We have a participation agreement with HealthTrust, a group purchasing organization, or GPO. The current term of this agreement expires in January 2018, with automatic renewal terms of one year unless either party terminates by giving notice of non-renewal. GPOs attempt to obtain favorable pricing on medical supplies with manufacturers and vendors, sometimes by negotiating exclusive supply arrangements in exchange for discounts. To the extent these exclusive supply arrangements are challenged or deemed unenforceable, we could incur higher costs for our medical supplies obtained through HealthTrust. Further, costs of supplies and drugs may continue to increase due to market pressure from pharmaceutical companies and new product releases. Higher costs could continue to adversely impact our operating results. Also, there can be no assurance that our arrangement with HealthTrust will provide the discounts we expect to achieve.

If the fair value of our reporting units declines, a material non-cash charge to earnings from impairment of our goodwill could result.

At December 31, 2016, we had approximately $6.5 billion of goodwill recorded on our books. We expect to recover the carrying value of this goodwill through our future cash flows. On an ongoing basis, under U.S. GAAP, we evaluate, based on the fair value of our reporting units, whether the carrying value of our goodwill is impaired when events or changes in circumstances indicate that such carrying value may not be recoverable. U.S. GAAP requires us to test goodwill for impairment at least annually.

During the three months ended June 30, 2016, we identified certain indicators of impairment requiring an interim goodwill impairment evaluation. Those indicators were primarily the decline in our market capitalization and fair value of long-term debt during the three months ended June 30, 2016, and a decline in our projected future earnings compared to our most recent annual evaluation. We performed an estimated calculation of fair value in step one of the impairment test at June 30, 2016, which indicated that the carrying value of our hospital operations reporting unit exceeded its fair value, which calculation was updated during the three months ended September 30, 2016. In addition, a step two calculation was performed to determine the implied value of goodwill in a hypothetical purchase price allocation. Based on these analyses, we recorded a non-cash impairment charge of $1.395 billion to goodwill during the year ended December 31, 2016 based on the fair value and resulting implied goodwill at that time.

We performed our annual goodwill evaluation during the fourth quarter of 2016. While no impairment was indicated by this evaluation, the reduction in our fair value and the resulting goodwill impairment charge recorded during 2016 reduced the excess of fair value calculated in the step two analysis over the carrying value of our hospital operations reporting unit to an amount less than 1% of our carrying value. This minimal amount in the excess fair value over carrying value of our hospital operations reporting unit increases the risk that future declines in fair value could result in goodwill impairment.

The testing of goodwill for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions related to our cost of capital and other factors impacting our fair value models. These estimates can be affected by various factors, including changes in economic, industry or other market assumptions, changes in our business operations, estimates of future revenue and expenses, estimated marked multiples, expected capital expenditures, potential changes in our stock price and market capitalization, and the fair value of our long-term debt. Changes in these factors, or changes in our actual performance compared with our estimates of future projections, could affect our calculation of the fair value of our reporting units, which could result in a material impairment charge to goodwill and a material non-cash charge to earnings during the period in which the impairment is determined.

A significant decline in operating results or other indicators of impairment at one or more of our facilities could result in a material, non-cash charge to earnings to impair the value of long-lived assets.

Our operations are capital intensive and require significant investment in long-lived assets, such as property, equipment and other long-lived intangible assets, including capitalized internal-use software. If one of our facilities experiences declining operating results or is adversely impacted by one or more of these risk factors, we may not be able to recover the carrying value of those assets through our future operating cash flows. On an ongoing basis, we evaluate whether changes in future undiscounted cash flows reflect an impairment in the fair value of our long-lived assets. If the carrying value of our long-lived assets is impaired, we may incur a material non-cash charge to earnings.

We are unable to predict the ultimate impact of the Affordable Care Act, and our business may be adversely affected if the Affordable Care Act is repealed entirely or if provisions benefitting our operations are significantly modified.

In recent years, the U.S. Congress and certain state legislatures have introduced and passed a large number of proposals and legislation designed to make major changes in the healthcare system, including changes that increased access to health insurance. The most prominent of these efforts, the Affordable Care Act, affects how healthcare services are covered, delivered, and reimbursed. As currently structured, the Affordable Care Act mandates that substantially all U.S. citizens maintain health insurance coverage, expands health insurance coverage through a combination of public program expansion and private sector health insurance reforms, reduces Medicare reimbursement to hospitals, and promotes value-based purchasing. There are currently several public and private initiatives that aim to transition payment models from passive volume-based reimbursement to models that are tied to the quality and value of services.

The 2016 federal elections resulted in a new administration that, along with certain members of Congress, have stated their intent to repeal or make significant changes to the Affordable Care Act, its implementation and/or its interpretation. There is uncertainty regarding whether, when, and how the Affordable Care Act will be changed, what alternative provisions, if any, will be enacted, the timing of enactment and implementation of alternative provisions, and the impact of alternative provisions on providers as well as other healthcare industry participants. In addition, a presidential executive order has been signed that directs agencies to minimize “economic and regulatory burdens” of the Affordable Care Act, but it is unclear how this will be implemented. Further, Congress could eliminate or alter provisions beneficial to us while leaving in place provisions reducing our reimbursement. Government efforts to repeal or change the Affordable Care Act may have an adverse effect on our business, results of operations, cash flow, capital resources and liquidity.

If reimbursement rates paid by federal or state healthcare programs or commercial payors are reduced, if we are unable to maintain favorable contract terms with payors or comply with our payor contract obligations, if insured individuals move to insurance plans with greater coverage exclusions or narrower networks, or if insurance coverage is otherwise restricted, our net operating revenues may decline.

In 2016, 34.4% of our operating revenues, net of contractual allowances and discounts (but before the provision for bad debts), came from the Medicare and Medicaid programs. Federal healthcare expenditures continue to increase and state governments continue to face budgetary shortfalls as a result of current economic conditions and increasing Medicaid enrollment. As a result of such events and also pursuant to the Affordable Care Act, federal and state governments have made, and continue to make, significant changes in the Medicare and Medicaid programs, including reductions in reimbursement levels and supplemental payment programs like disproportionate share payments. Some of these changes have decreased, or could decrease, the amount of money we receive for our services relating to these programs.

In addition, government and commercial payors as well as other third parties from whom we receive payment for our services attempt to control healthcare costs by, for example, requiring hospitals to discount payments for their services in exchange for exclusive or preferred participation in their benefit plans, restricting coverage through utilization review, reducing coverage of inpatient services and shifting care to outpatient settings, requiring prior authorizations, and implementing alternative payment models. The ability of commercial payors to control healthcare costs using these measures may be enhanced by the increasing consolidation of insurance and managed care companies.

In 2016, 53.4% of our operating revenues, net of contractual allowances and discounts (but before the provision for bad debts), came from commercial payors. Our contracts with payors require us to comply with a number of terms related to the provision of services and billing for services. If we are unable to negotiate increased reimbursement rates, maintain existing rates or other favorable contract terms, effectively respond to payor cost controls or comply with the terms of our payor contracts, the payments we receive for our services may be reduced or we may be involved in disputes with payors and experience payment denials, both prospectively and retroactively. In addition, some individuals may move from existing coverage under health insurance plans with higher reimbursement rates for our services and lower co-pays and deductibles to plans, such as those purchased on the health insurance exchanges, that may provide for lower reimbursement for our services along with higher co-pays and deductibles or even exclusion of our hospitals and employed physicians from coverage.

The demand for services provided by our hospitals can be impacted by factors beyond our control.

Our admissions and adjusted admissions as well as acuity trends may be impacted by factors beyond our control. For example, seasonal fluctuations in the severity of influenza and other critical illnesses, unplanned shutdowns or unavailability of our facilities due to weather or other unforeseen events, decreases in trends in high acuity service offerings, changes in competition from outside service providers, turnover in physicians affiliated with our hospitals, or changes in medical technology can have an impact on the demand for services at our hospitals. The impact of these or other factors beyond our control could have an adverse effect on our business, financial position and results of operations.

We may be adversely affected by consolidation among health insurers.

In recent years, a number of health insurers have merged or increased efforts to consolidate with other payors as well as providers, in part, as a result of the insurance industry challenges resulting from the Affordable Care Act. Our ability to negotiate prices and favorable terms with health insurers in certain markets could be affected negatively as a result of this consolidation. Also, the shift toward value-based payment models could be accelerated if larger insurers find these models to be financially beneficial. We cannot predict whether we will be able to respond effectively to the impact of increased consolidation in the payor industry.

If we fail to comply with extensive laws and government regulations, including fraud and abuse laws, we could suffer penalties or be required to make significant changes to our operations.

The healthcare industry is governed by laws and regulations at the federal, state and local government levels. These laws and regulations include standards addressing, among other issues, the adequacy of medical care, equipment, personnel, operating policies and procedures; billing and coding for services; properly handling overpayments; classification of levels of care provided; preparing and filing of cost reports; relationships with referral sources and referral recipients; maintenance of adequate records; compliance with building codes; environmental protection; and privacy and security. Examples of these laws include, but are not limited to, the Health Insurance Portability and Accountability Act of 1996, the provision in the Social Security Act commonly known as the “Stark Law,” the federal anti-kickback statute, the federal False Claims Act, the Emergency Medical Treatment and Active Labor Act and similar state laws. If we fail to comply with applicable laws and regulations we could suffer civil sanctions and criminal penalties, including the loss of our operating licenses and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.

In addition, there are heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry, including the hospital segment. Recent enforcement actions have focused on financial arrangements between hospitals and physicians, billing for services without adequately documenting medical necessity and billing for services outside the coverage guidelines for such services. Specific to our hospitals, we have received inquiries and subpoenas from various governmental agencies regarding these and other matters, and we are also subject to various claims and lawsuits relating to such matters. For a further discussion of these matters, see “—Certain Legal Matters” below.

In the future, evolving interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses.

If we become subject to significant legal actions, we could be subject to substantial uninsured liabilities or increased insurance costs.

Physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability, or related legal theories. Even in states that have imposed caps on damages, litigants are seeking recoveries under new theories of liability that might not be subject to the caps on damages. Many of these actions involve large claims and significant defense costs. To protect us from the cost of these claims, we maintain claims made professional malpractice liability insurance and general liability insurance coverage in excess of those amounts for which we are self-insured. This insurance coverage is in amounts that we believe to be sufficient for our operations; however, our insurance coverage may not continue to be available at a reasonable cost for us to maintain adequate levels of insurance. Additionally, our insurance coverage does not cover all claims against us, such as fines, penalties, or other damage and legal expense payments resulting from qui tam lawsuits.

We could be subject to increased monetary penalties and/or other sanctions, including exclusion from federal health care programs, if we fail to comply with the terms of the Corporate Integrity Agreement.

On August 4, 2014, we announced that we had entered into a civil settlement with the U.S. Department of Justice, other federal agencies and identified relators that concluded previously announced investigations and litigation related to short stay admissions through emergency departments at certain of our affiliated hospitals. In addition to the amounts paid in the settlement, we executed the CIA with the OIG that has been incorporated into our existing and comprehensive compliance program.

Material, uncorrected violations of the CIA could lead to our suspension or disbarment from participation in Medicare, Medicaid and other federal and state healthcare programs and repayment obligations. In addition, we are subject to possible civil penalties for failure to substantially comply with the terms of the CIA, including stipulated penalties ranging between $1,000 to $2,500 per day. We are also subject to a stipulated penalty of $50,000 for each false certification made by us or on our behalf, pursuant to the reporting provisions of the CIA. The CIA increases the amount of information we must provide to the federal government regarding our healthcare practices and our compliance with federal regulations. The reports we provide in connection with the CIA could result in greater scrutiny by regulatory authorities.

If we experience growth in self-pay volume and revenues, or if we experience deterioration in the collectability of patient responsibility accounts, our financial condition or results of operations could be adversely affected.

Our primary collection risks relate to uninsured patients and outstanding patient balances for which the primary insurance payor has paid some but not all of the outstanding balance, with the remaining outstanding balance (generally deductibles and co-payments) owed by the patient. Collections are impacted by the economic ability of patients to pay and the effectiveness of our collection efforts. Significant changes in payor mix, business office operations, economic conditions or trends in federal and state governmental healthcare coverage may affect our collection of accounts receivable and are considered in our estimates of accounts receivable collectability.

Since the implementation of the Affordable Care Act, our self-pay revenues as a percentage of total revenue have decreased, primarily resulting from a shift from self-pay to Medicaid and private insurers for a portion of our patient population, driven by the insurance coverage expansion provisions of the Affordable Care Act. However, the outcome of the 2016 federal elections has cast considerable uncertainty on the future of the Affordable Care Act. In addition, it is difficult to predict the ultimate impact of the Affordable Care Act on the uninsured population and the percentage of our total revenue comprised of self-pay revenues because of, among other variables, uncertainty regarding the number and identity of states that ultimately choose to expand Medicaid and the number of uninsured who elect to purchase health insurance. Moreover, we may still be adversely affected by the growth in patient responsibility accounts as a result of increases in the adoption of plan structures, including health savings accounts, narrow networks and tiered networks, which shift greater responsibility for care to individuals through greater exclusions and copayment and deductible amounts. Further, our ability to collect patient responsibility accounts may be limited by statutory, regulatory and investigatory initiatives, including private lawsuits directed at hospital charges and collection practices for uninsured and underinsured patients. In addition, a deterioration of economic conditions in the United States could potentially lead to higher levels of uninsured patients, result in higher levels of patients covered by lower paying government programs, result in fiscal uncertainties at both government payors and private insurers and/or limit the economic ability of patients to make payments for which they are responsible. If we experience growth in self-pay volume or deterioration in collectability of patient responsibility accounts, our financial condition or results of operations could be adversely affected.

Many of the non-urban communities in which we operate continue to face challenging economic conditions, and the failure of certain employers, or the closure of certain manufacturing and other facilities in our markets, could have a disproportionate impact on our hospitals.

While the U.S. economy as a whole has improved, improvement in many of the non-urban communities in which we operate has lagged behind the larger urban communities. In addition, the economies in the non-urban communities in which our hospitals primarily operate are often dependent on a small number of large employers, especially manufacturing or other facilities. These employers often provide income and health insurance for a disproportionately large number of community residents who may depend on our hospitals for care. The failure of one or more large employers, or the closure or substantial reduction in the number of individuals employed at manufacturing or other facilities located in or near many of the non-urban communities in which our hospitals primarily operate, could cause affected employees to move elsewhere for employment or lose insurance coverage that was otherwise available to them. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may:

•	delay or forgo elective procedures;

•	purchase a high-deductible insurance plan or no insurance at all, which increases a hospital’s dependence on self-pay revenue; or

•	choose to seek care in emergency rooms.

The occurrence of these events may cause a reduction in our revenues and adversely impact our results of operations.

If there are delays in regulatory updates by governmental entities to federal and state healthcare programs, we may experience increased volatility in our operating results as such delays may result in a timing difference between when such program revenues are earned and when they become known or estimable for purposes of accounting recognition.

We derive a significant amount of our net operating revenues from governmental healthcare programs, primarily Medicare and Medicaid. The reimbursements due to us from those programs are subject to legislative and regulatory changes that can have a significant impact on our operating results. When delays occur in the implementation of regulations or passage of legislation, there is the potential for material increases or decreases in operating revenues to be recognized in periods subsequent to when such related services were performed, resulting in the potential for an adverse effect on our consolidated financial position and consolidated results of operations.

If our adoption and utilization of electronic health record systems fails to achieve the required measures for meaningful use, our consolidated results of operations could be adversely affected.

As a result of the Health Information Technology for Economic and Clinical Health Act, or HITECH, eligible hospitals and healthcare professionals can receive incentive payments for their adoption and meaningful use of EHR technology. The incentive payments are available for a maximum period of five or six years, depending on the program. The implementation of EHR technology that meets the meaningful use criteria requires a significant capital investment, and we have and intend to continue to offset some of these costs by maximizing our receipt of incentive payments. Eligible hospitals and professionals that fail to demonstrate meaningful use of certified EHR technology and have not applied and qualified for a hardship exception are subject to reduced reimbursement from Medicare. Thus, if our hospitals and employed professionals are unable to comply with the meaningful use standards, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems (to the extent incentive payments remain available), and we could be subject to penalties that may have an adverse effect on our consolidated financial position and consolidated results of operations.

A cyber-attack or security breach could cause a loss of confidential data, give rise to remediation and other expenses, expose us to liability under HIPAA, consumer protection laws, common law or other theories, subject us to litigation and federal and state governmental inquiries, damage our reputation, and otherwise be disruptive to our business.

We rely extensively on our computer systems to manage clinical and financial data, communicate with our patients, payors, vendors and other third parties and summarize and analyze operating results. We have made significant investments in technology to protect our systems and information from cybersecurity risks. During the second quarter of 2014, our computer network was the target of an external, criminal cyber-attack in which the attacker successfully copied and transferred certain data outside the Company. This data included certain non-medical patient identification data (such as patient names, addresses, birthdates, telephone numbers and social security numbers) considered protected under HIPAA, but did not include patient credit card, medical or clinical information. The remediation efforts in response to the attack have been substantial, including continued development and enhancement of our controls, processes and practices designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access. Also in connection with the cyber-attack, we have been subject to multiple purported class action lawsuits and may be subject to additional litigation, potential governmental inquiries and potential reputation damages.

In spite of our security measures, there can be no assurance that we will not be subject to additional cyber-attacks or security breaches in the future. Such attacks or breaches could result in loss of protected health information or other data subject to privacy laws or disrupt our information technology systems or business. Additionally, growing cyber-security threats related to the use of ransomware and other malicious software threaten the access and utilization of critical information technology and data. We continue to prioritize cybersecurity and the development of practices and controls to protect our systems. Our ability to recover from a ransomware or other cyber-attack is dependent on these practices, including successful backup systems and other recovery procedures. As cyber-threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. If we are subject to cyber-attacks or security breaches in the future, this could have an adverse impact on our business, financial condition or results of operations.

A pandemic, epidemic or outbreak of a contagious disease in the markets in which we operate or that otherwise impacts our facilities could adversely impact our business.

If a pandemic or other public health crisis were to affect our markets, our business could be adversely affected. Such a crisis could diminish the public trust in healthcare facilities, especially hospitals that fail to accurately or timely diagnose, or that are treating (or have treated) patients affected by contagious diseases. If any of our facilities were involved in treating patients for such a contagious disease, other patients might cancel elective procedures or fail to seek needed care at our facilities. Further, a pandemic might adversely impact our business by causing a temporary shutdown or diversion of patients, by disrupting or delaying production and delivery of materials and products in the supply chain or by causing staffing shortages in our facilities. Although we have disaster plans in place and operate pursuant to infectious disease protocols, the potential impact of a pandemic, epidemic or outbreak of a contagious disease with respect to our markets or our facilities is difficult to predict and could adversely impact our business.

Our performance depends on our ability to recruit and retain quality physicians.

Although we employ some physicians, physicians are often not employees at our healthcare facilities at which they practice. The success of our healthcare facilities depends in part on the number and quality of the physicians on the medical staffs of our healthcare facilities, our ability to employ quality physicians, the admitting and utilization practices of employed and independent physicians, maintaining good relations with those physicians and controlling costs related to the employment of physicians. In many of the markets we serve, many physicians have admitting privileges at other healthcare facilities in addition to our healthcare facilities. Such physicians may terminate their affiliation with or employment by our healthcare facilities at any time. If we are unable to provide adequate support personnel or technologically advanced equipment and facilities that meet the needs of those physicians and their patients, they may be discouraged from referring patients to our facilities, admissions may decrease and our operating performance may decline.

Our labor costs could be adversely affected by competition for staffing, the shortage of experienced nurses and labor union activity.

In addition to our physicians, the operations of our hospitals are dependent on the efforts, abilities and experience of our management and medical support personnel, such as nurses, pharmacists and lab technicians. We compete with other healthcare providers in recruiting and retaining qualified management and support personnel responsible for the daily operations of our hospitals, including nurses and other non-physician healthcare professionals. In some markets, the availability of nurses and other medical support personnel has been a significant operating issue to healthcare providers. We may be required to continue to enhance wages and benefits to recruit and retain nurses and other medical support personnel or to hire more expensive temporary or contract personnel. In addition, the states in which we operate could adopt mandatory nurse-staffing ratios or could reduce mandatory nurse-staffing ratios already in place. State-mandated nurse-staffing ratios could significantly affect labor costs and have an adverse impact on revenues if we are required to limit admissions in order to meet the required ratios.

Increased or ongoing labor union activity is another factor that could adversely affect our labor costs or otherwise adversely impact us. To the extent a significant portion of our employee base unionizes, our labor costs could increase significantly. In addition, when negotiating collective bargaining agreements with unions, whether such agreements are renewals or first contracts, there is the possibility that strikes could occur during the negotiation process, and our continued operation during any strikes could increase our labor costs and otherwise adversely impact us.

If our labor costs increase, we may not be able to raise rates to offset these increased costs. Because a significant percentage of our revenues consists of fixed, prospective payments, our ability to pass along increased labor costs is constrained. In the event we are not entirely effective at recruiting and retaining qualified management, nurses and other medical support personnel, or in controlling labor costs, this could have an adverse effect on our results of operations.

The industry trend towards value-based purchasing may negatively impact our revenues.

The trend toward value-based purchasing of healthcare services is gaining momentum across the healthcare industry among both government and commercial payors. Generally, value-based purchasing initiatives tie payment to the quality and efficiency of care. For example, hospital payments may be negatively impacted by the occurrence of hospital acquired conditions, or HACs. The 25% of hospitals with the worst national risk-adjusted HAC rates for all hospitals in the previous year receive a 1% reduction in their total Medicare payments. Medicare does not reimburse for care related to HACs. In addition, federal funds may not be used under the Medicaid program to reimburse providers for services provided to treat HACs. Hospitals that experience excess readmissions for designated conditions receive reduced payments for all inpatient discharges. The U.S. Department of Health and Human Services, or HHS, also reduces Medicare inpatient hospital payments for all discharges by a required percentage and pools the amount collected from these reductions to fund payments to reward hospitals that meet or exceed certain quality performance standards. Further, Medicare and Medicaid require hospitals to report certain quality data to receive full reimbursement updates.

HHS has indicated that it is particularly focused on tying Medicare payments to quality or value through alternative payment models, which generally aim to make providers attentive to the quality and cost of care they deliver to patients. Examples of alternative payment models include accountable care organizations, or ACOs, and bundled payment arrangements. HHS currently requires hospitals in certain geographic areas to participate in a bundled payment program for specified joint replacement procedures and will implement a mandatory program with a cardiac focus in 2017. HHS may increasingly establish similar mandatory programs. It is unclear whether alternative payment models will successfully coordinate care and reduce costs or whether they will decrease aggregate reimbursement. Several of the nation’s largest commercial payors have also expressed an intent to increase reliance on value-based reimbursement arrangements. Further, many large commercial payors require hospitals to report quality data, and several commercial payors do not reimburse hospitals for certain preventable adverse events.

We expect value-based purchasing programs, including programs that condition reimbursement on patient outcome measures, to become more common and to involve a higher percentage of reimbursement amounts. We are unable at this time to predict how this trend will affect our results of operations, but it could negatively impact our revenues or our cost of operations, or both.

Our revenues are somewhat concentrated in a small number of states which will make us particularly sensitive to regulatory and economic changes in those states.

Our revenues are particularly sensitive to regulatory and economic changes in states in which we generate a significant portion of our revenues, including Florida, Pennsylvania, Texas, Indiana and Tennessee. Accordingly, any change in the current demographic, economic, competitive or regulatory conditions in these states could have an adverse effect on our business, financial condition or results of operations. Changes to the Medicaid programs in these states could also have an adverse effect on our business, financial condition, results of operations or cash flows. For example, the Texas Medicaid Waiver Program provides funding for uncompensated care and delivery system reform initiatives and allows Texas to continue receiving supplemental Medicaid reimbursement while expanding its Medicaid managed care program. CMS has extended the waiver through December 31, 2017. Texas has submitted an application to extend its Medicaid Waiver Program through September 30, 2019, but CMS has not yet issued a decision. We cannot predict whether the Texas Medicaid Waiver Program will be extended, continue in its current form or guarantee that revenues recognized from the program will not decrease.

In addition, some of our hospitals in Florida, Texas and other areas along the Gulf Coast are located in hurricane-prone areas. In the past, hurricanes have had a disruptive effect on the operations of our hospitals in Florida, Texas and other coastal states and the patient populations in those states. Our business activities could be harmed by a particularly active hurricane season or even a single storm, and the property insurance we obtain may not be adequate to cover losses from future hurricanes or other natural disasters.

The Company’s Stockholder Protection Rights Agreement could delay or prevent a change in control of the Company, which could have a negative effect on the price of the Company’s common stock.

The Board of Directors of the Company adopted a Stockholder Protection Rights Agreement on October 3, 2016. Under the terms of the Stockholder Protection Rights Agreement, any person (together with certain affiliated persons) that acquires 15% or more of the Company’s common stock could suffer substantial dilution of its ownership interest in the Company through the issuance of a large amount of stock to shareholders other than the acquiring person.

Our Stockholder Protection Rights Agreement was adopted in order to prevent the accumulation of a potentially controlling block of the Company’s common stock pending our exploration of potential strategic options and alternatives. However, our Stockholders Protection Rights Agreement may impede an attempt to acquire a significant or controlling ownership interest in the Company, and may prevent or make more difficult takeovers or unsolicited corporate transactions involving the Company not supported by our Board of Directors, even if such a transaction were considered beneficial by some of our stockholders. The Stockholder Protection Rights Agreement will expire on April 1, 2017.

There can be no assurance that our exploration of strategic alternatives will result in any transaction, and exploration of strategic alternatives may impact our ability to pursue other opportunities.

As initially disclosed on September 19, 2016, with the assistance of advisors, we are exploring a variety of options with financial sponsors, as well as other potential alternatives. These discussions are ongoing. There can be no certainty that the exploration will result in any kind of transaction. We do not expect to make further public comment regarding these matters while the exploration takes place unless and until we otherwise deem further public comment is appropriate or required. In addition, the process of exploring strategic alternatives has involved and may continue to involve the dedication of significant resources, including the time and attention of our management, and the incurrence of significant costs and expenses. Moreover, uncertainty regarding the possible outcome of our exploration of strategic alternatives may increase the challenge of recruiting and retaining talented and skilled personnel. It is also possible that potentially inaccurate market speculation regarding the outcome of the process may cause our stock to trade based on factors other than our financial and operating performance and prospects as a stand-alone company.

Certain Legal Matters

From time to time, we receive inquiries or subpoenas from state regulators, state Medicaid Fraud Control units, fiscal intermediaries, the Centers for Medicare and Medicaid Services, the Department of Justice and other government entities regarding various Medicare and Medicaid issues. In addition to the matters discussed below, we are currently responding to subpoenas and administrative demands concerning (a) certain cardiology procedures, medical records and policies at a New Mexico hospital, (b) an inquiry regarding a sleep lab at a Louisiana hospital, (c) a subpoena regarding wound care services at one of our Florida hospitals (which appears to be related to unsealed cases against Healogics, Inc.), (d) a subpoena concerning provider based billing status for hyperbaric oxygen therapy at one of our Tennessee hospitals, (e) a subpoena concerning a physician relationship at one of our Texas hospitals and (f) a civil investigative demand concerning short-term Medicaid eligibility determinations processed by third party vendors at one of our Pennsylvania hospitals. In addition, we are subject to other claims and lawsuits arising in the ordinary course of our business including lawsuits and claims related to billing practices and the administration of charity care policies at our hospitals. Based on current knowledge, management does not believe that loss contingencies arising from pending legal, regulatory and governmental matters, including the matters described herein, will have a material adverse effect on the consolidated financial position or liquidity of the Company. However, in light of the inherent uncertainties involved in pending legal, regulatory and governmental matters, some of which are beyond our control, and the very large or indeterminate damages sought in some of these matters, an adverse outcome in one or more of these matters could be material to our results of operations or cash flows for any particular reporting period. Settlements of suits involving Medicare and Medicaid issues routinely require both monetary payments as well as corporate integrity agreements. Additionally, qui tam or “whistleblower” actions initiated under the civil False Claims Act may be pending but placed under seal by the court to comply with the False Claims Act’s requirements for filing such suits. In September 2014, the Criminal Division of the United States Department of Justice, or DOJ, announced that all qui tam cases will be shared with their Division to determine if a parallel criminal investigation should be opened. The Criminal Division has also frequently stated an intention to pursue corporations in criminal prosecutions. From time to time, we detect issues of non-compliance with Federal healthcare laws pertaining to claims submission and reimbursement practices and/or financial relationships with physicians. We avail ourselves of various mechanisms to address potential overpayments arising out of these issues, including repayment of claims, rebilling of claims, and participation in voluntary disclosure protocols offered by the Centers for Medicare and Medicaid Services and the Office of the Inspector General. Participating in voluntary repayments and voluntary disclosure protocols can have the potential for significant settlement obligations or even enforcement action.

Community Health Systems, Inc. Legal Proceedings

Shareholder Litigation

Class Action Shareholder Federal Securities Cases. Three purported class action cases have been filed in the United States District Court for the Middle District of Tennessee; namely, Norfolk County Retirement System v. Community Health Systems, Inc., et al., filed May 9, 2011; De Zheng v. Community Health Systems, Inc., et al., filed May 12, 2011; and Minneapolis Firefighters Relief Association v. Community Health Systems, Inc., et al., filed June 21, 2011. All three seek class certification on behalf of purchasers of our common stock between July 27, 2006 and April 11, 2011 and allege that misleading statements resulted in artificially inflated prices for our common stock. In December 2011, the cases were consolidated for pretrial purposes and NYC Funds and its counsel were selected as lead plaintiffs/lead plaintiffs’ counsel. In lieu of ruling on our motion to dismiss, the court permitted the plaintiffs to file a first amended consolidated class action complaint which was filed on October 5, 2015. Our motion to dismiss was filed on November 4, 2015 and oral argument took place on April 11, 2016. Our motion to dismiss was granted on June 16, 2016 and on June 27, 2016, the plaintiffs filed a notice of appeal to the Sixth Circuit Court of Appeals. The matter is fully briefed and we are waiting on the setting of a date for oral argument. We will vigorously defend this case.

Shareholder Derivative Actions. Three purported shareholder derivative actions have also been filed in the United States District Court for the Middle District of Tennessee; Plumbers and Pipefitters Local Union No. 630 Pension Annuity Trust Fund v. Wayne T. Smith, et al., filed May 24, 2011; Roofers Local No. 149 Pension Fund v. Wayne T. Smith, et al., filed June 21, 2011; and Lambert Sweat v. Wayne T. Smith, et al., filed October 5, 2011. These three cases allege breach of fiduciary duty arising out of allegedly improper inpatient admission practices, mismanagement, waste and unjust enrichment. These cases have been consolidated into a single, consolidated action. The plaintiffs filed an operative amended derivative complaint in these three consolidated actions on March 15, 2012. Our motion to dismiss was argued on June 13, 2013. On September 27, 2013, the court issued an order granting in part and denying in part our motion to dismiss. This case was settled pursuant to a final order entered on January 17, 2017. Pursuant to the terms of the settlement, we are required to adopt and maintain for a specified period certain corporate governance measures. For more information, see the order and stipulation of settlement filed as Exhibit 99.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Other Government Investigations

Dothan, Alabama—Independent Lab Billing. On February 12, 2015, our hospital in Dothan, Alabama received a Civil Investigative Demand, or CID, from the United States Department of Justice for information concerning its status as a “covered hospital” under certain lab billing regulations. These regulations discuss permissible billing of the technical component of lab tests performed for hospital patients by an independent laboratory. The CID seeks documentation and explanation whether the hospital qualifies as a covered hospital for billing purposes under the applicable regulations. We are cooperating fully with this investigation.

Commercial Litigation and Other Lawsuits

Becker v. Community Health Systems, Inc. d/b/a Community Health Systems Professional Services Corporation d/b/a Community Health Systems d/b/a Community Health Systems PSC, Inc. d/b/a Rockwood Clinic P.S. and Rockwood Clinic, P.S. (Superior Court, Spokane, Washington). This suit was filed on February 29, 2012, by a former chief financial officer at Rockwood Clinic in Spokane, Washington. Becker claims he was wrongfully terminated for allegedly refusing to certify a budget for Rockwood Clinic in 2012. On

February 29, 2012, he also filed an administrative complaint with the Department of Labor, Occupational Safety and Health Administration alleging that he is a whistleblower under Sarbanes-Oxley, which was dismissed by the agency and was appealed to an administrative law judge for a hearing that occurred on January 19-26, 2016. In a decision dated November 9, 2016, the law judge awarded Becker approximately $1.9 million for front pay, back pay and emotional damages with attorney fees to be later determined. We have appealed the award to the Administrative Review Board and briefing is currently underway. At a hearing on July 27, 2012, the trial court dismissed Community Health Systems, Inc. from the state case and subsequently certified the state case for an interlocutory appeal of the denial to dismiss his employer and the management company. The appellate court accepted the interlocutory appeal, and it was argued on April 30, 2014. On August 14, 2014, the court denied our appeal. On October 20, 2014, we filed a petition to review the denial with the Washington Supreme Court. Our appeal was accepted and oral argument was heard on June 9, 2015. On September 15, 2015, the court denied our appeal and remanded to the trial court; a previous trial setting of September 12, 2016 has been vacated and not reset. We continue to vigorously defend these actions.

Eliel Ntakirutimana, M.D. and Anesthesia Healthcare Partners of Laredo, P.A., Jose Berlioz, M.D. and Jose Berlioz, M.D., P.A. d/b/a Safari Pediatrics v. Laredo Texas Hospital Company, L.P. d/b/a Laredo Medical Center, CHS/Community Health Systems, Inc., Webb Hospital Corporation, Community Health Systems Professional Services Corporation, Community Health Systems, Inc., Abraham “Abe” Martinez, Argelia “Argie” Martinez, Michael Portacci, Wayne Smith, Timothy P. Adams, and Timothy Schmidt. On December 28, 2012, two physicians and each of their professional associations, who previously contracted as independent contractors with Laredo Medical Center under contracts that could be terminated without cause upon certain written notice, filed a first amended complaint. The first amended complaint alleged claims for breaches of contracts, unjust enrichment, violation of the Texas Theft Liability Act, negligence, breach of fiduciary duty, knowing participation in breach of fiduciary duty, defamation and business disparagement, R.I.C.O., economic duress/coercion, tortious interference with contracts or prospective business relations, conspiracy, respondent superior, actual and apparent authority, ratification, vice-principal liability, and joint enterprise liability. The first amended complaint, in part, alleges facts concerning payments made by Dr. Eliel Ntakirutimana to former Laredo Medical Center CEO, Abe Martinez, who is also a defendant in the suit. On October 23, 2013, an order staying the case until further notice was entered. On April 13, 2016, the magistrate judge entered an order lifting the stay and set a scheduling conference that was held on June 8, 2016. On July 22, 2016, we filed several motions for summary judgment. Additional motions for summary judgment have been filed. We continue to vigorously defend this matter.

Cyber Attack. As previously disclosed on a Current Report on Form 8-K filed by us on August 18, 2014, our computer network was the target of an external, criminal cyber-attack that we believe occurred between April and June, 2014. We and Mandiant (a FireEye Company), the forensic expert engaged by us in connection with this matter, believe the attacker was a foreign “Advanced Persistent Threat” group who used highly sophisticated malware and technology to attack our systems. The attacker was able to bypass our security measures and successfully copy and transfer outside the Company certain non-medical patient identification data (such as patient names, addresses, birthdates, telephone numbers and social security numbers), but not including patient credit card, medical or clinical information. We continue to work closely with federal law enforcement authorities in connection with their investigation and possible prosecution of those determined to be responsible for this attack. Mandiant has conducted a thorough investigation of this incident and continues to advise us regarding security and monitoring efforts. We have provided appropriate notification to affected patients and regulatory agencies as required by federal and state law. We are offering identity theft protection services to individuals affected by this attack.

We have incurred certain expenses to remediate and investigate this matter, and expect to continue to incur expenses of this nature in the foreseeable future. In addition, multiple purported class action lawsuits have been filed against us and certain subsidiaries. These lawsuits allege that sensitive information was unprotected and inadequately encrypted by us. The plaintiffs claim breach of contract and other theories of recovery, and are seeking damages, as well as restitution for any identity theft. On February 4, 2015, the United States Judicial

Panel on Multidistrict Litigation ordered the transfer of the purported class actions pending outside of the District Court for the Northern District of Alabama to the District Court for the Northern District of Alabama for coordinated or consolidated pretrial proceedings. A consolidated complaint was filed and we filed a motion to dismiss on September 21, 2015, which was partially argued on February 10, 2016. In an oral ruling from the bench, the court greatly limited the potential class by ruling only plaintiffs with specific injury resulting from the breach had standing to sue. Further, on jurisdictional grounds, the court dismissed Community Health Systems, Inc. from all non-Tennessee based cases. Finally, the court set April 15, 2016 for further argument on whether the remaining plaintiffs have sufficiently stated a cause of action to continue their cases. On April 15, 2016 in an oral ruling from the bench, the court dismissed additional claims and following this oral ruling only eight of the forty plaintiffs remained with significant limitations imposed on their ability to assert claims for damages. These oral rulings were confirmed in a written order filed on September 12, 2016. On October 20, 2016, the plaintiffs filed a renewed motion for interlocutory appeal from the motion to dismiss ruling and on February 15, 2017 this motion was denied. At this time, we are unable to predict the outcome of this litigation or determine the potential impact, if any, that could result from this litigation, but we intend to vigorously defend these lawsuits. This matter may subject us to additional litigation, potential governmental inquiries, potential reputational damage, and additional remediation, operating and other expenses.

Mounce v. Community Health Systems, Inc. This case is a purported class action lawsuit served on July 29, 2015, claiming our affiliated Arkansas hospitals violated payor contracts by allegedly improperly asserting hospital liens against third-party tortfeasors and seeking class certifications for any similarly situated plaintiffs at any affiliated Arkansas hospital. A motion of summary judgment and a motion of class certification have been filed and both are currently pending. We will vigorously defend the case.

Morrow v. Community Health Systems, Inc. This case is a purported class action lawsuit filed on July 25, 2016, in the United States District Court, Middle District of Tennessee alleging our affiliated hospital, South Baldwin Regional Medical Center in Foley, AL, violated a payor contract by allegedly improperly asserting a hospital lien against a third-party tortfeasor and allegedly unjustly enriching the hospital. The plaintiff seeks certification of a class for any similarly situated plaintiffs at any Company affiliated hospital. A motion to dismiss has been filed. We will vigorously defend the case.

Certain Legal Proceedings Related to HMA

Medicare/Medicaid Billing Lawsuits

Beginning during the week of December 16, 2013 eleven qui tam lawsuits filed by private individuals against HMA were unsealed in various United States district courts. The United States has elected to intervene in all or part of eight of these matters; namely U.S. ex rel. Craig Brummer v. Health Management Associates, Inc. et al. (Middle District Georgia) (“Brummer”); U.S. ex rel. Ralph D. Williams v. Health Management Associates, Inc. et al. (Middle District Georgia) (“Williams”); U.S. ex rel. Scott H. Plantz, M.D. et al. v. Health Management Associates, Inc., et al. (Northern District Illinois) (“Plantz”); U.S. ex rel. Thomas L. Mason, M.D. et al. v. Health Management Associates, Inc. et al. (Western District North Carolina) (“Mason”); U.S. ex rel. Jacqueline Meyer, et al. v. Health Management Associates, Inc., Gary Newsome et al. (“Jacqueline Meyer”) (District of South Carolina); U.S. ex rel. George Miller, et al. v. Health Management Associates, Inc. (Eastern District of Pennsylvania) (“Miller”); U.S. ex rel. Bradley Nurkin v. Health Management Associates, Inc. et al. (Middle District of Florida) (“Nurkin”); and U.S. ex rel. Paul Meyer v. Health Management Associates, Inc. et al. (Southern District Florida) (“Paul Meyer”). The United States has elected to intervene with respect to allegations in these cases that certain HMA hospitals inappropriately admitted patients and then submitted reimbursement claims for treating those individuals to federal healthcare programs in violation of the False Claims Act or that certain HMA hospitals had inappropriate financial relationships with physicians which violated the Stark law, the Anti-Kickback Statute, and the False Claims Act. Certain of these complaints also allege the same actions violated various state laws which prohibit false claims. The United States has declined to intervene in three of the eleven matters, namely U.S. ex rel. Anita France, et al. v. Health Management

Associates, Inc. (Middle District Florida) (“France”) which involved allegations of wrongful billing and was settled; U.S. ex rel. Sandra Simmons v. Health Management Associates, Inc. et al. (Eastern District Oklahoma) (“Simmons”) which alleges unnecessary surgery by an employed physician and which was settled as to all allegations except alleged wrongful termination; and U.S. ex rel. David Napoliello, M.D. v. Health Management Associates, Inc. (Middle District Florida) (“Napoliello”) which alleges inappropriate admissions. On April 3, 2014, the Multi District Litigation Panel ordered the transfer and consolidation for pretrial proceedings of the eight intervened cases, plus the Napoliello matter, to the District of the District of Columbia under the name In Re: Health Management Associates, Inc. Qui Tam Litigation. On June 2, 2014, the court entered a stay of this matter until October 6, 2014, which was subsequently extended until February 27, 2015, May 27, 2015, September 25, 2015, January 25, 2016, May 25, 2016, September 26, 2016, December 27, 2016 and now until April 27, 2017. We intend to defend against the allegations in these matters, but have also been cooperating with the government in the ongoing investigation of these allegations. We have been in discussions with the Civil Division of the DOJ regarding the resolution of these matters. During the first quarter of 2015, we were informed the Criminal Division continues to investigate former executive-level employees of HMA and continues to consider whether any HMA entities should be held criminally liable for the acts of the former HMA employees. We are voluntarily cooperating with these inquiries and have not been served with any subpoenas or other legal process.

Qui Tam Matters Where the Government Declined Intervention

U.S. ex rel. Richard M. O’Keeffe, Jr., M.D. v. The River Oaks Management Company, LLC, et al. (SD Mississippi). By order filed on February 10, 2017, the court ordered the unsealing of this matter. The unsealing revealed that on February 3, 2017 the United States had declined to intervene in the allegations that an HMA subsidiary had an inappropriate financial relationship with the relator because his employment contract allegedly was not fair market value in violation of the Stark law, the Anti-Kickback Statute and the False Claims Act. We will vigorously defend this case.

Securities and Exchange Commission Investigations

On April 25, 2013, HMA received a subpoena from the SEC, issued pursuant to an investigation, requesting documents related to accounts receivable, billing write-downs, contractual adjustments, reserves for doubtful accounts, and accounts receivable aging, and revenue from Medicare, Medicaid and from privately insured or uninsured patients. On June 5, 2013, HMA received a supplemental subpoena from the SEC which requests additional financial reports. Subsequent subpoenas have been directed to us, our accountants, the former accountants for HMA and certain individuals. On July 17, 2014, we received an additional subpoena from the SEC seeking numerous categories of documents relating to the financial statement adjustments taken in the fourth quarter of 2013 in the areas described above. This investigation is ongoing and we are unable to determine the potential impact, if any, of this investigation.

Class Action Lawsuits

On April 30, 2012, two class action lawsuits that were brought against HMA and certain of its then executive officers, one of whom was at that time also a director, were consolidated in the United States District Court for the Middle District of Florida under the caption In Re: Health Management Associates, Inc., et al. and three pension fund plaintiffs were appointed as lead plaintiffs. On July 30, 2012, the lead plaintiffs filed an amended consolidated complaint purportedly on behalf of stockholders who purchased HMA’s common stock during the period from July 27, 2009, through January 9, 2012. The amended consolidated complaint (i) alleges that HMA made false and misleading statements in certain public disclosures regarding its business and financial results and (ii) asserts claims for violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended. Among other things, the plaintiffs claim that HMA inflated its earnings by engaging in fraudulent Medicare billing practices that entailed admitting patients to observation status when they should not have been admitted at all and to inpatient status when they should have been admitted to observation status. The plaintiffs seek unspecified monetary damages. On October 22, 2012, the defendants moved to dismiss the plaintiffs’ amended consolidated complaint for failure to state a claim or plead facts required by the Private Securities Litigation Reform Act. The plaintiffs filed an unopposed stipulation and proposed order to suspend briefing on the defendants’ motion to dismiss because they intended to seek leave of court to file a proposed second amended consolidated complaint. On December 15, 2012, the court entered an order approving the stipulation and providing a schedule for briefing with respect to the proposed amended pleadings. On February 25, 2013, the plaintiffs filed a second amended consolidated complaint, which asserted substantially the same claims as the amended consolidated complaint. As of August 15, 2013, the defendants’ motion to dismiss the second amended complaint for failure to state a claim and plead facts required by the Private Securities Litigation Reform Act was fully briefed and awaiting the Court’s decision. On May 22, 2014, the court granted the motion to dismiss and on June 20, 2014 the plaintiffs appealed to the Eleventh Circuit, where oral argument was heard on February 6, 2015. On May 11, 2015, the Eleventh Circuit Court affirmed the granting of the motion to dismiss. On June 11, 2015, plaintiffs filed an application for an en banc review. On June 24, 2016 the application for en banc review was denied. On November 21, 2016, plaintiff filed a petition for a writ of certiorari in the United States Supreme Court. On February 6, 2017, we filed a brief in opposition. We intend to vigorously defend against the allegations in this lawsuit. We are unable to predict the outcome or determine the potential impact, if any, that could result from its final resolution.

Lopez v. Yakima Regional Medial & Cardiac Center and Toppenish Community Hospital is a class action lawsuit arising out of alleged conduct at these hospitals prior to the HMA acquisition. The suit alleges the hospitals’ charity care policies did not comply with Washington state law. The trial court has certified a class and granted partial summary judgment in favor of the plaintiffs. This matter has now been settled.

PRINCIPAL STOCKHOLDERS

The following table sets forth the ownership according to the most recent Schedules 13G and 13D, as applicable, and amendments thereto (as described in the footnotes to the table) filed with the SEC on or before February 15, 2017 by beneficial owners of more than 5% of Holdings’ common stock. Ownership percentages are calculated based on 113,849,339 shares of Holdings’ common stock outstanding as of February 15, 2017.

	Shares Beneficially Owned
Name	Number		Percent
5% Stockholders:
Shanda Media Limited	15,640,785	(1)	13.7%
Blackrock, Inc.	13,920,733	(2)	12.2%
The Vanguard Group	8,641,029	(3)	7.6%

(1)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 14, 2017, by Tianqiao Chen (“Mr. Chen”), Shanda Media Limited, Shanda Investment Group Limited, Shanda Technology Overseas Capital Company Limited and Shanda Asset Management Holdings Limited (the “Shanda Entities”). Each of Mr. Chen and the Shanda Entities has shared voting and dispositive power with respect to 15,640,785 shares of common stock. The address of each of Mr. Chen and the Shanda Entities is 8 Stevens Road, Singapore 257819. An initial Schedule 13G for Mr. Chen and the Shanda Entities was filed with the SEC on August 15, 2016.
(2)	Shares beneficially owned are based on Schedule 13G filed with the SEC on January 12, 2017, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 13,606,280 shares of common stock and sole dispositive power with respect to 13,920,733 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 10, 2017, by The Vanguard Group, Inc. (“The Vanguard Group”). The Vanguard Group has sole voting power with respect to 133,616 shares of common stock; shared voting power with respect to 11,973 shares of common stock; sole dispositive power with respect to 8,502,603 shares of common stock and shared dispositive power with respect to 138,426 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown on a consolidated basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) from continuing operations before provision for income taxes, minus income from equity investees, plus distributed income from equity investees, plus interest and amortization of deferred finance costs, plus amortization of capitalized interest, plus implicit rental interest expense. Fixed charges consist of interest and amortization of deferred finance costs, capitalized interest and implicit rental interest expense.

	Year Ended December 31,
	2012		2013		2014		2015		2016
	(dollars in thousands)
Earnings
Income (loss) from continuing operations before provision for income taxes	$522		$346		$342		$411		$(1,715)
Income from equity investees	(42)		(43)		(48)		(63)		(43)
Distributed income from equity investees	32		59		29		64		40
Interest and amortization of deferred finance costs	621		613		972		973		962
Amortization of capitalized interest	4		4		4		5		9
Implicit rental interest expense	66		70		108		114		112

Total earnings	$1,203		$1,049		$1,407		$1,504		$(635)
Fixed Charges
Interest and amortization of deferred finance costs	$621		$613		$972		$973		$962
Capitalized interest	24		10		10		16		9
Implicit rental interest expense	66		70		108		114		112

Total fixed charges	$711		$693		$1,090		$1,103		$1,083
Ratio of earnings to fixed charges	1.69	x	1.51	x	1.29	x	1.36	x	*

*	For the year ended December 31, 2016, earnings were insufficient to cover fixed charges by approximately $1.7 billion.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $2.165 billion, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to finance the purchase of all the outstanding 2018 Secured Notes validly tendered and not validly withdrawn in the Tender Offer, to redeem pursuant to the Conditional Notice of Redemption all 2018 Secured Notes not purchased in the Tender Offer, to repay $1.445 billion aggregate principal amount of term loans outstanding under our Term F Facility, to pay related fees and expenses (including to the dealer managers under the Tender Offer) and the remainder, if any, for general corporate purposes. Term loans under our Term F Facility accrue interest at a rate per annum equal to LIBOR plus 3.25%, in the case of LIBOR borrowings, and Alternate Base Rate plus 2.25%, in the case of Alternate Base Rate borrowings, and mature on December 31, 2018. The 2018 Secured Notes bear interest at a rate of 5.125% per annum and mature on August 15, 2018. If any underwriters and/or their respective affiliates hold 2018 Secured Notes and/or such term loans, they will receive a portion of the net proceeds from this offering either as consideration for any 2018 Secured Notes that are tendered in the Tender Offer or for any untendered 2018 Secured Notes that are redeemed pursuant to the Conditional Notice of Redemption and/or as a result of the repayment of the term loans described above. See “Underwriting.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to (i) the issuance of the notes offered hereby and (ii) the use of the net proceeds from this offering to repurchase all the outstanding 2018 Secured Notes in the Tender Offer (assuming that all outstanding 2018 Secured Notes are validly tendered and not validly withdrawn prior to the Early Tender Deadline and accepted for purchase in the Tender Offer), to repay $1.445 billion aggregate principal amount of outstanding Terms F Loans due 2018 under our Credit Facility, to pay related fees and expenses and the remainder, if any, for general corporate purposes.

	As of December 31, 2016
	Actual	As Adjusted
	($ in millions)
Cash and cash equivalents	238	248

Debt:
Credit Facility:
Term A Loan(1)	749	749
Term F Loan due 2018(2)	1,445	—
Term G Loan due 2019(3)	1,528	1,528
Term H Loan due 2021(4)	2,811	2,811
Revolving credit loans(5)	—	—
2018 Secured Notes	700	—
2021 Secured Notes	1,000	1,000
Notes offered hereby	—	2,200
Receivables Facility	677	677
Capital lease obligations / other	402	402

Total senior secured debt	9,312	9,367

2019 Notes	1,925	1,925
2020 Notes	1,200	1,200
2022 Notes	3,000	3,000

Total debt	15,437	15,492

Less: Deferred debt issuance costs and unamortized note premium	(193)	(215)

Total debt, net	15,244	15,277

Total Community Health Systems, Inc. stockholders’ equity	1,615	1,593
Noncontrolling interests in equity of consolidated subsidiaries	113	113

Total equity	1,728	1,706

Total capitalization	16,972	16,983

(1)	Under our Term A Facility (as defined below), we are required to make amortization payments in aggregate amounts equal to 15% of the original principal amount of the Term A Facility in 2017 and 45% of the original principal amount of the Term A Facility in 2018, with the balance of the Term A Facility due upon maturity on January 27, 2019. If on any date more than an aggregate of $250 million of the indebtedness under the Term F Facility and the 2018 Secured Notes will mature and become due and payable within 91 days of such date, the Term A Facility will be accelerated and all amounts then outstanding under the Term A Facility will become immediately due and payable.

(2)	Under our Term F Facility (as defined below), we are required to make amortization payments in aggregate amounts equal to 1% of the original principal amount of the Term F Facility each year, with the balance of the Term F Facility due upon maturity on December 31, 2018. As of December 31, 2016, no additional amortization payments were required to be made under the Term F Facility.
(3)	Under our Term G Facility (as defined below), we are required to make amortization payments in aggregate amounts equal to 1% of the original principal amount of the Term G Facility each year, with the balance of the Term G Facility due upon maturity on December 31, 2019. If on any date more than an aggregate of $250 million of indebtedness under the Term F Facility, the 2018 Secured Notes and the 2019 Notes will mature and become due and payable within 91 days of such date, the Term G Facility will be accelerated and all amounts then outstanding under the Term G Facility will become immediately due and payable. As of December 31, 2016, no additional amortization payments were required to be made under the Term G Facility.
(4)	Under our Term H Facility (as defined below), we are required to make amortization payments in aggregate amounts equal to 1% of the original principal amount of the Term H Facility each year, with the balance of the Term H Facility due upon maturity on January 27, 2021. If on any date more than an aggregate of $250 million of indebtedness under the Term F Facility, the 2018 Secured Notes, the 2019 Notes and the 2020 Notes will mature and become due and payable within 91 days of such date, the Term H Facility will be accelerated and all amounts then outstanding under the Term H Facility will become immediately due and payable.
(5)	Amounts as of December 31, 2016 do not give effect to approximately $122 million of revolving loans borrowed subsequent to December 31, 2016 and prior to this offering. The principal amount outstanding under our revolving credit facility can fluctuate significantly over the course of each month and may be different, sometimes materially, from the amounts shown above or as of the end of any accounting period.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Facility

We have senior secured financing under a credit facility with a syndicate of financial institutions led by Credit Suisse, as administrative agent and collateral agent.

In connection with the HMA merger, we entered into a third amendment and restatement of our credit facility (the “Credit Facility”), providing for additional financing and recapitalization of certain of our term loans, including (i) the replacement of the revolving credit facility with a new $1.0 billion revolving facility maturing in 2019 (the “Revolving Facility”), (ii) the addition of a new $1.0 billion Term A facility due 2019 (the “Term A Facility”), (iii) a Term D facility in an aggregate principal amount equal to approximately $4.6 billion due 2021 (which included certain term C loans that were converted into such Term D facility (collectively, the “Term D Facility”)), (iv) the conversion of certain term C loans into Term E Loans and the borrowing of new Term E Loans in an aggregate principal amount of approximately $1.7 billion due 2017 and (v) the addition of flexibility commensurate with our post-acquisition structure. In addition to funding a portion of the consideration in connection with the HMA merger, some of the proceeds of the Term A Facility and Term D Facility were used to refinance the outstanding $637 million existing term A facility due 2016 and the $60 million of term B loans due 2014, respectively. The Revolving Facility includes a subfacility for letters of credit.

On March 9, 2015, we entered into Amendment No. 1 and Incremental Term Loan Assumption Agreement to refinance the existing Term E Loans due 2017 into Term F Loans due 2018, in an original aggregated principal amount of $1.7 billion (the “Term F Facility”). On May 18, 2015, we entered into an Incremental Term Loan Assumption Agreement to provide for a new $1.6 billion incremental Term G facility due 2019 (the “Term G Facility”) and a new approximately $2.9 billion incremental Term H facility due 2021 (the “Term H Facility”). The proceeds of the Term G Facility and Term H Facility were used to repay our existing Term D Facility in full. Pursuant to a special distribution paid by QHC to the Company as part of the series of transactions to complete the spin-off, the Company received approximately $1.2 billion in cash generated from the net proceeds of certain financing arrangements entered into by QHC as part of the separation. On April 29, 2016, using part of the cash generated from the QHC spin-off, the Company repaid approximately $190 million of the Term F Facility. On December 30, 2016, using the cash generated from the sale of a majority ownership in the Company’s home care division and from the completion of the sale-lease back transaction for ten Issuer owned medical office buildings, the Company repaid approximately $48 million of the Term F Facility, approximately $26 million of the Term A Facility, approximately $52 million of the Term G Facility and $96 million of the Term H Facility.

On December 5, 2016, we entered into Amendment No. 2 to our Credit Facility (“Amendment No. 2”) to adjust upward the maximum leverage ratios (and adjust downward the minimum interest coverage ratio) we are required to comply with each fiscal quarter under the financial maintenance covenants in the Credit Facility. In connection with the amendment, we agreed to certain other additional undertakings for the benefit of the lenders under the Revolving Facility and the Term A Facility.

The Term F Facility will mature on December 31, 2018. The Term A Facility and the Revolving Facility will mature on January 27, 2019, subject to a springing maturity if on any date more than an aggregate of $250 million of the indebtedness under the Term F Facility and the 2018 Secured Notes is then outstanding and will mature and become due and payable within 91 days of such date. The 2019 Notes will mature on November 15, 2019. The Term G Facility will mature on December 31, 2019, subject to a springing maturity if on any date more than an aggregate of $250 million of indebtedness under the Term F Facility, the 2018 Secured Notes and the 2019 Notes is then outstanding and will mature and become due and payable within 91 days of such date. The 2020 Notes will mature on July 15, 2020. The Term H Facility will mature on January 27, 2021, subject to a springing maturity if on any date more than an aggregate of $250 million of indebtedness under the Term F Facility, the 2018 Secured Notes, the 2019 Notes and the 2020 Notes is then outstanding and will mature and become due and payable within 91 days of such date. The 2021 Secured Notes will mature on August 1, 2021. The 2022 Notes will mature on February 1, 2022.

The loans under the Credit Facility bear interest on the outstanding unpaid principal amount at a rate equal to an applicable percentage plus, at the Issuer’s option, either (a) an Alternate Base Rate (as defined) determined by reference to the greater of (1) the Prime Rate (as defined) announced by Credit Suisse or (2) the Federal Funds Effective Rate (as defined) plus 0.50% or (3) the adjusted London Interbank Offered Rate (“LIBOR”) on such day for a three-month interest period commencing on the second business day after such day plus 1% or (b) LIBOR. Loans in respect of the Revolving Facility and the Term A Facility will accrue interest at a rate per annum initially equal to LIBOR plus 2.75%, in the case of LIBOR borrowings, and Alternate Base Rate plus 1.75%, in the case of Alternate Base Rate borrowings. In addition, the margin in respect of the Revolving Facility and the Term A Facility will be subject to adjustment determined by reference to a leverage-based pricing grid. Loans in respect of the Term F Facility will accrue interest at a rate per annum equal to LIBOR plus 3.25%, in the case of LIBOR borrowings, and Alternate Base Rate plus 2.25%, in the case of Alternate Base Rate borrowings. The Term G Loan and Term H Loan will accrue interest at a rate per annum equal to LIBOR plus 2.75% and 3.00%, respectively, in the case of LIBOR borrowings, and Alternate Base Rate plus 1.75% and 2.00%, respectively, in the case of Alternate Base Rate borrowings. The Term G Loan and the Term H Loan are subject to a 1.00% LIBOR floor and a 2.00% Alternate Base Rate floor.

Under the Term A Facility, we are required to make amortization payments in aggregate amounts equal to 15% of the original principal amount of the Term A Facility in 2017 and 45% of the original principal amount of the Term A Facility in 2018. Under the Term H Facility, we are required to make amortization payments in aggregate amounts equal to 1% of the original principal amount of the Term H Facility each year. As of December 31, 2016, no additional amortization payments were required to be made under the Term F Facility or the Term G Facility.

The term loan facility must be prepaid in an amount equal to (1) 100% of the net cash proceeds of certain asset sales and dispositions by us, subject to certain exceptions and reinvestment rights (provided that, in connection with Amendment No. 2, we have agreed with the lenders under the Revolving Facility and the Term A Facility not to exercise such reinvestment rights prior to January 1, 2018), (2) 100% of the net cash proceeds of issuances of certain debt obligations or receivables-based financing by us, subject to certain exceptions, and (3) 50%, subject to reduction to a lower percentage based on our leverage ratio (as defined in the Credit Facility generally as the ratio of total debt on the date of determination to our EBITDA, as defined, for the four quarters most recently ended prior to such date), of excess cash flow (as defined) for any year, subject to certain exceptions. Voluntary prepayments and commitment reductions are permitted in whole or in part, without any premium or penalty, subject to minimum prepayment or reduction requirements.

The borrower under the Credit Facility is the Issuer. All of the obligations under the Credit Facility are unconditionally guaranteed by Holdings and certain of its existing and subsequently acquired or organized domestic subsidiaries. All obligations under the Credit Facility and the related guarantees are secured by a perfected first priority lien or security interest in substantially all of the assets of Holdings, the Issuer and each subsidiary guarantor, including equity interests held by Holdings, the Issuer or any subsidiary guarantor, but excluding, among others, the equity interests of non-significant subsidiaries, syndication subsidiaries, securitization subsidiaries and joint venture subsidiaries. Such assets constitute substantially the same assets, subject to certain exceptions, that secure our obligations under the 2018 Secured Notes and the 2021 Secured Notes

The Issuer has agreed to pay letter of credit fees equal to the applicable percentage then in effect with respect to LIBOR borrowings under the Revolving Facility times the maximum aggregate amount available to be drawn under all letters of credit outstanding under the subfacility for letters of credit. The issuer of any letter of credit issued under the subfacility for letters of credit will also receive a customary fronting fee and other customary processing charges. The Issuer is obligated to pay commitment fees of 0.50% per annum (subject to adjustment based upon our leverage ratio) on the unused portion of the Revolving Facility.

The Credit Facility contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting our ability, subject to certain exceptions, to, among other things (1) declare dividends, make distributions or redeem or repurchase capital stock, (2) prepay, redeem or repurchase other debt, (3) incur liens or grant negative pledges, (4) make loans and investments and enter into acquisitions and joint ventures, (5) incur additional indebtedness or provide certain guarantees, (6) make capital expenditures, (7) engage in mergers, acquisitions and asset sales, (8) conduct transactions with affiliates, (9) alter the nature of the Company’s businesses, (10) grant certain guarantees with respect to physician practices, (11) engage in sale and leaseback transactions or (12) change our fiscal year. We are also required to comply with specified financial covenants (consisting of a maximum secured net leverage ratio and an interest coverage ratio) and various affirmative covenants. Under the Credit Facility, the secured net leverage ratio is calculated as the ratio of total secured debt, less unrestricted cash and cash equivalents, to consolidated EBITDA, as defined in the Credit Facility, and the interest coverage ratio is the ratio of consolidated EBITDA, as defined in the Credit Facility, to consolidated interest expense for the period. The calculation of consolidated EBITDA as defined in the Credit Facility is a trailing 12-month calculation that begins with net income attributable to the Company, with certain pro forma adjustments to consider the impact of material acquisitions or divestitures, and adjustments for interest, taxes, depreciation and amortization, net income attributable to noncontrolling interests, stock compensation expense, restructuring costs, and the financial impact of other non-cash or non-recurring items recorded during any such 12-month period. The secured net leverage ratio financial covenant in the Credit Facility requires the ratio of secured debt to EBITDA, as defined, to be less than or equal to the following levels for the following periods: (i) from December 31, 2013 through December 31, 2015, 4.50 to 1.00; (ii) from January 1, 2016 through September 30, 2016, 4.25 to 1.00; (iii) from October 1, 2016 through December 31, 2017, 4.50 to 1.00; and (iv) thereafter, 4.00 to 1.00. The interest coverage ratio financial covenant in the Credit Facility required the ratio of consolidated EBITDA, as defined, to consolidated interest expense to be greater than or equal to the following levels for the following periods: (i) from December 31, 2013 to December 31, 2017, 2.00 to 1.00 and (ii) thereafter, 2.25 to 1.00. The Company was in compliance with all such covenants at December 31, 2016, with a secured net leverage ratio of approximately 3.96 to 1:00 and an interest coverage ratio of approximately 2.43 to 1.00.

Events of default under the Credit Facility include, but are not limited to, (1) the Issuer’s failure to pay principal, interest, fees or other amounts under the credit agreement when due (taking into account any applicable grace period), (2) any representation or warranty proving to have been materially incorrect when made, (3) covenant defaults subject, with respect to certain covenants, to an available cure through the issuance of qualified equity for a period of 60 days after the end of the first three quarters and 100 days after a year end, (4) bankruptcy and insolvency events, (5) a cross default to certain other debt, (6) certain undischarged judgments (not paid within an applicable grace period), (7) a change of control (as defined), (8) certain ERISA-related defaults and (9) the invalidity or impairment of specified security interests, guarantees or subordination provisions in favor of the administrative agent or lenders under the Credit Facility.

As of December 31, 2016, the availability for additional borrowings under the Credit Facility, subject to certain limitations as set forth in the Credit Facility, was approximately $1.0 billion pursuant to the Revolving Facility, of which $55 million is in the form of outstanding letters of credit.

The Issuer has the ability to amend the Credit Facility to provide for one or more tranches of term loans or increases in the Revolving Facility in an aggregate principal amount of up to $1.5 billion, only $750 million of which is effectively available because of our additional undertakings in connection with Amendment No. 2. As of December 31, 2016, on an as adjusted basis, the Issuer has used $37.5 million of this amount.

As of December 31, 2016, the weighted-average interest rate under the Credit Facility, excluding swaps, was 5.0%.

The 2019 Notes

On November 22, 2011, the Issuer completed a private offering of $1.0 billion aggregate principal amount of 2019 Notes. The net proceeds from this issuance, together with available cash on hand, were used to finance the purchase of up to $1.0 billion aggregate principal amount of the Issuer’s then outstanding 8.875% Senior Notes due 2015 and related fees and expenses. On March 21, 2012, the Issuer completed a private offering of an additional $1.0 billion aggregate principal amount of the 2019 Notes (at a premium of 102.5%). The net proceeds from this issuance were used to finance the purchase of approximately $850 million aggregate principal amount of the Issuer’s then outstanding 8.875% Senior Notes due 2015, to pay related fees and expenses and for general corporate purposes. The 2019 Notes bear interest at 8% per annum, payable semiannually in arrears on May 15 and November 15. Interest on the 2019 Notes accrues from the date of original issuance. Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months.

The Issuer is entitled, at its option, to redeem all or a portion of the 2019 Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Period	Redemption Price
November 15, 2016 to November 14, 2017	102.000%
November 15, 2017 to November 14, 2019	100.000%

During the year ended December 31, 2016, the Company repurchased approximately $75 million of aggregate principal amount of outstanding 2019 Notes in open market transactions.

The 2020 Notes

On July 18, 2012, the Issuer completed a public offering of $1.2 billion aggregate principal amount of 2020 Notes. The net proceeds from this issuance were used to finance the purchase or redemption of $934 million aggregate principal amount of the Issuer’s then outstanding 8.875% Senior Notes due 2015, to pay for consents delivered in connection with a related tender offer, to pay related fees and expenses, and for general corporate purposes. The 2020 Notes bear interest at 7.125% per annum, payable semiannually in arrears on July 15 and January 15. Interest on the 2020 Notes accrues from the date of original issuance. Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months.

The Issuer is entitled, at its option, to redeem all or a portion of the 2020 Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Period	Redemption Price
July 15, 2016 to July 14, 2017	103.563%
July 15, 2017 to July 14, 2018	101.781%
July 15, 2018 to July 15, 2020	100.000%

The 2018 Secured Notes

On August 17, 2012, the Issuer completed a public offering of $1.6 billion aggregate principal amount of 2018 Secured Notes. The net proceeds from this issuance, together with available cash on hand, were used to finance the prepayment of $1.6 billion of the then outstanding term loans due 2014 under the Credit Facility and related fees and expenses. The 2018 Secured Notes bear interest at 5.125% per annum, payable semiannually in arrears on August 15 and February 15. Interest on the 2018 Secured Notes accrues from the date of original issuance. Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months. The 2018 Secured Notes are secured by a first-priority lien subject to a shared lien of equal priority with certain other obligations, including obligations under the Credit Facility and the 2021 Secured Notes, and subject to prior ranking liens permitted by the indenture governing the 2018 Secured Notes on substantially the same assets, subject to certain exceptions, that secure our obligations under the Credit Facility and the 2021 Secured Notes.

The Issuer is entitled, at its option, to redeem all or a portion of the 2018 Secured Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Period	Redemption Price
August 15, 2016 to August 14, 2017	101.281%
August 15, 2017 to August 14, 2018	100.000%

On May 16, 2016, using part of the cash generated from the QHC spin-off, the Company completed a cash tender offer for $900 million aggregate principal amount of outstanding 2018 Secured Notes.

As described under “Use of Proceeds”, we intend to use a portion of the net proceeds from this offering to finance the purchase of all the outstanding 2018 Secured Notes validly tendered and not validly withdrawn in the Tender Offer and to redeem any 2018 Secured Notes not purchased in the Tender Offer pursuant to the Conditional Notice of Redemption.

The 2021 Secured Notes

On January 27, 2014, the Issuer completed a private offering of $1.0 billion aggregate principal amount of 2021 Secured Notes. The net proceeds from this issuance were used to finance the acquisition of HMA. The 2021 Secured Notes bear interest at 5.125% per annum, payable semiannually in arrears on February 1 and August 1. Interest on the 2021 Secured Notes accrues from the date of original issuance. Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months. The 2021 Secured Notes are secured by a first-priority lien, subject to a shared lien of equal priority with certain other obligations, including obligations under the Credit Facility and the 2018 Secured Notes, and subject to prior ranking liens permitted by the indenture governing the 2021 Secured Notes, on substantially the same assets, subject to certain exceptions, that secure our obligations under the Credit Facility and the 2018 Secured Notes.

The Issuer is entitled, at its option, to redeem all or a portion of the 2021 Secured Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Period	Redemption Price
February 1, 2017 to January 31, 2018	103.844%
February 1, 2018 to January 31, 2019	102.563%
February 1, 2019 to January 31, 2020	101.281%
February 1, 2020 to January 31, 2021	100.000%

The 2022 Notes

On January 27, 2014, the Issuer completed a private offering of $3.0 billion aggregate principal amount of 2022 Notes. The net proceeds from this issuance were used to finance the acquisition of HMA. The 2022 Notes bear interest at 6.875% per annum, payable semiannually in arrears on February 1 and August 1. Interest on the 2022 Notes accrues from the date of original issuance. Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months.

Prior to February 1, 2018, the Issuer may redeem some or all of the 2022 Notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, plus a “make-whole” premium, as described in the indenture governing the 2022 Notes. After February 1, 2018, the Issuer is entitled, at its option, to redeem all or a portion of the 2022 Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Period	Redemption Price
February 1, 2018 to January 31, 2019	103.438%
February 1, 2019 to January 31, 2020	101.719%
February 1, 2020 to January 31, 2022	100.000%

Receivables Facility

On March 21, 2012, through certain of its subsidiaries, the Issuer entered into an accounts receivable loan agreement (the “Receivables Facility”) with a group of lenders and banks, Credit Agricolé Corporate and Investment Bank, as a managing agent and as the administrative agent, and The Bank of Nova Scotia, as a managing agent. On March 7, 2013, the Issuer and certain of its subsidiaries amended the Receivables Facility to add an additional managing agent, The Bank of Tokyo-Mitsubishi UFJ, Ltd., to increase the size of the facility from $300 million to $500 million and to extend the scheduled termination date. Additional subsidiaries also agreed to participate in the Receivables Facility as of that date. On March 31, 2014, the Issuer and certain of its subsidiaries amended the Receivables Facility to increase the size of the facility from $500 million to $700 million and to extend the scheduled termination date. Additional subsidiaries also agreed to participate in the Receivables Facility as of that date. On November 13, 2015, the Issuer and certain of its subsidiaries amended the Receivables Facility to extend the scheduled termination date and amend certain other provisions thereof. On November 18, 2016, the Issuer and certain of its subsidiaries amended the Receivables Facility to extend the scheduled termination date in respect of a $450 million portion of the commitments thereunder and amend certain other provisions thereof. The existing and future non-self pay patient-related accounts receivable (the “Receivables”) for certain affiliated hospitals serve as collateral for the outstanding borrowings under the Receivables Facility. The interest rate on the borrowings is based on the commercial paper rate plus an applicable interest rate spread.

Unless earlier terminated or subsequently extended pursuant to its terms, the Receivables Facility will expire on November 13, 2017 in respect of a $250 million portion of the commitments thereunder, and November 13, 2018 in respect of the remaining $450 million of commitments thereunder, subject to customary termination events that could cause an early termination date. The Issuer maintains effective control over the Receivables because, pursuant to the terms of the Receivables Facility, the Receivables are sold from certain of the Issuer’s subsidiaries to the Issuer, and the Issuer then sells or contributes the Receivables to a special-purpose entity that is wholly-owned by the Issuer. The wholly-owned special-purpose entity in turn grants security interests in the Receivables in exchange for borrowings obtained from the group of third-party lenders and banks of up to $700 million outstanding from time to time based on the availability of eligible Receivables and other customary factors. The wholly owned special-purpose entity is not a Subsidiary Guarantor under the Credit Agreement or the Existing Notes. The group of third-party lenders and banks do not have recourse to the Issuer or the Issuer’s subsidiaries beyond the assets of the wholly-owned special-purpose entity that collateralizes the loan. The Receivables and other assets of the wholly-owned special-purpose entity will be available first and foremost to satisfy the claims of the creditors of such entity. The outstanding borrowings pursuant to the Receivables Facility at December 31, 2016 totaled $677 million with approximately $435 million classified as long-term debt on our consolidated balance sheet for the year ended December 31, 2016. At December 31, 2016, the carrying amount of Receivables included in the Receivables Facility totaled approximately $1.7 billion and was included in patient accounts receivable on our consolidated balance sheet for the year ended December 31, 2016.

Other Debt

As of December 31, 2016, other debt consisted primarily of the mortgage obligation on the Company’s corporate headquarters and other obligations maturing in various installments through 2021.

DESCRIPTION OF THE NOTES

CHS/Community Health Systems, Inc. (the “Issuer”), a Delaware corporation, will issue $2,200,000,000 aggregate principal amount of 6.250% senior secured notes due 2023 (the “Notes”). The following description of the Notes supplements and, to the extent inconsistent, replaces, the description of the general terms and provisions of debt securities in the accompanying prospectus. The Issuer will issue the Notes under an indenture (the “Base Indenture”) to be dated as of the Issue Date, between the Issuer and Regions Bank, an Alabama banking corporation, as trustee (in such capacity, together with its successors, the “Trustee”), as amended and supplemented by a First Supplemental Indenture (together with the Base Indenture, the “Indenture”) to be dated as of the Issue Date, among the Issuer, the Trustee and the Guarantors. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Notes are subject to all such terms pursuant to the provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement thereof.

The following is a summary of the material provisions of the Indenture and the Notes Collateral Documents and is qualified in its entirety by reference to the Indenture and the Notes Collateral Documents. Because this is a summary, it may not contain all the information that is important to you. You should read the Indenture and the Notes Collateral Documents in their entirety. Copies of the proposed form of the Indenture and the Notes Collateral Documents are available as described under “Where You Can Find Additional Information.” You can find the definitions of certain terms used in this description under “—Certain Definitions.” Unless otherwise indicated, defined terms used in this section apply only to this “Description of the Notes” and not to any other section of this prospectus supplement.

Brief Description of the Notes and the Guarantees

The Notes will be:

•	general senior secured obligations of the Issuer;

•	secured on a first-priority lien basis by the Collateral owned by the Issuer, subject to a shared lien of equal priority with the existing First Lien Obligations (including the Credit Agreement Obligations and the Existing Secured Notes) and any future Additional First Lien Obligations (as defined under “—Collateral—Collateral Documents”) and subject to other existing and future prior ranking liens permitted by the Indenture;

•	pari passu in right of payment with all existing and future Senior Indebtedness of the Issuer, but will be effectively senior to all of the Issuer’s unsecured Senior Indebtedness to the extent of the value of the Collateral owned by the Issuer (after giving effect to the sharing of such value with holders of equal or prior ranking liens on such Collateral);

•	effectively subordinated to any existing and future Indebtedness of the Issuer that is secured with property or assets that do not constitute Collateral to the extent of the value of such property and assets securing such Indebtedness (including the Credit Agreement Obligations to the extent they are secured by liens not also securing the Notes);

•	senior in right of payment to any future Subordinated Indebtedness of the Issuer;

•	unconditionally guaranteed on a senior secured basis by each Guarantor; and

•	structurally subordinated to all claims of creditors, including trade creditors, and claims of preferred stockholders, if any, of each of the Non-Guarantor Subsidiaries.

The Guarantee of each Guarantor will be:

•	a general senior secured obligation of such Guarantor;

•	secured on a first-priority lien basis by the Collateral owned by such Guarantor, subject to a shared lien of equal priority with the existing First Lien Obligations (including the Credit Agreement Obligations and the Existing Secured Notes) and any future Additional First Lien Obligations and subject to other existing and future prior ranking liens permitted by the Indenture;

•	pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor, but will be effectively senior to all of such Guarantor’s unsecured Senior Indebtedness to the extent of the value of the Collateral owned by such Guarantor (after giving effect to the sharing of such value with holders of equal or prior ranking liens on such Collateral);

•	effectively subordinated to any existing and future Indebtedness of such Guarantor that is secured with property or assets that do not constitute Collateral to the extent of the value of such property and assets securing such Indebtedness (including the Credit Agreement Obligations to the extent they are secured by liens not also securing the Notes); and

•	senior in right of payment to any future Subordinated Indebtedness of such Guarantor.

Principal, Maturity and Interest

The Notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The rights of Holders of beneficial interests in the Notes to receive the payments on such Notes are subject to applicable procedures of DTC. If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

The Issuer will issue an aggregate principal amount of $2,200,000,000 of Notes on the Issue Date. The Notes will mature on March 31, 2023. Interest on the Notes will accrue at the rate of 6.250% per annum and will be payable, in cash, semi-annually in arrears on March 31 and September 30 of each year, commencing on September 30, 2017, to Holders of record on the immediately preceding March 15 and September 15, respectively. If the Issuer delivers Global Notes to the Trustee for cancellation on a date that is after the record date and on or before the corresponding interest payment date, then interest shall be paid in accordance with the applicable procedures of DTC. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 16, 2017. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period will end on (but not include) the relevant interest payment date.

Additional Notes

The Issuer may issue additional Notes (the “Additional Notes”) from time to time under the Indenture, subject to compliance with the covenants contained in the Indenture. The Indenture will provide for the issuance of Additional Notes having identical terms and conditions to the Notes offered hereby, other than, if applicable, the date from which interest will accrue. Additional Notes will be part of the same class as the Notes offered hereby under the Indenture for all purposes, including waivers, amendments, redemptions and offers to purchase; provided that Additional Notes will not be issued with the same CUSIP or ISIN, as applicable, as existing Notes unless such Additional Notes are fungible with the existing Notes for U.S. federal income tax purposes. Holders of Additional Notes actually issued will share equally and ratably in the Collateral with the Holders. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to “Notes” include any Additional Notes actually issued.

Payments

Principal of, and premium and interest, if any, on the Notes will be payable at the office or agency of the Paying Agent or, at the option of the Paying Agent, payment of interest, if any, may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders, provided that all payments of principal, premium and interest, if any, with respect to Notes represented by one or more global notes registered in the name of or held by the DTC or its nominee will be made by wire transfer of immediately available funds. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

Guarantees

The obligations of the Issuer under the Notes and the Indenture will be, jointly and severally, unconditionally guaranteed on a senior secured basis (the “Guarantees”) by Holdings and each Domestic Subsidiary that is a Restricted Subsidiary and Guarantees the payment of any capital market debt securities or Indebtedness under the Credit Agreement of the Issuer or any Guarantor. Following the Issue Date, Subsidiaries will be required to Guarantee the Notes to the extent described in “—Certain Covenants—Limitation on Guarantees.”

Excluding intercompany payables and receivables, we that estimate our Non-Guarantor Subsidiaries accounted for approximately $7.2 billion, or 39%, of our total net operating revenue, approximately $136 million, or 12%, of our net cash provided by operating activities and approximately $(407) million, or 25%, of our total net loss, in each case, for the year ended December 31, 2016. In addition, excluding intercompany payables and receivables, we estimated that our Non-Guarantor Subsidiaries accounted for approximately $9.4 billion, or 43%, of our total assets, and approximately $1.8 billion, or 9%, of our total liabilities, in each case, as of December 31, 2016.

Each Guarantee will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law to comply with corporate benefit, financial assistance and other laws. By virtue of this limitation, a Guarantor’s obligation under its Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Guarantee. See “Risk Factors—Risks Related to the Notes and our Indebtedness—Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from the guarantors.”

The Guarantee of a Subsidiary Guarantor will terminate upon:

(1)	a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of such Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor to a Person other than to the Issuer or a Restricted Subsidiary and as otherwise permitted by the Indenture (including pursuant to an enforcement action in accordance with the Intercreditor Agreement),

(2)	the designation in accordance with the Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary,

(3)	defeasance or discharge of the Notes, as provided in “—Defeasance” and “—Satisfaction and Discharge,”

(4)	to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of all guarantees referred to in such clause, or

(5)

such Guarantor being released from all of its obligations under all of its Guarantees of (i) any and all Indebtedness of the Issuer or any Guarantor under the Credit Agreement or (ii) in the case of a Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Issuer or a Guarantor pursuant to the covenant entitled “—Certain Covenants—Limitation on Guarantees,” any and all Indebtedness that would have required such Subsidiary

Guarantor to provide a Guarantee under such covenant, except in the case of clause (i) or (ii), a release as a result of the repayment or discharge of the Indebtedness specified in clause (i) or (ii) (it being understood that a release or discharge subject to a contingent reinstatement is still considered a release or discharge, and if any such Indebtedness of such Guarantor under the Credit Agreement or any Other Guarantee is so reinstated, such Guarantee shall also be reinstated), or

(6)	the achievement of Investment Grade Status as described under “—Certain Covenants—Suspension of Covenants and Release of Collateral and Guarantees on Achievement of Investment Grade Status”; provided that such Guarantee will be reinstated upon the Reversion Date.

The Guarantee of Holdings or any other direct or indirect parent of the Issuer that provides a Guarantee will terminate upon defeasance or discharge of the Notes, as provided in “—Defeasance” and “—Satisfaction and Discharge”.

Claims of creditors of Non-Guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Non-Guarantor Subsidiaries, and claims of preferred and minority stockholders (if any) of those Non-Guarantor Subsidiaries and claims against joint ventures generally will have priority with respect to the assets and earnings of those Non-Guarantor Subsidiaries and joint ventures over the claims of creditors of the Issuer, including Holders. The Notes and each Guarantee therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of Subsidiaries of the Issuer (other than the Guarantors) and joint ventures. Although the Indenture limits the incurrence of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness, Disqualified Stock or Preferred Stock under the Indenture.

See “—Certain Covenants—Limitation on Indebtedness.”

Collateral

Description of Collateral

The Notes and the Guarantees will, with certain exceptions, have the benefit of Liens on the Collateral, including after-acquired Collateral, which will consist of first-priority security interests in the Collateral shared with the other First Lien Obligations, including the Credit Agreement Obligations and the Obligations in respect of the Existing Secured Notes and related guarantees (subject to Permitted Liens and other Liens permitted by the Indenture, which may rank ahead of the first-priority security interests for the benefit of the Notes). Subject to the terms described below under “—Release”, the Collateral will consist of substantially the same assets that secure the Credit Agreement Obligations and the Obligations in respect of the Existing Secured Notes (other than the Excluded Stock Collateral, which will secure the Credit Agreement Obligations but will not constitute Collateral with respect to the Notes or the Existing Secured Notes). The Collateral is expected to consist of substantially all of the property and assets of the Issuer and the Guarantors, subject to a variety of exceptions, including those described below. The implementation of certain of the Collateral that will secure the Notes will be delayed, and Holders will not have the benefit of such Collateral during such delay. In the case of real property constituting Mortgaged Property, the Indenture will require the Issuer to deliver to the Collateral Agent within 270 days of the Issue Date (or such longer period as the Collateral Agent may agree in its sole discretion) (a) counterparts of amended or amended and restated mortgages securing the Obligations with respect to the Notes and the Guarantees, duly executed and delivered by the Collateral Agent and the Grantor that is the record owner of each applicable Mortgaged Property and otherwise suitable for recording and in form and substance sufficient to grant to the Collateral Agent for the benefit of the Secured Parties a valid mortgage lien on such real property, (b) title searches confirming that there are no Liens of record in violation of the applicable mortgage, (c) modification and date down endorsements to the existing title insurance policies, or new policies, to the extent such endorsements are not available and (d) local counsel opinions, and any other documents reasonably requested by the Collateral Agent in respect of the amended or amended and restated mortgages (including flood determinations and flood insurance required by Regulation H). For a period of time after the Issue Date until, and subject to the occurrence of, the delivery and recordation of mortgages (or amendment or restatement thereof), the Holders will not have a validly perfected security interest in the real property pledged to secure the Credit Agreement Obligations and the Obligations in respect of the Notes and the related guarantees. See “Collateral Documents” below.

The Collateral will not include, among other things, the following property and assets of the Issuer and the Guarantors (collectively, the “Excluded Assets”):

(1)	any General Intangible, Instrument, license, property right, permit or any other contract or agreement to which a Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest will constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of the Grantor therein, (y) a violation of a valid and enforceable restriction in respect of such General Intangible, Instrument, license, property right, permit or any other contract or agreement or other such rights (1) in favor of a third party or (2) under any law, regulation, permit, order or decree of any Governmental Authority or (z) a breach or termination (or result in any party thereto having the right to terminate) pursuant to the terms of, or a default under, such General Intangible, Instrument, license, property right, permit or any other contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to the New York UCC or any other applicable law or principles of equity); provided, however, that such property or asset will become Collateral immediately at such time as the condition causing such abandonment, invalidation, unenforceability or breach or termination, as the case may be, is remedied and, to the extent severable, any portion of such General Intangible, Instrument, license, property right, permit or any other contract or agreement that does not result in any of the consequences specified in the immediately preceding clause (x), (y) or (z), including any proceeds of such General Intangible, Instrument, license, property rights, permit or any other contract or agreement, will become Collateral immediately;

(2)	more than 65% of the outstanding voting Capital Stock in any Foreign Subsidiary of the Issuer;

(3)	any Capital Stock in any Non-Significant Subsidiary;

(4)	any Capital Stock in certain Subsidiaries of the Issuer engaged in certain securitization transactions or certain non-wholly owned Subsidiaries of the Issuer to the extent the pledge of the Capital Stock in such Subsidiary is prohibited by any applicable Contractual Obligation or requirement of law;

(5)	any vehicle or other asset subject to certificate of title;

(6)	any asset that requires perfection through control agreements (including, to the extent required in the relevant jurisdiction for deposit accounts and investment property);

(7)	any minority Capital Stock;

(8)	any assets with respect to which the Collateral Agent shall reasonably determine that the cost of creating and/or perfecting a security interest therein is excessive in relation to the benefit to the Secured Parties or that the granting or perfection of a security interest therein would violate applicable law or regulation;

(9)	any assets (other than any General Intangible, Instrument, license, property right, permit or any other contract or agreement) owned by any Grantor that are subject to certain purchase money liens and liens existing at the time the relevant asset was acquired, in each case, permitted by Section 6.02(c) or 6.02(n) of the Credit Agreement, to the extent and for so long as such Lien exists and the terms of the indebtedness or other obligations secured thereby prevent the grant of a security interest in such assets to secure First Lien Obligations; and

(10)	Excluded Stock Collateral but only to the extent that the inclusion of such Excluded Stock Collateral in the Collateral would require the Issuer to file separate financial statements for any subsidiary with the SEC.

The security interests securing the Notes and the Guarantees will be subject to all Permitted Liens and other Liens permitted by the Indenture, certain of which, such as Liens arising as a matter of law, will have priority over the security interests securing the Notes and the Guarantees.

The Issuer and the Guarantors will be able to incur additional Indebtedness in the future that could equally and ratably share in the Collateral. The amount of such Indebtedness will be limited by the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” However, the amount of such Indebtedness could be significant.

After-Acquired Property

Subject to certain exceptions and limitations, including those described below, if the Issuer or any Guarantor acquires any property which is of a type constituting Collateral under the Collateral Agreement or any other Notes Collateral Document (excluding, for the avoidance of doubt, any Excluded Assets), it will be required to execute and deliver such security instruments, financing statements and such certificates and opinions of counsel and take all other actions as are required under the Indenture and the Notes Collateral Documents to vest in the Collateral Agent a perfected security interest (subject to Permitted Liens and other Liens permitted by the Indenture, which include certain purchase money security interests) in such after-acquired property and to have such after-acquired property included as part of the Collateral, and thereupon all provisions of the Notes Collateral Documents and the Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect. However, no such after-acquired property will secure the Notes prior to the time, if any, that such property is pledged to secure the Credit Agreement Obligations and no Grantor will be required to mortgage real property acquired after the Issue Date at all if (a) such property has a fair market value of less than $10.0 million, (b) such property is secured by certain liens permitted under the Credit Agreement or (c) the Issuer intends to sell such property within six months. The Collateral Agent has no duty to monitor, and there can be no assurance that the Issuer will inform the Collateral Agent of, the future acquisition of property that is of a type constituting Collateral. Accordingly, there can be no assurance that the actions required to properly perfect a security interest in any such after-acquired property will be taken.

Collateral Documents

On the Issue Date, the Issuer will designate the Obligations in respect of the Notes and the Guarantees as “Pari Passu Debt Obligations” under the Collateral Agreement. The Collateral Agent, the Issuer and the Guarantors entered into the Collateral Agreement and the other existing Credit Agreement Collateral Documents to provide for the security interests that secure the Credit Agreement Obligations and such Collateral Agreement will also provide for certain of the security interests that will secure the Notes and the Guarantees. On or after the Issue Date, the Issuer, the Guarantors and the Collateral Agent will enter into, amend, supplement or otherwise modify one or more other Notes Collateral Documents which will further provide for certain of the security interests that will secure the Notes and the Guarantees, unless delayed as described below. These security interests, once established, will secure the payment and performance when due of all of the Obligations of the Issuer and the Guarantors in respect of the Notes and the Guarantees, as well as the Credit Agreement Obligations and Obligations in respect of the Existing Secured Notes (and the related guarantees) and in the future may secure other First Lien Obligations, in each case as provided in the Collateral Documents. The Issuer will use its commercially reasonable efforts to complete or cause to be completed on or prior to the Issue Date all filings and other similar actions required or desirable on its part in connection with the creation, perfection, protection and/or reaffirmation of such security interests; provided, however, that the Issuer will have up to 270 days following the Issue Date (or such longer period as the Collateral Agent may agree to in its sole discretion) to complete or cause to be completed those actions required to deliver and record amended or amended and restated mortgages with respect to each Mortgaged Property to secure the Obligations in respect of the Notes and the Guarantees. The creation and perfection of any security interests (including mortgages) after the Issue Date increases the risk that such security interests could be avoided in connection with any bankruptcy or insolvency proceedings involving the Issuer or any Guarantor. These security interests, individually or in the aggregate, will constitute a significant portion of the value of the Collateral.

By accepting a Note, each Holder will be deemed to have irrevocably appointed the Collateral Agent to act as its agent under the Notes Collateral Documents and irrevocably authorized the Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Notes Collateral Documents or other documents to which it is a party, together with any other incidental rights, powers and discretions and (ii) execute each document expressed to be executed by the Collateral Agent on its behalf. Since the Holders are not parties to the Notes Collateral Documents, such Holders may not, individually or collectively, take any direct action to enforce any rights in their favor under the Notes Collateral Documents. The Holders may only act by instruction to the Trustee, which shall instruct the Collateral Agent.

On the Issue Date, the Trustee will execute a joinder to the First Lien Intercreditor Agreement dated as of August 17, 2012 (as the same may be amended or supplemented from time to time, the “Intercreditor Agreement”), among the Collateral Agent, the Credit Agreement Administrative Agent, as Representative of the Credit Agreement Secured Parties (the “Credit Agreement Authorized Representative”), the Trustee, as Representative of the Notes Secured Parties and Regions Bank, as trustee of the 5.125% senior secured notes due 2018 issued by the Issuer on August 17, 2012 and as trustee of the 5.125% senior secured notes due 2021 issued by the Issuer on January 27, 2014 (together, the “Existing Secured Notes Trustees”) and as Representative of the Existing Secured Notes Secured Parties, with respect to the Shared Collateral (as defined below), which may be further amended or supplemented from time to time without the consent of the Holders to add other parties holding other First Lien Obligations (or their respective representatives) permitted to be incurred and permitted to be secured by the Collateral under the Indenture, the indentures governing the Existing Secured Notes, the Credit Agreement and any other then existing First Lien Debt Documents (such other obligations, “Additional First Lien Obligations”). Generally, “Shared Collateral” means, at any time, Collateral in which the holders of two or more classes of First Lien Obligations (or their authorized representatives) hold a valid and perfected security interest.

So long as no event of default shall have occurred and be continuing, and subject to certain terms and conditions, the Grantors will be entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Notes Collateral Documents and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Notes Collateral Documents), to operate the Collateral, to alter the Collateral and to collect, invest and dispose of any income thereon. The Notes Collateral Documents will, however, generally require the Issuer and the Guarantors to deliver to the Collateral Agent, and for the Collateral Agent to maintain in its possession, certificates evidencing pledges of Capital Stock and intercompany indebtedness to the extent such Capital Stock and Indebtedness are certificated. Subject to the intercreditor provisions described below, upon the occurrence and during the continuance of an event of default, to the extent permitted by law and subject to the provisions of the Notes Collateral Documents:

(i)	all of the rights of the Grantors to exercise voting or other consensual rights and powers with respect to all Capital Stock included in the Collateral shall cease, and all such rights will become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights and powers; and

(ii)	the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of applicable law and the Notes Collateral Documents.

Subject to applicable laws and the intercreditor arrangements described below and any Permitted Liens, upon the occurrence and during the continuance of an event of default, the Collateral Agreement provides that the Collateral Agent may foreclose upon and sell the applicable Collateral and distribute the net proceeds of any such sale to the Credit Agreement Secured Parties, the Existing Secured Notes Secured Parties, the Notes Secured Parties and the Pari Passu Secured Parties. Subject to the intercreditor arrangements described below, in the event of the enforcement of the security interests following an event of default, the Collateral Agent, in accordance with the provisions of the Indenture and the Collateral Agreement, will have absolute discretion in determining the time and method by which the security interests in the Collateral will be enforced and, if applicable, the time of application of all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Collateral Documents for the ratable benefit of the Credit Agreement Secured Parties, the Notes Secured Parties, the Existing Secured Notes Secured Parties and the Pari Passu Secured Parties in accordance with the Collateral Agreement. Accordingly, any proceeds received upon a realization of the Collateral securing the Notes and such other Obligations will be applied, subject to the intercreditor arrangements described below, as follows: first, to the payment of all reasonable out-of-pocket costs and expenses incurred by the administrative agent under the Credit Agreement (the “Credit Agreement Administrative Agent”), the Existing Secured Notes Trustees, the Trustee, the Collateral Agent and any other representative in respect of any Pari Passu Debt Obligations in connection with the collection, sale, foreclosure or realization or otherwise in connection with the Collateral Agreement, any other Collateral Documents, the Indenture, the Credit Agreement, the indentures governing the Existing Secured Notes, any Pari Passu Agreement or any of the Obligations related thereto, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Credit Agreement Administrative Agent, the Trustee, the Existing Secured Notes Trustees, the Collateral Agent and any other representative in respect of any Pari Passu Debt Obligations on behalf of the Issuer or a Guarantor and any other reasonable out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy under the Collateral Agreement, the Indenture, any Pari Passu Agreement or other agreement related to the Credit Agreement or Existing Secured Notes; second, to the payment in full of the unfunded advances/participations in respect of unreimbursed swingline loans and letters of credit under the Credit Agreement owed to the Credit Agreement Administrative Agent, the swingline lenders under the Credit Agreement and the issuing banks under the Credit Agreement; third, to the payment in full of all other Credit Agreement Obligations, the Obligations in respect of the Existing Secured Notes (and the related guarantees), the Obligations in respect of the Notes and the Guarantees and any Pari Passu Debt Obligations (the amounts so applied to be distributed among the Credit Agreement Secured Parties, the Existing Secured Notes Secured Parties, the Notes Secured Parties and the Pari Passu Secured Parties pro rata in accordance with the amounts of the obligations owed to them on the date of such distribution); and fourth, to the extent of the balance of such proceeds after application in accordance with the foregoing, to the Issuer or such Guarantor, as applicable, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Further Assurances

The Collateral Agreement and the Indenture will provide that the Issuer and the Guarantors shall, at their sole expense, take all actions that may be required under applicable law, or that the Trustee or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Indenture and in order to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created by the Notes Collateral Documents. As necessary, or upon reasonable request of the Collateral Agent, the Issuer and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust).

Pari Passu Intercreditor Arrangements

On the Issue Date, the Trustee will execute a joinder to the Intercreditor Agreement, with respect to the Collateral, which may be further amended or supplemented from time to time without the consent of the Holders to add other parties holding Additional First Lien Obligations (or their respective representatives).

Under the Intercreditor Agreement, the Holders will be represented by the Trustee, the Credit Agreement Secured Parties will be represented by the Credit Agreement Authorized Representative, the holders of the Existing Secured Notes will be represented by their respective Existing Secured Notes Trustee and the holders of each class of Additional First Lien Obligations will be represented by their respective designated agent (each, a

“Representative”). The Intercreditor Agreement will provide for the priorities and other relative rights among the Holders and the holders of other First Lien Obligations, including, among other things, that:

(1) notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens on the Shared Collateral securing any First Lien Obligations, the Liens securing all such First Lien Obligations shall be of equal priority; and

(2) any First Lien Obligations may be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, in each case, to the extent permitted by the Indenture, the Credit Agreement, the indentures governing the Existing Secured Notes and any other First Lien Debt Documents, without affecting the relative priority with respect to other First Lien Obligations or the relative rights under the Intercreditor Agreement.

The Intercreditor Agreement will also provide that only the “Applicable Authorized Representative” has the right to direct foreclosures and take other actions with respect to the Shared Collateral and that none of the other holders of First Lien Obligations or representatives in respect thereof will have any right to direct foreclosures or take such other actions. The Credit Agreement Administrative Agent will be the Applicable Authorized Representative until the earlier of (i) the date that all obligations in respect of the Credit Agreement are no longer secured by the Shared Collateral (the “Discharge of Credit Agreement Obligations”) and (ii) the Non-Controlling Authorized Representative Enforcement Date (such earlier date, the “Applicable Authorized Agent Date”). At all times following the Applicable Authorized Agent Date, the Applicable Authorized Representative will be the Representative of the series of First Lien Obligations (other than the Credit Agreement Obligations) that at such time constitutes the largest outstanding principal amount of any then-outstanding series of First Lien Obligations.

The “Non-Controlling Authorized Representative Enforcement Date” is the date that is 90 days (throughout which 90-day period the Representative that is to replace the Applicable Authorized Representative was the Representative of the First Lien Obligations that constitute the largest outstanding principal amount of any then-outstanding series of First Lien Obligations (other than the Credit Agreement Obligations) (the “Major Non-Controlling Authorized Representative”)) after the occurrence of both (a) an event of default under the terms of that class of First Lien Obligations and (b) the Collateral Agent’s and each other Representative’s receipt of written notice from that Representative certifying that (i) such Representative is the Major Non-Controlling Authorized Representative and that an event of default with respect to such First Lien Obligations has occurred and is continuing and (ii) such First Lien Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the agreement governing those First Lien Obligations; provided, however, that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Collateral Agent or the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Issuer or any Guarantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

The Applicable Authorized Representative under the Intercreditor Agreement will have the sole right to instruct the Collateral Agent to act or refrain from acting with respect to the Shared Collateral, and the Collateral Agent will not follow any instructions with respect to such Shared Collateral from any other Person. No Representative of any First Lien Obligations or other Secured Party (other than the Applicable Authorized Representative) will be entitled to instruct the Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interests in or realize upon, or take any other action available to it in respect of, the Shared Collateral. Subject to the foregoing, notwithstanding the equal priority of the Liens, the Collateral Agent, acting on the instructions of the Applicable Authorized Representative, may deal with the Shared Collateral as if such Collateral Agent had a senior Lien on such Shared Collateral. No Representative of any First Lien Obligations or Non-Controlling Secured Party (other than the Applicable Authorized

Representative) may contest, protest or object to any foreclosure proceeding or action brought by the Applicable Authorized Representative, a Controlling Secured Party or the Collateral Agent (acting on the instructions of the Applicable Authorized Representative). The Collateral Agent and each other Representative will agree that it will not accept any Lien on any Collateral for the benefit of the Holders (other than funds deposited for the discharge or defeasance of any First Lien Obligation or cash collateral in connection with a letter of credit or in connection with the obligations of a defaulting lender) other than pursuant to the Collateral Documents. Each holder of First Lien Obligations, including the Holders by acceptance thereof, will be deemed to have agreed that it will not contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any other holder of such First Lien Obligations in all or any part of the Collateral, or any of the provisions of the Intercreditor Agreement.

If an event of default has occurred and is continuing under any documentation evidencing or governing any First Lien Obligations and the Collateral Agent or any Secured Party is taking action to enforce rights in respect of any Shared Collateral, any distribution is made with respect to any Shared Collateral in any bankruptcy case of the Issuer or any Grantor or any Secured Party receives any payment pursuant to any intercreditor agreement other than the Intercreditor Agreement with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by the Collateral Agent or any other holder of such First Lien Obligations and proceeds of any such distribution, as applicable, will be applied among the First Lien Obligations to the payment in full of such First Lien Obligations on a ratable basis, after payment of all amounts owing to the Collateral Agent and the other Representatives, in their capacities as such.

None of the holders of First Lien Obligations may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other holder of First Lien Obligations seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral. In addition, none of the holders of First Lien Obligations may seek to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. None of the Collateral Agent, any Applicable Authorized Representative or any other Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent, such Applicable Authorized Representative or other Secured Party with respect to any Shared Collateral in accordance with the provisions of the Intercreditor Agreement. If any holder of First Lien Obligations obtains possession of any Shared Collateral or realizes any proceeds or payment in respect thereof, in each case, as a result of the enforcement of remedies, at any time prior to the discharge of each of the First Lien Obligations, then it must hold such Shared Collateral, proceeds or payment in trust for the other holders of First Lien Obligations and promptly transfer such Shared Collateral, proceeds or payment to the Collateral Agent to be distributed in accordance with the Collateral Documents.

If, at any time the Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Liens in favor of each series of First Lien Obligations upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be allocated and applied pursuant to the Intercreditor Agreement. The Collateral Agent and each Representative will agree to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Authorized Representative to evidence and confirm any release of Shared Collateral provided for in the Intercreditor Agreement.

If the Issuer or any Grantor becomes subject to any bankruptcy case, the Intercreditor Agreement provides that if the Issuer or any Grantor, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, the Secured Parties agree that they will not object to any such financing or to the Liens on the Shared Collateral securing the same (the “DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Applicable Authorized Representative opposes or objects to such DIP Financing or such DIP Financing Liens or such use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth in the Intercreditor Agreement), in each case so long as:

(A) each series of the Secured Parties retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case;

(B) each series of the Secured Parties are granted Liens on any additional collateral pledged to any Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the Secured Parties as set forth in the Intercreditor Agreement;

(C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to the Intercreditor Agreement; and

(D) if any Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to the Intercreditor Agreement; provided that each series of the Secured Parties will have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Secured Parties of such series or its Representative that do not constitute Shared Collateral; and provided, however, that the Secured Parties receiving adequate protection shall not object to any other Secured Party receiving adequate protection comparable to any adequate protection granted to such Secured Parties in connection with a DIP Financing or use of cash collateral.

Notwithstanding the foregoing, the holders of each series of First Lien Obligations (and not the Secured Parties of any other series) will bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such series are unenforceable under applicable law or are subordinated to any other obligations (other than another series of First Lien Obligations), (y) any of the First Lien Obligations of such series do not have an enforceable security interest in any of the Collateral securing any other series of First Lien Obligations and/or (z) any intervening security interest that may exist securing other obligations (other than another series of First Lien Obligations) on a basis ranking prior to the security interest of such series of First Lien Obligations but junior to the security interest of any other series of First Lien Obligations and (ii) the existence of any Collateral for any other series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clause (i) or (ii) with respect to any series of First Lien Obligations, an “Impairment” of such series). In the event of any Impairment with respect to any series of First Lien Obligations, the results of such Impairment will be borne solely by the holders of such series of First Lien Obligations, and the rights of the holders of such series of First Lien Obligations (including the right to receive distributions in respect of such series of First Lien Obligations pursuant to the terms of the Intercreditor Agreement) set forth in the Intercreditor Agreement will be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the series of such First Lien Obligations subject to such Impairment. Accordingly, with respect to any Shared Collateral for which a third party (other than a Secured Party) has a lien or security interest that is junior in priority to the security interest of any series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other series of First Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the proceeds distributed in respect of the series of such First Lien Obligations subject to such impairment from the

Shared Collateral. Additionally, in the event the First Lien Obligations of any series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Collateral Documents governing such First Lien Obligations will refer to such First Lien Obligations or such documents as so modified.

Certain Limitations on the Collateral

No appraisals of any of the Collateral have been prepared by or on behalf of the Issuer or any Guarantor in connection with the issuance and sale of the Notes. The value of the Collateral in the event of liquidation will depend on many factors. Consequently, liquidating the Collateral may not produce proceeds in an amount sufficient to pay any amounts due on the Notes. See “Risk Factors—Risks Related to the Notes—The collateral may not be valuable enough to satisfy all the obligations secured by such collateral and, in certain circumstances, can be released without the consent of the trustee or the holders of the secured notes.”

The fair market value of the Collateral is subject to fluctuations based on a number of factors, including, among others, prevailing interest rates, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral will be dependent on numerous factors, including the actual fair market value of the Collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, some of the Collateral may be illiquid and may have no readily ascertainable market value or market. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay the Issuer’s and the Guarantors’ Obligations in respect of the Notes and the Guarantees. Any claim for the difference between the amount, if any, realized by Holders from the sale of Collateral securing the Notes and the Obligations in respect of the Notes and the Guarantees will rank equally in right of payment with all of the Issuer’s and the Guarantors’ other unsecured senior debt and other unsubordinated obligations, including trade payables. To the extent that third parties establish Liens on the Collateral, such third parties could have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent or the Holders to realize or foreclose on the Collateral. The Issuer may also issue additional Notes after the Issue Date as described above or otherwise incur Obligations which would be secured by the Collateral, the effect of which would be to increase the amount of Indebtedness secured equally and ratably by the Collateral. The ability of the Holders to realize on the Collateral may also be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “—Certain Bankruptcy Limitations.”

Limitation on Collateral Consisting of Subsidiary Securities

The Notes will be subject to Rule 3-16 of Regulation S-X under the Securities Act. Accordingly, the stock, other Capital Stock and other securities of a Subsidiary of Holdings otherwise constituting Collateral will constitute Collateral for the benefit of the Holders only to the extent that such stock, Capital Stock and other securities can secure the Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other U.S. Federal law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. Federal government agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act (or any such other U.S. Federal law, rule or regulation) requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s stock, Capital Stock or other securities secure the Notes, then the stock, Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral for the benefit of the Holders (but only to the extent necessary to not be subject to such requirement) and such excluded portion of the stock, Capital Stock and other securities is referred to as the “Excluded Stock Collateral.”

However, if Rule 3-16 of Regulation S-X under the Securities Act is thereafter amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any law, rule or regulation is adopted, which would permit) such Subsidiary’s stock, Capital Stock and other securities to secure the Notes in excess of the amount then pledged without filing with the SEC (or any other U.S. Federal governmental agency) of separate financial statements of such Subsidiary, then the stock, Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral for the benefit of the Holders (but only to the extent necessary to not be subject to any such financial statement requirement).

In accordance with the limitations described in the two immediately-preceding paragraphs, the Collateral for the benefit of the Holders will include stock, other Capital Stock and other securities of certain existing and future Subsidiaries of Holdings only to the extent that the applicable value of such stock, other Capital Stock and other securities (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. As a result, the portion of the stock, other Capital Stock and other securities of Subsidiaries constituting Collateral for the benefit of the Holders may decrease or increase as described above. We conduct substantially all of our business through our subsidiaries, some of which have Capital Stock with a value in excess of 20% of the aggregate principal amount of the Notes. See “Risk Factors—Risks Related to Collateral Arrangements on the Notes—The pledge of the securities of our subsidiaries that secures the secured notes, subject to certain exceptions, will automatically be released to the extent and for so long as that pledge would require the filing of separate financial statements with the SEC for that subsidiary. As result of any such release, the secured notes could be secured by less collateral than our other First Lien Obligations, including the Credit Facility.”

Certain Bankruptcy Limitations

In addition to the limitations described above, the right of the Collateral Agent to obtain possession, exercise control over or dispose of the Collateral following an event of default is likely to be significantly impaired by applicable bankruptcy law if the Issuer or any Guarantor were to have become a debtor under the U.S. Bankruptcy Code prior to the Collateral Agent having obtained possession, exercised control over or disposed of the Collateral. Upon the commencement of a case for relief, under the U.S. Bankruptcy Code, a secured creditor is prohibited by the automatic stay from obtaining possession of its collateral from a debtor in a bankruptcy case, or from exercising control over or disposing of collateral taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The term “adequate protection” is not defined in the U.S. Bankruptcy Code, but it includes making periodic cash payments, providing an additional or replacement Lien or granting other relief, in each case to the extent that the collateral decreases in value during the pendency of the bankruptcy case as a result of, among other things, the imposition of the automatic stay, the use, sale or lease of such collateral or any grant of a “priming lien” in connection with DIP Financing. The type of adequate protection provided to a secured creditor will vary according to the circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent Holders would be compensated for any delay in payment or decrease in value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior or pari passu Liens) is not sufficient to repay all amounts due on the Notes, the Holders would hold secured claims to the extent of the value of the Collateral and would hold unsecured claims with respect to any shortfall. Under the U.S. Bankruptcy Code, a secured creditor’s claim includes interest and any reasonable fees, costs or charges provided for under the agreement under which such claim arose only if and to the extent the claims are oversecured. In addition, if the Issuer or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may void certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances. See “Risk Factors—Risks Related to the Notes and Our Indebtedness—Federal and state statutes allow courts, under specific circumstances, to void the notes, guarantees or, in the case of the secured notes, security interests and courts could require noteholders to return payments received from us or the guarantors.”

In the event the Issuer or any Guarantor becomes a debtor in a bankruptcy case, the Issuer or such Guarantor may enter into DIP Financing in such case. As a result of such DIP Financing, the Liens on the Collateral securing the Notes and the Guarantees may, without any further action or consent by the Trustee, the Collateral Agent or the Holders, be made junior and subordinated to Liens granted to secure such DIP Financing so long as the Issuer or the applicable Guarantor can show that (i) it could not obtain credit otherwise and (ii) there is adequate protection of the interest of the holder of the Lien on the assets on which such priming Lien is proposed to be granted. In addition, as described under “—Pari Passu Intercreditor Arrangements,” pursuant to the Intercreditor Agreement, Holders will not be permitted to object to certain DIP Financings and may be required to subordinate their Liens in connection with certain DIP Financings. See “Risk Factors—Risks Related to the Collateral Arrangements on the Secured Notes—Bankruptcy laws may limit the ability of holders of the secured notes to realize value from the collateral.”

Release

The Liens on the Collateral will be released with respect to the Notes and the Guarantees:

(i)	in whole, upon payment in full of the principal of, accrued and unpaid interest, if any, and premium, if any, on the Notes;

(ii)	in whole, upon satisfaction and discharge of the Indenture as described under “—Satisfaction and Discharge”;

(iii)	in whole, upon a legal defeasance or covenant defeasance as described under “—Defeasance”;

(iv)	in part, as to any property or asset constituting Collateral (A) that is sold or otherwise disposed of or deemed disposed of in a transaction permitted by “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” (B) that is owned by a Subsidiary Guarantor to the extent such Subsidiary Guarantor has been released from its Guarantee in accordance with the Indenture or (C) otherwise in accordance with, and as expressly provided for under, the Indenture and the Collateral Documents;

(v)	as described under “—Pari Passu Intercreditor Arrangements”;

(vi)	with respect to any particular item of Collateral, upon release by the Collateral Agent of the liens on such item of Collateral securing the Credit Agreement Obligations and the substantially concurrent release of the liens on such item of Collateral securing any other First Lien Obligations (other than the Notes); provided, however, that there is then outstanding under the Credit Agreement aggregate debt and debt commitments in an amount that exceeds the aggregate principal amount of the then outstanding Notes; provided, further, however that this clause (vi) shall not apply with respect to a release of all or substantially all of the Collateral;

(vii)	to the extent any particular item of Collateral becomes an Excluded Asset;

(viii)	as described under “Certain Covenants—Suspension of Covenants and Release of Collateral and Guarantees on Achievement of Investment Grade Status”; provided that the Liens on the Collateral in favor of the Notes will be reinstated upon the occurrence of the Reversion Date; or

(ix)	as described under “—Amendments and Waivers.”

Upon any sale or disposition of Collateral in compliance with the Indenture and the Collateral Documents, the Liens in favor of the Collateral Agent on such Collateral and (subject to the provisions described under “—After-Acquired Property”) all proceeds thereof shall automatically terminate and be released and the Collateral Agent will execute and deliver such documents and instruments as the Issuer and the Guarantors may request to evidence such termination and release (without recourse or warranty) without the consent of the Holders.

To the extent required by law, the Issuer will furnish to the Collateral Agent and the Trustee, prior to each proposed release of Collateral pursuant to the Collateral Documents and the Indenture, an Officers’ Certificate and Opinion of Counsel and such other documentation as is required by the Indenture.

To the extent required by law, the Issuer will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Collateral Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an Officer except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the Trustee.

Notwithstanding anything to the contrary in the preceding paragraph, the Issuer will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders (whether issued to the Issuer or to any other Person), all or any portion of TIA §314(d) is inapplicable to the released Collateral.

The Issuer will not be required to comply with TIA §314(d) with respect to any of the following:

(a)	cash payments (including for the scheduled repayment of Indebtedness) in the ordinary course of business or consistent with past practice;

(b)	sales or other dispositions of inventory in the ordinary course of business or consistent with past practice;

(c)	collections, sales or other dispositions of accounts receivable in the ordinary course of business or consistent with past practice; and

(d)	sales or other dispositions in the ordinary course of business or consistent with past practice of any property the use of which is no longer necessary or desirable in, and is not material to, the conduct of the business of the Issuer and its Subsidiaries;

provided, however, the Issuer’s right to rely on the above will be conditioned upon the Issuer’s delivering to the Trustee, within 30 calendar days following the end of each fiscal year, an Officers’ Certificate to the effect that all releases during such period in respect of which the Issuer did not comply with TIA §314(d) in reliance on the above were made in the ordinary course of business or consistent with past practice.

The Issuer will otherwise comply with the provisions of TIA §314.

Book-Entry, Delivery and Form

Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (which may include the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and premium and interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining,

supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for certificated Notes if:

(1)	DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2)	the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated Notes; or

(3)	there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuer will make all payments of principal, premium and interest, if any, with respect to certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in the Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any certificated Notes will also be settled in immediately available funds.

Ranking

Senior Indebtedness versus Notes

The Notes will be senior secured obligations of the Issuer and will rank equal in right of payment to all of the Issuer’s existing and future indebtedness that is not subordinated in right of payment to the Notes, will be senior to all of the Issuer’s existing and future indebtedness that is subordinated in right of payment to the Notes and will be effectively senior to all of the Issuer’s existing and future unsecured indebtedness to the extent of the value of the assets securing the Notes (after giving effect to the sharing of such value with holders of equal or prior ranking liens on such Collateral). The Guarantees will be senior secured obligations of each Guarantor and will rank equal in right of payment to all of the existing and future indebtedness of each Guarantor that is not subordinated in right of payment to the applicable Guarantee, will be senior to all of the existing and future indebtedness of each Guarantor that is subordinated in right of payment to the applicable Guarantee and will be effectively senior to all of the existing and future unsecured indebtedness of each Guarantor to the extent of the value of the assets securing the applicable Guarantee (after giving effect to the sharing of such value with holders of equal or prior ranking liens on such Collateral). The Notes and the Guarantees will be secured by liens on certain assets that also secure the Credit Agreement Obligations and the Obligations in respect of the Existing Secured Notes. The Notes and the Guarantees will be effectively junior in right of payment to liabilities of any subsidiary of Holdings that will not be the Issuer or a Guarantor. See “—Collateral” for a description of the Collateral and the lien priority with respect thereto.

Our Non-Guarantor Subsidiaries would have accounted for approximately $1.8 billion, or 9%, of our total liabilities as of December 31, 2016. As of December 31, 2016, on an as adjusted basis as described under “Capitalization”, we would have had approximately $9.4 billion aggregate principal amount of senior secured indebtedness outstanding, approximately $6.1 billion of senior unsecured indebtedness outstanding and an additional approximately $945 million that we would have been able to borrow under our revolving credit facility.

Liabilities of Subsidiaries versus Notes

A substantial portion of our operations is conducted through our Subsidiaries. Some of our Subsidiaries will not Guarantee the Notes, and, as described above under “—Guarantees,” the Guarantee of a Subsidiary Guarantor may be released under certain circumstances. In addition, our future Subsidiaries may not be required to Guarantee the Notes. Claims of creditors of such Non-Guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such Non-Guarantor Subsidiaries, and claims of preferred stockholders of such Non-Guarantor Subsidiaries, generally will have priority with respect to the assets and earnings of such Non-Guarantor Subsidiaries over the claims of our creditors, including Holders. Accordingly, the Notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such Non-Guarantor Subsidiaries.

Although the Indenture limits the incurrence of Indebtedness and Preferred Stock by certain of our Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Such

Indebtedness may be secured Indebtedness that has a prior or pari passu claim on the Collateral or a claim on assets not constituting Collateral. Any such claim on the Collateral by holders of such Indebtedness may provide those holders rights with respect to the Collateral, including enforcement of the related Liens, that may diminish the value of the Collateral in favor of the Notes. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Optional Redemption

Except as set forth in the next three paragraphs, the Notes are not redeemable at the option of the Issuer.

At any time and from time to time on or after the Issue Date and prior to March 31, 2020, the Issuer may redeem the Notes in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the redemption date.

At any time and from time to time on or after March 31, 2020, the Issuer may redeem the Notes in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on March 31 of the years indicated below:

Year	Percentage
2020	103.125%
2021	101.563%
2022 and thereafter	100.000%

At any time and from time to time on or after the Issue Date and prior to March 31, 2020, the Issuer may redeem Notes with the net cash proceeds received by the Issuer from any Equity Offering (other than Excluded Contributions) at a redemption price (expressed as a percentage of principal amount) equal to 106.250% plus accrued and unpaid interest, if any, to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes); provided that:

(1)	in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2)	not less than 50% of the original aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately thereafter (excluding Notes held by the Issuer or any of its Restricted Subsidiaries).

Notice of redemption will be provided as set forth under “—Selection and Notice” below.

Any redemption and notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering).

If the optional redemption date is on or after an interest payment record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Sinking Fund

The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitations on Sales of Assets and Subsidiary Stock.” The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, as certified to the Trustee by the Issuer, and in compliance with the applicable requirements of DTC, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination is redeemed in part; provided, however, that no Note of $2,000 in aggregate principal amount or less will be redeemed in part.

Notices of redemption will be delivered electronically or mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuer defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

Change of Control

The Indenture will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption” that is or has become unconditional and subject to the sixth succeeding paragraph, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice.

The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Credit Agreement provides, and future credit agreements or other agreements to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture) and may prohibit or limit the Issuer from purchasing any Notes pursuant to this covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, they will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Underwriters and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption of all outstanding Notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated for any reason on or before the 60th day after such Change of Control. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control

Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of redemption.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture.

Suspension of Covenants and Release of Collateral and Guarantees on Achievement of Investment Grade Status

Following the first day after the Issue Date that:

(a)	the Notes have achieved Investment Grade Status; and

(b)	no Default or Event of Default has occurred and is continuing under the Indenture,

then, beginning on that day and continuing until the Reversion Date, the Guarantees shall be released, the Liens on the Collateral securing the Notes shall be released and the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the following headings (collectively, the “Suspended Covenants”):

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Indebtedness,”

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“—Limitation on Affiliate Transactions,”

•	“—Limitation on Sales of Assets and Subsidiary Stock,”

•	“—Limitation on Guarantees,” and

•	the provisions of clause (3) of the first paragraph of “—Merger and Consolidation.”

If at any time the Notes cease to have such Investment Grade Status or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants, the Guarantees and the Liens on the Collateral will thereafter be reinstated and, with respect to the Suspended Covenants, as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants, the Guarantees and the Liens on the Collateral shall no longer be in effect for such time that the Notes maintain an Investment Grade Status and no Default or

Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on Indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first and second paragraphs of “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4)(b) of the second paragraph of “—Limitation on Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenants described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period; provided, however, that, no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, unless such designation would have complied with the covenant described under “—Limitation on Restricted Payments” as if such covenant would have been in effect during such period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.”

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Status.

Limitation on Indebtedness

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and any of the Subsidiary Guarantors may Incur Indebtedness (including Acquired Indebtedness), if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries is greater than 2.00 to 1.00.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)	Indebtedness of the Issuer and the Subsidiary Guarantors Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and, (without duplication) any Guarantees by the Issuer or any Subsidiary Guarantor in respect of such Indebtedness, in a maximum aggregate principal amount of all Indebtedness Incurred under this clause (1) and clause (15) below at any time outstanding not exceeding (i) $8.0 billion, plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing;

(2)	Guarantees by the Issuer or any Subsidiary Guarantor of Indebtedness of the Issuer or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of the Indenture;

(3)	Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary; provided, however, that:

(a)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Issuer or a Restricted Subsidiary; and

(b)	any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be;

(4)	Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness Incurred pursuant to clauses (1), (3) and (4)(a)) outstanding on the Issue Date, including any Guarantee thereof, (c) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause or clause (5) of this paragraph (subject to the extent the Indebtedness being Refinanced was Incurred under subclause (c) to clause (5) (or is Refinancing Indebtedness in respect thereof), to the requirements of subclause (c) to clause (5)) or Incurred pursuant to the first paragraph of this covenant, and (d) Management Advances;

(5)	(x) Indebtedness of the Issuer or any Subsidiary Guarantor Incurred or issued to finance an acquisition or (y) Acquired Indebtedness; provided, however, that after giving pro forma effect to such acquisition, merger or consolidation, and the Incurrence of such Indebtedness (including pro forma application of the proceeds thereof), either:

(a)	the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant,

(b)	the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries would not be lower than such ratio immediately prior to such acquisition, merger or consolidation, or

(c)	such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred (without giving effect to the last sentence of the definition of “Acquired Indebtedness” or the proviso in the definition of “Incur”) in contemplation of the transaction or series of related transactions pursuant to which such Persons became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary); provided that the only obligors with respect to such Indebtedness and any Refinancing Indebtedness in respect thereof shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger or consolidation;

(6)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7)	Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (a) $875.0 million and (b) 4.0% of Total Assets at the time of Incurrence, and any Refinancing Indebtedness in respect thereof;

(8)

Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Issuer or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice, (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; and (d) any customary treasury, depositary, cash management, automatic clearinghouse arrangements, overdraft protections, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business or consistent with past practice;

(9)	Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition);

(10)	[reserved];

(11)	Indebtedness of Non-Guarantor Subsidiaries in an aggregate amount not to exceed the greater of (a) $1,100.0 million and (b) 5.0% of the Total Assets at any time outstanding;

(12)	Indebtedness consisting of promissory notes issued by the Issuer or any of its Subsidiaries to any current or former employee, director or consultant of the Issuer, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Issuer or any Parent Entity that is permitted by the covenant described below under “—Limitation on Restricted Payments”;

(13)	Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business or consistent with past practice;

(14)	Indebtedness of the Issuer or any Subsidiary Guarantor in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed the greater of (a) $1,100.0 million and (b) 5.0% of Total Assets;

(15)	Indebtedness Incurred pursuant to a Qualified Receivables Transaction; provided, however, that, at the time of such Incurrence, the Issuer would have been entitled to Incur Indebtedness pursuant to clause (1) above in an amount equal to the Receivables Transaction Amount of such Qualified Receivables Transaction;

(16)	Physician Support Obligations Incurred by the Issuer or any Restricted Subsidiary; and

(17)	Non-Recourse Indebtedness of Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (a) $875.0 million and (b) 4.0% of Total Assets at any time outstanding.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	subject to clause (3) below, in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Issuer, in its sole discretion, may classify, and may from time to time reclassify under clause (2) below, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of the second paragraph or the first paragraph of this covenant;

(2)	subject to clause (3) below, additionally, all or any portion of any item of Indebtedness may later be classified as having been Incurred pursuant to any type of Indebtedness described in the first and second paragraphs of this covenant so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification;

(3)	all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed to have been Incurred on the Issue Date under clause (1) of the second paragraph of the description of this covenant and may not be reclassified at any time pursuant to clause (1) or (2) of this paragraph;

(4)	in the case of any refinancing of any Indebtedness permitted under clause (7), (11), (14) or (17) of the second paragraph of this covenant or any portion thereof, such Indebtedness shall not include the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(5)	Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6)	if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (1), (7), (11), (14) or (17) of the second paragraph of this covenant or the first paragraph of this covenant and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included to the extent of the amount treated as so Incurred;

(7)	the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(9)	the amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under this “—Limitation on Indebtedness.”

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under this “—Limitation on Indebtedness,” the Issuer shall be in default of this covenant).

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or a Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in the same currency as the Indebtedness being refinanced, shall be calculated based on the currency exchange rate in effect on the date such Indebtedness was originally incurred, in the case of term indebtedness, or first committed, in the case of revolving credit indebtedness. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture will provide that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any

Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution on or in respect of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) except:

(a)	dividends or distributions payable in Capital Stock of the Issuer (other than Disqualified Stock); and

(b)	dividends or distributions payable to the Issuer or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Issuer or another Restricted Subsidiary on no more than a pro rata basis);

(2)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer or any Parent Entity of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary of the Issuer;

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to clause (3) of the second paragraph of the covenant described under “—Limitation on Indebtedness”); or

(4)	make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default or an Event of Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(b)	the Issuer is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “—Limitation on Indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments made since the RP Reference Date (and not returned or rescinded) (including Permitted Payments made pursuant to clause (1) (without duplication) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph) would exceed the sum of (without duplication):

(i)	50% of Consolidated Net Income of the Issuer for the period (treated as one accounting period) from the first day of the first fiscal quarter during which the RP Reference Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Issuer are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Issuer from the issue or sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) subsequent to the RP Reference Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer subsequent to the RP Reference Date (in each case other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of its employees to the extent funded by the Issuer or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (6) of the next succeeding paragraph and (z) Excluded Contributions);

(iii)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Issuer or a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any Subsidiary for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) by the Issuer or any Restricted Subsidiary subsequent to the RP Reference Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Issuer (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary upon such conversion or exchange;

(iv)	100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the RP Reference Date; or (ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the RP Reference Date; and

(v)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the RP Reference Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith of the Issuer at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment.

For purposes of applying clause (c)(v) above to the redesignations, mergers, consolidations and transfers referred to therein that have occurred after the RP Reference date and prior to the Issue Date each reference to an “Unrestricted Subsidiary” or “Restricted Subsidiary” in such clause (c)(v) shall be construed (without duplication) as a reference to an “unrestricted subsidiary” or a “restricted subsidiary” under the applicable note indenture(s) of the Issuer in effect at the time of the redesigation, merger, consolidation or transfer in question.

The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of the Indenture;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock or Designated Preferred Stock and other than Capital Stock sold to a Restricted Subsidiary) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution or by any Restricted Subsidiary) of the Issuer; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from clause (c) of the preceding paragraph;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness that constitutes Refinancing Indebtedness permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(4)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock (other than any exchange or sale to a Restricted Subsidiary and other than an issuance of Disqualified Stock of the Issuer or Preferred Stock of a Restricted Subsidiary to replace Preferred Stock (other than Disqualified Stock) of the Issuer) of the Issuer or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(5)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(a)	from Net Available Cash to the extent permitted under “—Limitation on Sales of Assets and Subsidiary Stock” below, but only if the Issuer shall have first complied with the terms described under “—Limitation on Sales of Assets and Subsidiary Stock” and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock;

(b)	to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Issuer shall have first complied with the terms described under “—Change of Control” and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(c)	consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which the relevant Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Issuer or of any Parent Entity held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or of any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (6) do not exceed $90.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock or Excluded Contributions) of the Issuer and, to the extent contributed to the capital of the Issuer (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any Parent Entity, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments made in previous calendar years pursuant to clauses (a) and (b) of this clause;

and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of management, directors, employees or consultants of the Issuer, or any Parent Entity or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Issuer or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(7)	the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “—Limitation on Indebtedness” above;

(8)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9)	dividends, loans, advances or distributions to any Parent Entity or other payments by the Issuer or any Restricted Subsidiary in amounts equal to (without duplication):

(a)	the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes; or

(b)	amounts constituting or to be used for purposes of making payments to the extent specified in clauses (2), (3), (5), and (11) of the second paragraph under “—Limitation on Affiliate Transactions”;

(10)	[reserved];

(11)	payments by the Issuer, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Issuer or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors of the Issuer);

(12)	Restricted Payments that are made with Excluded Contributions;

(13)	(i) the declaration and payment of dividends on Designated Preferred Stock of the Issuer issued after the Issue Date and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by the Issuer or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Issuer, from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clause (ii), that for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Preferred Stock, after giving effect to such payment on a pro forma basis the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described under “—Limitation on Indebtedness”;

(14)	dividends or other distributions of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash or Cash Equivalents);

(15)	distributions or payments in connection with a Qualified Receivables Transaction;

(16)	any Restricted Payment made in connection with the HMA Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates in connection with the HMA Transactions (including dividends to any Parent Entity of the Issuer to permit the payment by such Parent Entity of such amounts);

(17)	Restricted Payments (including loans or advances) in an aggregate amount which, when taken together with all Restricted Payments previously made pursuant to this clause (17), does not exceed the greater of $650.0 million and 3.0% of Total Assets; provided, however, that, at the time of each such Restricted Payment, no Default or Event of Default shall have occurred and be continuing (or result therefrom);

(18)	any Restricted Payment made by the Issuer or any Restricted Subsidiary; provided that, immediately after giving pro forma effect thereto and the Incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Consolidated Total Leverage Ratio would be no greater than 3.50 to 1.00;

(19)	mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment; provided that (A) the aggregate amount paid for such redemptions with respect to any such issuance is no greater than the corresponding amount that constituted a Restricted Payment or Permitted Investment upon issuance thereof and (B) at the time of and after giving effect to each such mandatory redemption, the Issuer is entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”;

(20)	Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities received by the Issuer or a Restricted Subsidiary, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(21)	Restricted Payments made by or in connection with the sale, disposition, transfer, dividend, distribution, contribution, or other disposition of assets, other than cash or Cash Equivalents, in an amount which, when taken together with all Restricted Payments previously made pursuant to this clause (21), does not exceed the greater of $875.0 million and 4.0% of Total Assets; provided, however, that at the time of each such Restricted Payment, no Default or Event of Default shall have occurred and be continuing (or result therefrom).

For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Permitted Payments described in clauses (1) through (21) above, or is permitted pursuant to the first paragraph of this covenant, the Issuer will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing at the time of such reclassification) such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Board of Directors of the Issuer acting in good faith.

As set forth in the first paragraph of this covenant, our capacity to make Restricted Payments depends in part on a calculation based on our Consolidated Net Income since, and other transactions occurring from, July 1, 2007 or July 25, 2007, as applicable; accordingly, immediately after this offering, we would have a Restricted Payments basket of approximately $445 million under subclause (c) of the first paragraph of this covenant.

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (the “Initial Lien”) on any of its assets or properties, in each case whether owned on the Issue Date or thereafter acquired, securing any Indebtedness, other than:

(1)	in the case of any Initial Lien on any Collateral, such Initial Lien if such Initial Lien is a Permitted Lien; and

(2)	in the case of any Initial Lien on any asset or property not constituting or required to become Collateral, such Initial Lien if (a) the Notes and the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the Obligations secured by such Initial Lien, or (b) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders pursuant to clause (2) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien, which release and discharge, in the case of any sale of such asset or property, shall not affect any Lien that the Collateral Agent, Trustee or any other authorized representative may have on the proceeds from such sale.

If the Issuer or any Guarantor creates any Lien upon any property or assets to secure any First Lien Obligations, it must substantially concurrently grant a First Lien upon such property or assets as security for the Notes or the applicable Guarantee such that the property or assets subject to such Lien becomes Collateral subject to the First Lien, except to the extent such property or assets constitutes (a) cash or Cash Equivalents required to secure only letter of credit obligations under any Credit Facility or (b) Excluded Stock Collateral and the granting of a First Lien as security for the Notes or the applicable Guarantee would require the Issuer to file separate financial statements for any Subsidiary with the SEC that the Issuer would not otherwise be required to file.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien will also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness will mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Limitation on Sale and Leaseback Transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless:

(1)	the Issuer or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens”;

(2)	the net proceeds received by the Issuer or any Restricted Subsidiary in connection with such Sale and Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors of Holdings) of such property; and

(3)	the Issuer applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock.”

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(A)	pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary;

(B)	make any loans or advances to the Issuer or any Restricted Subsidiary; or

(C)	sell, lease or transfer any of its property or assets to the Issuer or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

The provisions of the preceding paragraph will not prohibit:

(1)	any encumbrance or restriction pursuant to (a) any Credit Facility, or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2)	any encumbrance or restriction pursuant to the Indenture, the Notes, the Notes Collateral Documents, the Intercreditor Agreement and the Guarantees;

(3)

any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred (without giving effect to the last sentence of the definition of “Acquired Indebtedness” or the proviso in the definition of “Incur”) as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Issuer or was merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the properties or assets of the Person, so acquired; provided that, for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Issuer or any Restricted Subsidiary when such Person becomes the Successor Company;

(4)	any encumbrance or restriction:

(a)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(b)	contained in mortgages, pledges, charges or other security agreements permitted under the Indenture and the Collateral Documents or securing Indebtedness of the Issuer or a Restricted Subsidiary permitted under the Indenture and the Collateral Documents to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(c)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(5)	any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under the Indenture and the Collateral Documents, in each case, that impose encumbrances or restrictions on the property so acquired;

(6)	any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Issuer or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(7)	customary provisions in leases, licenses, shareholder agreements, joint venture agreements, organizational documents and other similar agreements and instruments;

(8)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable law, rule, regulation or order, or required by any regulatory authority;

(9)	any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(10)	any customary encumbrance or restriction pursuant to Hedging Obligations;

(11)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(12)	any encumbrance or restriction required by the terms of any agreement relating to a Qualified Receivables Transaction; provided, however, that such encumbrance or restriction applies only to such Qualified Receivables Transaction;

(13)

any encumbrance or restriction arising pursuant to an agreement or instrument (which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be Incurred pursuant to the provisions of the covenant described under “—Limitation on Indebtedness”) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (i) are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith, as in effect on the Issue Date (as determined in good faith by the Issuer) or (ii) either (a) the Issuer determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(14)	any encumbrance or restriction existing by reason of any lien permitted under “—Limitation on Liens”; or

(15)	any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (14) of this paragraph or this clause (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (14) of this paragraph or this clause (15); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Issuer).

Limitation on Sales of Assets and Subsidiary Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of Holdings, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)	in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents;

(3)	the Issuer or any of its Restricted Subsidiaries, will apply 100% of the Net Available Cash from any Asset Disposition:

(a)

to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (i) to prepay, repay or purchase any Indebtedness of a Non-Guarantor Subsidiary or Indebtedness that is secured by a Lien (in each case, other than Indebtedness owed to the Issuer or any Restricted Subsidiary) or any First Lien Obligations, including Indebtedness under the Credit Agreement (or any Refinancing Indebtedness in respect thereof) within 450 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Issuer or Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Senior Indebtedness; provided that, to the extent the Issuer redeems, repays or repurchases Senior Indebtedness pursuant to this clause (ii), the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; provided further that in addition to the foregoing, the Net Available Cash from an Asset Disposition of Collateral may not be applied to prepay, repay or purchase any Indebtedness other than First Lien Obligations and/or

(b)	to the extent the Issuer or any Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Issuer or another Restricted Subsidiary) within 450 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, further that if any Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash will constitute Excess Proceeds; and

(4)	if such Asset Disposition involves the disposition of Collateral, the Issuer or such Subsidiary has complied with the applicable provisions of the Indenture and the Collateral Documents;

provided, however, that pending the final application of any such Net Available Cash in accordance with clause (3)(a) or clause (3)(b) above, the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” under the Indenture. On the 451st day after an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under the Indenture exceeds $200.0 million, the Issuer will within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes issued under the Indenture and, to the extent the Issuer elects, to all holders of other outstanding First Lien Obligations (and only to the extent the Excess Proceeds are greater than the outstanding First Lien Obligations, Senior Indebtedness), to purchase the maximum principal amount of Notes and any such First Lien Obligations (and, if applicable, Senior Indebtedness) to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price equal to 100% of the principal amount of the Notes, and First Lien Obligations (and, if applicable, Senior Indebtedness), in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the First Lien Obligations (and, if applicable, Senior Indebtedness), as applicable, and, with respect to the Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Issuer will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice.

To the extent that the aggregate amount of Notes and First Lien Obligations (and, if applicable, Senior Indebtedness) so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other First Lien Obligations surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and First Lien Obligations to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and First Lien Obligations; provided that no Notes or other First Lien Obligations will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.

To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes will not exceed the net amount of funds in U.S. dollars that is actually received by the Issuer upon converting such portion into U.S. dollars.

Notwithstanding any other provisions of this covenant, (i) to the extent that any of or all the Net Available Cash of any Asset Disposition by a Foreign Subsidiary (a “Foreign Disposition”) is prohibited or delayed by applicable local law, or would give rise to a violation of a third-party agreement of the Issuer or any Restricted Subsidiary, from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or third-party agreement will not permit repatriation to the United States (the Issuer hereby agreeing to use reasonable efforts (as determined in the Issuer’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, to promptly take all actions reasonably required by the applicable local law or third-party agreement to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable local law or third-party agreement, such repatriation will be promptly effected and such repatriated Net Available Cash will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) in compliance with this covenant and (ii) to the extent that the Issuer has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse Tax cost consequence with respect to such Net Available Cash (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Issuer, any Restricted Subsidiary or any of their respective affiliates would incur a tax liability, including a tax dividend, deemed dividend pursuant to Code Section 956 or a withholding tax), the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash:

(1)	the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Issuer or a Restricted Subsidiary (other than Subordinated Indebtedness of the Issuer or a Guarantor) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2)	securities, notes or other obligations received by the Issuer or any Restricted Subsidiary of the Issuer from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4)	consideration consisting of Indebtedness of the Issuer (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Issuer or any Restricted Subsidiary; and

(5)	any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of $650.0 million and 3.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Credit Agreement may prohibit or limit, and future credit agreements or other agreements to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes pursuant to this covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

Limitation on Affiliate Transactions

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) involving aggregate value in excess of $40.0 million unless:

(1)	the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)	in the event such Affiliate Transaction involves an aggregate value in excess of $80.0 million, the terms of such transaction have been approved by a majority of the members of the Disinterested Directors.

The provisions of the preceding paragraph will not apply to:

(1)	any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments,” or any Permitted Investment;

(2)

any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Issuer, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of Holdings, in each case in the ordinary course of business or consistent with past practice;

(3)	any Management Advances and any waiver or transaction with respect thereto;

(4)	any transaction between or among the Issuer and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(5)	the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Issuer or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6)	the entry into and performance of obligations of the Issuer or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Holders in any material respect;

(7)	any transaction pursuant to a Qualified Receivables Transaction;

(8)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Issuer or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of Holdings or the senior management of the Issuer or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9)	[reserved];

(10)	issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Issuer or any Restricted Subsidiary;

(11)	the HMA Transactions and the payment of all fees and expenses related to the HMA Transactions;

(12)	transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(13)	[reserved];

(14)	any purchases by the Issuer’s Affiliates of Indebtedness or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Issuer’s Affiliates; provided that such purchases by the Issuer’s Affiliates are on the same terms as such purchases by such Persons who are not the Issuer’s Affiliates;

(15)	payments by the Issuer (and any Parent Entity) and its Restricted Subsidiaries pursuant to any tax sharing agreements in respect of Related Taxes among the Issuer (and any such Parent Entity) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Issuer and its Subsidiaries; and

(16)	the contribution or other transfer by Holdings, the Issuer or any Subsidiary of property owned by it to any Spinout Subsidiary in a Spinout Transaction.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary (as determined in good faith by the Board of Directors of the Issuer) will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness,” the Issuer will be in default of such covenant.

The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Impairment of Security Interest

Holdings and the Issuer will not, and will not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take, any action which action or omission might reasonably or would (in the good faith determination of the Issuer) have the result of materially impairing the effectiveness of the security interests, taken as a whole, including the lien priority with respect thereto, with respect to the Collateral for the benefit of the Collateral Agent and the Holders, including materially impairing the lien priority of the Notes with respect thereto (it being understood that any release described under “Collateral—Release” and the incurrence of Permitted Liens shall not be deemed to so materially impair the security interests with respect to the Collateral). The Indenture will provide that, at the direction of the Issuer and without the consent of the Holders, the Collateral Agent or its agent or designee shall from time to time enter into one or more amendments, extensions, renewals, restatements, supplements or other modifications or replacements to or of the Notes Collateral Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein that does not materially adversely affect the interests of the Holders, (ii) provide for Permitted Liens or Liens otherwise permitted under “Certain Covenants—Liens”, (iii) add to the Collateral or (iv) make any other change thereto that does not adversely affect the Holders in any material respect.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), from and after the Issue Date, the Issuer will furnish to the Trustee, within 15 days after the time periods specified below:

(1)	within 90 days after the end of each fiscal year, all information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by the Issuer’s independent registered public accounting firm;

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year, all information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC; and

(3)	within the time periods specified for filing current reports on Form 8-K, all current reports required to be filed with the SEC on Form 8-K (whether or not the Issuer is then required to file such reports); provided that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole;

in each case, in a manner that complies in all material respects with the requirements specified in such form. Notwithstanding the foregoing, the Issuer will not be so obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Issuer makes available such information to prospective purchasers of the Notes, in addition to providing such information to the Trustee and the Holders, in each case, at the Issuer’s expense and by the applicable date the Issuer would be required to file such information pursuant to the immediately preceding sentence. At any time that any of the Issuer’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer; provided, however, that such reasonably detailed presentation shall not be required if the Total Assets of all Unrestricted Subsidiaries are less than 5.0% of the Issuer’s Total Assets. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured at such time; provided that such cure shall not otherwise affect the rights of the Holders under “—Events of Default” if Holders of at least 30% in principal amount of the then total outstanding Notes have declared the principal, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to the immediately preceding paragraph, the Issuer shall also post copies of such information required by the immediately preceding paragraph on its website.

Notwithstanding any other provision of the Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described under this covenant will, for the 270 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the principal amount of the Notes at a rate equal to 0.50% per annum. This additional interest will be payable in the same manner and subject to the same terms as other interest payable under the Indenture. This additional interest will accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations described above under this covenant first occurs to, but excluding, the 270th day thereafter (or such earlier date on which the Event of Default relating to such reporting obligations is cured or waived). If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 270th day, such additional interest will cease to accrue and the Notes will be subject to the other remedies provided under the heading “—Events of Default.”

The Issuer will also hold quarterly conference calls for the Holders to discuss financial information for the previous quarter (it being understood that such quarterly conference call may be the same conference call as with Holdings’ equity investors and analysts). The conference call will be following the last day of each fiscal quarter of the Issuer and not later than 10 Business Days from the time that the Issuer distributes the financial information as set forth in the third preceding paragraph. No fewer than two days prior to the conference call, the Issuer or Holdings will issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call.

Notwithstanding anything to the contrary set forth above, at any time that a Parent Entity holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer or any other Parent Entity (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders pursuant to this covenant may, at the option of the Issuer, be filed by and be those of such Parent Entity rather than of the Issuer; provided, however, that the issuance by a Parent Entity of any Indebtedness or Capital Stock shall not be deemed to prevent the Issuer from exercising its option described in this paragraph to file and furnish reports, information and other documents of a Parent Entity to satisfy the requirements of this covenant.

Limitation on Guarantees

The Issuer will not permit any of its Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Domestic Subsidiaries if such non-Wholly Owned Domestic Subsidiaries guarantee other capital markets debt securities of the Issuer or any Restricted Subsidiary or guarantee all or a portion of the Credit Agreement), other than a Guarantor or a Receivables Subsidiary, to Guarantee the payment of any capital markets debt securities or Indebtedness under the Credit Agreement, in each case of the Issuer or any Guarantor unless:

(1)	such Restricted Subsidiary within 30 days (i) executes and delivers a supplemental indenture to the Indenture providing for a senior Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee and (ii) executes and delivers a supplement or joinder to the Notes Collateral Documents or new Notes Collateral Documents and takes all actions required thereunder to perfect the Liens created thereunder; and

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under the Indenture; and

(3)	such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel stating that:

(a)	such Guarantee has been duly executed and authorized; and

(b)	such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity;

provided that this covenant shall not be applicable in the event that the Guarantee of the Issuer’s obligations under the Notes or the Indenture by such Subsidiary would not be permitted under applicable law.

The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall only be required to comply with the requirements in clause (1) described above.

If any Guarantor becomes an Immaterial Subsidiary, the Issuer shall have the right, by execution and delivery of a supplemental indenture to the Trustee, to cause such Immaterial Subsidiary to cease to be a Guarantor, subject to the requirement described in the first paragraph above that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided, however, that such Immaterial Subsidiary shall not be permitted to Guarantee the Credit Agreement or other Indebtedness of the Issuer or any other Guarantor, unless it again becomes a Guarantor.

Merger and Consolidation

The Issuer

The Issuer will not consolidate with or merge with or into or convey, transfer or lease all or substantially all its assets, in one or more related transactions, to any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Issuer) will expressly assume, by supplemental indenture, executed and delivered to the Trustee and the Collateral Agent, in form satisfactory to the Trustee and the Collateral Agent, all the obligations of Issuer under the Notes, the Indenture and the Notes Collateral Documents (and the applicable Person shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdiction), and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, either (a) the applicable Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under “—Limitation on Indebtedness” or (b) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

(4)	the Issuer shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the applicable Successor Company (in each case, in form satisfactory to the Trustee and the Collateral Agent); provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes, the Indenture and the Notes Collateral Documents, but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under the Notes, the Indenture or the Notes Collateral Documents.

Notwithstanding the preceding clauses (2), (3) and (4) (which do not apply to transactions referred to in this sentence), any Restricted Subsidiary of the Issuer may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer. Notwithstanding the preceding clauses (2) and (3) (which do not apply to the transactions referred to in this sentence), the Issuer may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction, or changing the legal form of the Issuer.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Guarantors

No Guarantor may:

(1)	consolidate with or merge with or into any Person, or

(2)	sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(3)	permit any Person to merge with or into the Guarantor, unless:

(a)	the other Person is the Issuer or any Restricted Subsidiary that is a Guarantor (and the applicable Person shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdiction); or

(b)	(1) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Guarantee of the Notes, the Indenture and the Notes Collateral Documents (and the applicable Person shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdiction); and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(c)	the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the Indenture.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Events of Default

Each of the following is an Event of Default under the Indenture:

(1)	default in any payment of interest on any Note when due and payable, continued for 30 days;

(2)	default in the payment of the principal amount of or premium, if any, on any Note issued under the Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	the failure by the Issuer or Holdings to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4)	failure to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in principal amount of the outstanding Notes with any other agreement or obligation contained in the Notes, the Indenture or the Notes Collateral Documents;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer any of its Restricted Subsidiaries) other than Indebtedness owed to the Issuer or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(a)	is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $150.0 million or more;

(6)	certain events of bankruptcy, insolvency or court protection in the United States or other applicable jurisdictions of Holdings, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(7)	failure by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $150.0 million (other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by an indemnity or insurance as aforesaid, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”);

(8)	any Guarantee of the Notes ceases to be in full force and effect, other than in accordance with the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms thereof or upon release of such Guarantee in accordance with the Indenture or, without limiting clause (6) above, in connection with the bankruptcy of a Subsidiary Guarantor, so long as the aggregate assets of such Subsidiary Guarantor and any other Subsidiary Guarantor whose Guarantee ceased to be in full force and effect as a result of a bankruptcy are less than $150.0 million (the “guarantee provision”);

(9)	(a) any Lien created by the Notes Collateral Documents relating to the Notes and/or the Guarantees shall not constitute a valid and perfected Lien on any portion of the Collateral intended to be covered thereby with an aggregate fair market value, with respect to all such Liens taken together, greater than $150.0 million (to the extent perfection is required by the Indenture or the Notes Collateral Documents), except as otherwise permitted by the terms of the Indenture or the relevant Notes Collateral Documents and other than the satisfaction in full of all obligations of the Issuer and the Guarantors under the Indenture or the release or amendment of any such Lien in accordance with the terms of the Indenture and the Notes Collateral Documents, (b) except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the Indenture and the Notes Collateral Documents, any of the Notes Collateral Documents (including the notice designating the Notes as “Pari Passu Debt Obligations” under the Collateral Agreement) shall for whatever reason be terminated or cease to be in full force and effect, or (c) the enforceability of any Notes Collateral Document shall be contested by the Issuer or any Guarantor, except in each case to the extent that any such invalidity or loss of perfection or termination results from the failure of the Collateral Agent to make filings, renewals and continuations (or other equivalent filings) or take other appropriate action or the failure of the Collateral Agent to maintain possession of certificates, instruments or other documents actually delivered to it representing securities pledged or other possessory collateral pledged under the applicable Notes Collateral Documents; or

(10)	so long as any other First Lien Obligations are outstanding, the Intercreditor Agreement shall cease to be effective or cease to be legally valid and binding, or otherwise not be effective to create the rights and obligations purported to be created thereunder, unless the same (a) results directly from the action or inaction of the Collateral Agent or (b) is not materially adverse to the Holders (together with the defaults described in clauses (9) and (10) the “security default provisions”).

However, a default under clause (4) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (6) above with respect to Holdings or the Issuer) occurs and is continuing, the Trustee by written notice to the Issuer (or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee), may declare the principal of, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if (x) the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto, (y) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (z) all existing Events of Default, except nonpayment of principal or interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default described in clause (6) above with respect to Holdings or the Issuer occurs and is continuing, the principal of, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

The Holders of a majority in principal amount of the outstanding Notes under the Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interest, if any) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

The Indenture will provide that (i) if a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in the covenant described under “—Certain Covenants—Reports” or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture will be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in the Indenture.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)	such Holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture will provide that, in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it against all losses and expenses that may be caused by taking or not taking such action.

The Indenture will provide that if a Default occurs and is continuing and the Trustee is informed of such occurrence by the Issuer, the Trustee must give notice of the Default to the Holders within 60 days after being notified by the Issuer. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders. The Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

The Notes will provide for the Trustee to take action on behalf of the Holders in certain circumstances, but only if the Trustee is indemnified to its satisfaction. It may not be possible for the Trustee to take certain actions in relation to the Notes and, accordingly, in such circumstances the Trustee will be unable to take action, notwithstanding the provision of an indemnity to it, and it will be for Holders to take action directly.

Amendments and Waivers

Subject to certain exceptions, the Note Documents may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). However, an amendment or waiver may not, with respect to any such Notes held by a non-consenting Holder:

(1)	reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Change of Control and Asset Dispositions);

(3)	reduce the principal of or change the Stated Maturity of any such Note;

(4)	reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described above under “—Optional Redemption”;

(5)	make any such Note payable in currency other than that stated in such Note;

(6)	impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(7)	waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(8)	make any change in the provisions in the Intercreditor Agreement or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders in any material respect;

(9)	make any change in the ranking or priority of any Note that would adversely affect the Holders;

(10)	make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

Without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, and subject to the requirements of the TIA, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Notes Collateral Documents with respect to the Notes.

Notwithstanding the foregoing, without the consent of any Holder, the Issuer, the Trustee and the other parties thereto, as applicable, may amend or supplement any Note Documents and the Issuer may direct the Trustee, and the Trustee will, enter into an amendment to any Note Document, to:

(1)	cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to this “Description of the Notes,” or reduce the minimum denomination of the Notes;

(2)	provide for the assumption by a successor Person of the obligations of the Issuer under any Note Document;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)	add to the covenants or provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(5)	make any change that does not adversely affect the rights of any Holder in any material respect;

(6)	comply with any requirement of the SEC as a result of the qualification of the Indenture under the TIA;

(7)	make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Additional Notes otherwise permitted to be issued under the Indenture;

(8)	provide for any Restricted Subsidiary to provide a Guarantee in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness,” to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the Indenture, the Notes Collateral Documents or the Intercreditor Agreement, as applicable;

(9)	evidence and provide for the acceptance and appointment under the Indenture or the Notes Collateral Documents of a successor Trustee or Collateral Agent pursuant to the applicable requirements thereof or to provide for the accession by the Trustee or Collateral Agent, as applicable, to any Note Document;

(10)	mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders, as additional security for the payment and performance of all or any portion of the such Liens, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Intercreditor Agreement, the Notes Collateral Documents or otherwise;

(11)	provide for the release of Collateral from the Lien pursuant to the Indenture, the Notes Collateral Documents and the Intercreditor Agreement when permitted or required by the Notes Collateral Documents, the Indenture or the Intercreditor Agreement; or

(12)	to the extent necessary to provide for the granting of a security interest for the benefit of any Person; provided that the granting of such security interest is not prohibited under the Indenture.

Each Holder, by its acceptance of the Notes, will be deemed to have consented and agreed to the terms of each Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of the Indenture; and authorizes and empowers the Trustee and (through the Intercreditor Agreement) the Applicable Authorized Representative to bind the Holders of Notes and other holders of Pari Passu Debt Obligations as set forth in the applicable Collateral Documents to which they are a party and to perform its obligations and exercise its rights and powers thereunder. Notwithstanding the foregoing, no such consent or deemed consent shall be deemed or construed to represent an amendment or waiver, in whole or in part, of any provision of the Indenture or the Notes. This paragraph will not, however, limit the right of the Issuer to amend, waive or otherwise modify the Collateral Documents in accordance with their terms.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Neither the Issuer nor any Affiliate of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes or the Notes Collateral Documents unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Defeasance

The Issuer at any time may terminate all obligations of the Issuer under the Notes and the Indenture (“legal defeasance”) and cure all then existing Defaults and Events of Default, except for certain obligations, including those respecting the defeasance trust, the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the obligations of the Issuer in connection therewith and obligations concerning issuing temporary Notes, registrations of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust.

The Issuer at any time may terminate the obligations of the Issuer and the Restricted Subsidiaries under the covenants described under “—Certain Covenants” (other than clauses (1) and (2) of “—Merger and Consolidation”) and “—Change of Control” and the default provisions relating to such covenants described under “—Events of Default” above, the operation of the cross-default upon a payment default, the cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the guarantee provision and the security default provision described under “—Events of Default” above (“covenant defeasance”).

The Issuer at its option at any time may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Issuer exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6) (with respect only to Significant Subsidiaries) or (7) under “—Events of Default” above or because of the failure of the Issuer to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee cash in dollars or U.S. Government Obligations or a combination thereof for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of:

(1)	an Opinion of Counsel in the United States stating that Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes);

(2)	an Opinion of Counsel stating that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 546 or 547 of Title 11 of the United States Code, as amended;

(3)	an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer; and

(4)	an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and cease to be of further effect (except as to surviving rights of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (1) either (a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Holders) have been delivered to the Trustee for cancellation; or (b) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of an unconditional notice of redemption by the Trustee in the name, and at the expense, of the Issuer; (2) the Issuer has deposited or caused to be deposited with the Trustee, money in dollars or U.S. Government Obligations, or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (3) the Issuer has paid or caused to be paid all other sums payable under the Indenture; and (4) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under the “—Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

Regions Bank, an Alabama banking corporation, is to be appointed as Trustee under the Indenture. The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in such Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care that a prudent Person would use in conducting its own affairs. The permissive rights of the Trustee to take or refrain from taking any action enumerated in the Indenture will not be construed as an obligation or duty.

The Indenture will impose certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Issuer and its Affiliates and Subsidiaries.

The Indenture sets out the terms under which the Trustee may retire or be removed, and replaced. Such terms will include, among others, (1) that the Trustee may be removed at any time by the Holders of a majority in principal amount of then outstanding Notes, or may resign at any time by giving written notice to the Issuer and (2) that if the Trustee at any time (a) has or acquires a conflict of interest that is not eliminated, (b) fails to meet certain minimum limits regarding the aggregate of its capital and surplus or (c) becomes incapable of acting as Trustee or becomes insolvent or bankrupt, then the Issuer may remove the Trustee, or any Holder who has been a bona fide Holder for not less than 6 months may petition any court for removal of the Trustee and appointment of a successor Trustee.

Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee.

The Indenture will contain provisions for the indemnification of the Trustee for any loss, liability, taxes, fees and expenses incurred without gross negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of the Indenture.

Concerning the Collateral Agent

Credit Suisse AG will be the Collateral Agent as of the Issue Date. Each of the Notes Secured Parties hereby irrevocably appoints Credit Suisse AG (and its successors) to act on its behalf as the Collateral Agent under each of the Notes Collateral Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms thereof. The Collateral Agent will have no duties or obligations except those expressly set forth in the Notes Collateral Documents of which it is party. The Collateral Agent will not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct. The Collateral Agent will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Collateral Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Issuer), independent accountants and other experts selected by it, and will not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Without limiting the generality of the foregoing, the Collateral Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether an event of default has occurred and is continuing;

(ii)	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Notes Collateral Documents that the Collateral Agent is required to exercise; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Collateral Document or applicable law;

(iii)	shall not, except as expressly set forth in the Notes Collateral Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Issuer or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity;

(iv)	shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Applicable Authorized Representative or (b) in the absence of its own gross negligence or willful misconduct or (c) in reliance on a certificate of an authorized officer of Holdings or the Issuer stating that such action is permitted by the terms of the Intercreditor Agreement. The Collateral Agent shall be deemed not to have knowledge of any event of default under any series of First Lien Obligations unless and until written notice describing such event of default is given to the Collateral Agent by the Representative of such First Lien Obligations or Holdings or the Issuer; and

(v)

shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with the Intercreditor Agreement or any other Collateral Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein or the occurrence of any event of default, (d) the validity, enforceability, effectiveness or genuineness of the Intercreditor Agreement, any other Collateral

Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (e) the value or the sufficiency of any Collateral for any series of First Lien Obligations, or (f) the satisfaction of any condition set forth in any First Lien Debt Document or Collateral Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

BY ACCEPTING A NOTE EACH HOLDER WILL BE DEEMED TO HAVE IRREVOCABLY AGREED TO THE FOREGOING PROVISIONS OF THE TWO PRIOR PARAGRAPHS AND SHALL BE BOUND BY THOSE AGREEMENTS TO THE FULLEST EXTENT PERMITTED BY LAW.

Holders may not, individually or collectively, take any direct action to enforce any rights in their favor under the Notes Collateral Documents. The Holders may only act by instruction to the Trustee, which shall instruct the Collateral Agent.

Notices

All notices to Holders will be validly given if electronically delivered or mailed to them at their respective addresses in the register of the Holders, if any, maintained by the registrar. For so long as any Notes are represented by Global Notes, all notices to Holders will be delivered to DTC in accordance with the applicable procedures of DTC, delivery of which shall be deemed to satisfy the requirements of this paragraph, which will give such notices to the Holders of book-entry interests.

Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Governing Law

The Indenture and the Notes, including any Guarantees, and the rights and duties of the parties thereunder shall be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

“Accounts” has the meaning given to such term in the New York UCC.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Issuer or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates, amalgamates or otherwise combines with the Issuer or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1)	any property or assets (other than Capital Stock) used or to be used by the Issuer, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)	the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary of the Issuer; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Issuer.

“Additional First Lien Obligation Collateral Documents” means, in respect of any series of Additional First Lien Obligations, each agreement, instrument or other document entered into in favor of the Representative in respect of such Indebtedness or any of the other secured parties in respect thereof for purposes of securing the Obligations under such Indebtedness, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Additional First Lien Obligation Secured Parties” means (a) the holders of any Additional First Lien Obligations (including any Pari Passu Debt Obligations), (b) any Representative with respect thereto and (c) the successors and assigns of each of the foregoing.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Alternative Currency” means each of Euro, British Pounds Sterling, Australian Dollars, Brazilian Real, Canadian Dollars, Chinese Yuan, Danish Kroner, Egyptian Pound, Hong Kong Dollars, Indian Rupee, Indonesian Rupiah, Japanese Yen, Korean Won, Mexican Pesos, New Zealand Dollars, Russian Ruble, Singapore Dollars, Swedish Kroner, Swiss Francs and each other currency (other than United States Dollars) that is a lawful currency (other than United States Dollars) that is readily available and freely transferable and convertible into United States Dollars.

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a)	the present value at such redemption date of (i) the redemption price of such Note at March 31, 2020 (such redemption price (expressed in percentage of principal amount) being set forth in the table under “—Optional Redemption” (excluding accrued but unpaid interest to the date of redemption)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest to the date of redemption), computed on the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over

(b)	the outstanding principal amount of such Note;

in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate.

“Applicable Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to March 31, 2020; provided, however, that if the period from the redemption date to March 31, 2020 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Issuer or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Issuer) (each referred to in this definition as a “disposition”); or

(b)	the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness” or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)	a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(2)	a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3)	a disposition of inventory or other assets in the ordinary course of business or consistent with past practice (including allowing any registrations or any applications for registrations of any intellectual property rights to lapse or go abandoned in the ordinary course of business or consistent with past practice);

(4)	a disposition of obsolete, worn out, uneconomic, damaged or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical, commercially desirable to maintain, used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries, whether now or hereafter owned or leased or acquired in connection with an acquisition;

(5)	transactions permitted under “—Certain Covenants—Merger and Consolidation—The Issuer” or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of Holdings;

(7)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Issuer) of less than $100.0 million;

(8)	any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” and the making of any Permitted Payment or Permitted Investment or, solely for purposes of clause (3) of the first paragraph under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)	dispositions consisting of Permitted Liens;

(10)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	conveyances, sales, transfers, licenses or sublicenses or other dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license to use the intellectual property or software that result from such agreement;

(12)	foreclosure, condemnation or any similar action with respect to any property or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(14)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16)(i)	dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17)	any sale, disposition or creation of a Lien pursuant to a Qualified Receivables Transaction, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(18)	any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by the Indenture;

(19)	dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(20)	the unwinding of any Hedging Obligation pursuant to its terms;

(21)	the surrender or waiver of any contractual rights and the settlement release, surrender or waiver of any contractual or other claims in each case in the ordinary course of business or consistent with past practice;

(22)	any swap of assets in exchange for services or other assets in the ordinary course of business or consistent with past practice of comparable or greater value or usefulness to the business of the Issuer as determined in good faith by the Issuer;

(23)	a Hospital Swap;

(24)	long-term leases of Hospitals to another Person; provided that the aggregate book value of the properties subject to such leases at any one time outstanding does not exceed 10.0% of the Total Assets at the time any such lease is entered into; and

(25)	the contribution or other transfer of property (including Capital Stock) to any Spinout Subsidiary in a Spinout Transaction.

“Associate” means (i) any Person engaged in a Similar Business of which the Issuer or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Issuer or any Restricted Subsidiary of the Issuer.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Board of Directors” means (1) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or the jurisdiction of the place of payment are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capitalized Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Cash Equivalents” means:

(1)	(a) United States Dollars, Euro, or any national currency of any member state of the European Union or Canada; or (b) any other foreign currency held by the Issuer and the Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(2)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality of the foregoing (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;

(4)	repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at least (i) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) maturing within two years after the date of creation thereof or (ii) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) maturing within one year after the date of creation thereof, or, in each case, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt;

(6)	marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(8)	readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(9)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer);

(10)	with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(11)

Indebtedness or Preferred Stock issued by Persons with a rating of (i) “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the

Issuer) with maturities of 24 months or less from the date of acquisition, or (ii) “A-” or higher from S&P or “A-3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of 12 months or less from the date of acquisition;

(12)	bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(13)	Cash Equivalents or instruments similar to those referred to in clauses (1) through (12) above denominated in Dollars or any Alternative Currency;

(14)	interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (1) through (13) above; and

(15)	for purposes of clause (2) of the definition of “Asset Disposition,” any marketable securities portfolio owned by the Issuer and its Subsidiaries on the Issue Date.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any one or more of the following types of services or facilities: (a) automated clearing house transfers and transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, credit or debit card, stored value card, electronic funds transfer services, (c) foreign exchange facilities, deposit and other accounts and merchant services and (d) services and facilities substantially similar to the foregoing.

“Change of Control” means:

(1)	the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer or Holdings (other than a transaction following which holders of securities that represented 100% of the Voting Stock of Holdings or the Issuer, as applicable, immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own, directly or indirectly, at a least a majority of the voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction); or

(2)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all assets and properties subject to Liens created pursuant to any Notes Collateral Document to secure the Obligations in respect of the Notes (including the Guarantees), the Notes Collateral Documents and the Indenture.

“Collateral Agent” means Credit Suisse AG in its capacity as “Collateral Agent” under the Indenture and under the Collateral Documents or any successor or assign thereto in such capacity.

“Collateral Agreement” means the Amended and Restated Guarantee and Collateral Agreement, dated as of July 25, 2007, as amended and restated as of November 5, 2010, as further amended on August 17, 2012, by and among Holdings, the Issuer, certain of its Subsidiaries identified therein as guarantors and Credit Suisse AG, as the Collateral Agent, together with the documents related thereto (including the supplements thereto and certificates delivered thereunder designating indebtedness and other obligations as “Pari Passu Debt Obligations” thereunder), as amended, restated, supplemented or otherwise modified from time to time.

“Collateral Documents” means, collectively, the Notes Collateral Documents, the Credit Agreement Collateral Documents and the Additional First Lien Obligation Collateral Documents and the Existing Secured Notes Collateral Documents.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of (i) intangibles and non-cash organization costs, (ii) deferred financing fees or debt issuance costs and (iii) the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP (but excluding amortization of prepaid cash expenses that were paid in a prior period); and any non-cash write-down of assets or asset value carried on the balance sheet (other than in respect of current assets).

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes (including any penalties and interest) of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period (including (x) net losses on any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (u) through (z) in clause (1) thereof), to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus

(d)	(x) HMA Transaction Expenses and (y) any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated issuance or registration (actual or proposed) of any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or registration (actual or proposed) of Indebtedness (including a refinancing thereof) (in each case, whether or not consummated or successful), including (i) such fees, expenses or charges related to the offering of the Notes, the Credit Agreement, any other Credit Facilities and any fees related to a Qualified Receivables Transaction, and (ii) any amendment, waiver, consent or other modification of the Notes, the Credit Agreement, any other Credit Facilities and any fees related to a Qualified Receivables Transaction, in each case, whether or not consummated or successful, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus

(e)	the amount of any restructuring charge, reserve, integration cost, or other business optimization expense or cost (including charges directly related to implementation of cost-savings initiatives) to the extent the same were deducted (and not added back) in computing such Consolidated Net Income, including, without limitation, any one time costs Incurred in connection with acquisitions or divestitures after the Issue Date, those related to severance, retention, signing bonuses, relocation, recruiting and other employee related costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business; plus

(f)	any other non-cash charges, write-downs, expenses, losses or items reducing such Consolidated Net Income including any impairment charges or the impact of purchase accounting; provided that if any non-cash charge or other item referred to in this clause (f) represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid; plus

(g)	[reserved];

(h)	the amount of “run-rate” cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Issuer in good faith to result from actions taken or to be taken prior to or during such period in connection with any acquisition or disposition by such Person or any of its Restricted Subsidiaries (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions and net of the incremental expense incurred or to be incurred during such period in order to achieve such cost savings or other benefits referred to above; provided that (x) such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken or are to be taken within twelve (12) months after the consummation of the acquisition or disposition which is expected to result in such cost savings or other benefits referred to above; provided that the aggregate amount added back pursuant to this clause (h) shall not for any four fiscal quarter period exceed an amount equal to 10% of Consolidated EBITDA for such four fiscal quarter period (and such determination shall be made after giving effect to any adjustment pursuant to this clause (h)); plus

(i)	any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or Net Cash Proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer solely to the extent that such Net Cash Proceeds are excluded from the calculation set forth in clause (c) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus

(j)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(k)	any net loss included in the consolidated financial statements due to the application of Financial Accounting Standards No. 160 “Non-controlling Interests in Consolidated Financial Statements” (“FAS 160”) (Accounting Standard Codification Topic 810) to the deconsolidation of a Subsidiary, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus

(l)	realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus

(m)	upfront fees or charges arising from any Qualified Receivables Transaction for such period, and any other amounts for such period comparable to or in the nature of interest under any Qualified Receivables Transaction, and losses on dispositions or sale of assets in connection with any Qualified Receivables Transaction for such period, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income;

(2)	decreased (without duplication) by an amount which in the determination of such Consolidated Net Income has been included for: (a) non-cash items increasing such Consolidated Net Income (other than the accrual of revenue in the ordinary course of business), excluding (i) any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (ii) any non-cash gains in respect of which cash was actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries; plus (c) any net income included in the consolidated financial statements due to the application of FAS 160 (Accounting Standards Codification Topic 810) to the deconsolidation of a Subsidiary; and

(3)	increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances or any similar facilities or similar financing and hedging agreements, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations or any deferred payment obligations, (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness and (f) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) such Person or any of its Restricted Subsidiaries, and excluding (t) penalties and interest relating to taxes, (u) accretion or accrual of discounted liabilities other than Indebtedness, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (w) any fees related to a Qualified Receivables Transaction, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) imputed interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of purchase accounting under GAAP); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income (without duplication):

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that any equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to the Issuer or a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Credit Agreement, the Notes, or the Indenture, and (c) restrictions specified in clause (13)(i) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries”), except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Issuer or any Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction), which is not sold or otherwise disposed of in the ordinary course of business or consistent with past practice (as determined in good faith by the Issuer);

(4)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, income, charge or expense (including relating to (i) the HMA Transaction Expenses, (ii) payments made in respect of litigation that was pending against HMA or any of its Subsidiaries prior to January 27, 2014 and (iii) costs and expenses incurred in connection with Permitted Hospital Dispositions);

(5)	the cumulative effect of a change in accounting principles;

(6)	any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other retiree provisions or on the revaluation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded;

(7)	all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)	any unrealized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(9)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary;

(11)	any purchase accounting effects, including, without limitation, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12)	any non-cash impairment charge, write-down or write-off, including without limitation, impairment charges, write-downs or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities, in accordance with GAAP or as a result of a change in law or regulation;

(13)	any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other derivative instruments;

(14)	accruals and reserves that were established within twelve (12) months after January 27, 2014 that were so required to be established as a result of the transactions associated with the Issuer’s acquisition of HMA in accordance with GAAP;

(15)	any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements;

(16)	any deferred tax expense associated with tax deductions or net operating losses arising as a result of the transactions associated with the HMA Transactions, or the release of any valuation allowance related to such item;

(17)	non-cash charges and gains resulting from the application of Financial Accounting Standards No. 141R (Accounting Standards Codification Topic 805) (including with respect to earn-outs Incurred by the Issuer or any of its Restricted Subsidiaries);

(18)	the amount of any expense to the extent a corresponding amount is received in cash by the Issuer and the Restricted Subsidiaries from a Person other than the Issuer or any Restricted Subsidiaries, provided such payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(19)	any net gain (or loss) from discontinued operations and any net gain (or loss) on disposal of discontinued operations; and

(20)	any charges and gains in respect of those certain contingent value rights issued as part of the merger consideration associated with the HMA Transactions.

In addition, to the extent not already excluded in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions, or so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be indemnified or reimbursed (and such amount is in fact reimbursed within 365 days of the date of such charge or payment (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days)), in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption, (iii) any expenses and charges to the extent paid for, or so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by (and such amount is in fact reimbursed within 365 days of the date of such payment (with a deduction for any amount so added back to the extent not so reimbursed within 365 days)), any third party other than such Person or any of its Restricted Subsidiaries and (iv) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of the covenant described under “—Certain Covenants Limitations on Restricted Payments,” any repurchase, redemption, sale or other disposition of Restricted Investments or any sale of stock of or distribution, dividend or asset transfer from an Unrestricted Subsidiary, in each case to the extent any of the foregoing increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) or (c)(v), as the case may be, of the first paragraph thereof.

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness for borrowed money (other than letters of credit and bankers’ acceptances, except to the extent of unreimbursed amounts thereunder, Indebtedness with respect to Cash Management Services, Hedging Obligations entered into in the ordinary course of business or consistent with past practice and not for speculative purposes and intercompany indebtedness, but in any case including the Receivables Transaction Amount in respect of any Qualified Receivables Transaction) of the Issuer and its Restricted Subsidiaries outstanding on such date minus (b) the aggregate amount, not to exceed $250.0 million, of unrestricted cash and Cash Equivalents included in the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements of the Issuer are available (with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” (and with the proceeds of any Secured Indebtedness being Incurred at the time of determination being excluded from unrestricted cash and Cash Equivalents to the extent such proceeds would otherwise be included as such) and as determined in good faith by the Issuer).

“Consolidated Total Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as of such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Secured Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (x) Consolidated Total Indebtedness secured by a Lien as of such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Controlling Secured Parties” means, at any time, the Secured Parties with respect to the series of First Lien Obligations the Representative of which is, at such time, the Applicable Authorized Representative.

“Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of January 27, 2014, among the Issuer, Holdings, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents), as further amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more additional agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder) in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under (or otherwise incurred in compliance with) such Credit Agreement (whether documented in the agreement for such Credit Agreement or in a separate written instrument) or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Agreement Collateral Documents” means the Collateral Agreement, the Intercreditor Agreement, the intellectual property security agreements, the mortgages and each other agreement, instrument or other document entered into in favor of the Collateral Agent or any of the other Credit Agreement Secured Parties for purposes of securing the Credit Agreement Obligations (including the guarantees under the Collateral Agreement), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreement Obligations” means (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans under the Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Issuer under the Credit Agreement in respect of any letter of credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Issuer to any of the Credit Agreement Secured Parties under the Credit Agreement and each of the other loan documents in respect thereof, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Issuer under or pursuant to the Credit Agreement and each of the other loan documents in respect thereof, (c) the due and punctual payment and performance of all the obligations of Holdings and each other Subsidiary of Holdings under or pursuant to the Collateral Agreement and each of the other loan documents in respect of the Credit Agreement and (d) the due and punctual payment and performance of all obligations of Holdings and each Subsidiary of Holdings under each hedging agreement or cash management arrangement that (i) was in effect on July 25, 2007 with a counterparty that is, or is an Affiliate of, the Credit Agreement Administrative Agent or a lender under the Credit Agreement as of July 25, 2007 or (ii) is entered into after July 25, 2007 with any counterparty that is, or is an Affiliate of, the Credit Agreement Administrative Agent or a lender under the Credit Agreement at the time such hedging agreement or cash management arrangement is entered into; provided, however, that the aggregate amount of obligations under cash management arrangements that shall constitute “Credit Agreement Obligations” shall not exceed $200.0 million at any time.

“Credit Agreement Secured Parties” means (a) the holders of Credit Agreement Obligations, (b) the Representatives with respect thereto and (c) the successors and assigns of each of the foregoing.

“Credit Facility” means, with respect to the Issuer or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes, any letters of credit and reimbursement obligations related thereto, any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” will include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Designated Preferred Stock” means, with respect to the Issuer, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Issuer or a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any such Subsidiary for the benefit of their employees to the extent funded by the Issuer or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Issuer at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (c)(ii) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of Holdings having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of Holdings shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of Holdings or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with the covenant described under “—Certain Covenants—Limitation on Restricted Payments”; provided, further, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means (x) a sale of Capital Stock of the Issuer (other than Disqualified Stock or Designated Preferred Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities of Holdings, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Issuer or any of its Restricted Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Issuer as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Issuer.

“Existing Secured Notes” means (i) the $1,600,000,000 aggregate principal amount of 5.125% senior secured notes due 2018 issued by the Issuer on August 17, 2012 (of which $700,000,000 aggregate principal amount remained outstanding immediately prior to the issuance of the Notes on the Issue Date) and (ii) the $1,000,000,000 aggregate principal amount of 5.125% senior notes due 2021 issued by the Issuer on January 27, 2014.

“Existing Secured Notes Collateral Documents” means the Collateral Agreement, the Intercreditor Agreement, the intellectual property security agreements, the mortgages and each other agreement, instrument or other document entered into in favor of the Collateral Agent or any other Existing Secured Notes Secured Party for purposes of securing the Obligations in respect of any or all of the Existing Secured Notes (including the guarantees thereof), the Existing Secured Notes Collateral Documents and any or all of the indentures governing any or all of the Existing Secured Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Secured Notes Secured Parties” means (a) the holders of the Obligations in respect of any or all of the Existing Secured Notes, (b) the respective Representatives with respect thereto and (c) the successors and assigns of each of the foregoing.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of Holdings or the Issuer, as applicable, setting out such fair market value as determined by such Officer or such Board of Directors in good faith, provided that if any provision in the Indenture for determination of “fair market value” does not specify whether it is to be determined by the Issuer or Holdings, such provision shall be deemed to provide for such determination by the Issuer.

“First Lien” means the liens on the Collateral in favor of the Secured Parties under the Collateral Documents.

“First Lien Debt Documents” means, with respect to any class of First Lien Obligations, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such First Lien Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien Obligations” means the Obligations in respect of the Notes (including the Guarantees), the Notes Collateral Documents and the Indenture, the Credit Agreement Obligations, the Obligations in respect of the Existing Secured Notes (including the guarantees in respect thereof) and any Additional First Lien Obligations secured by the Collateral on a pari passu basis (but without regard to control of remedies) with the Notes; provided, however, that (i) such indebtedness is permitted to be incurred, secured and guaranteed on such basis by each First Lien Debt Document and (ii) in the case of any First Lien Obligations incurred after the Issue Date, the Representative for the holders of such indebtedness will have become party to the Intercreditor Agreement.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to the Fixed Charges of such Person for such four consecutive fiscal quarters.

In the event that the Issuer or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to the provisions described in the second paragraph under “—Certain Covenants—Limitation on Indebtedness.”

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Issuer or any of its Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Issuer (including with respect to cost savings; provided that (x) such cost savings are reasonably identifiable, reasonably attributable to the action specified and reasonably anticipated to result from such actions and (y) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the Issuer to be realized within twelve (12) months). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, (i) any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary and (ii) any Subsidiary of such Person that otherwise would be a Domestic Subsidiary substantially all of whose assets consist of Capital Stock and/or indebtedness of one or more Foreign Subsidiaries and any other assets incidental thereto.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in the Indenture, all ratios and calculations based on GAAP contained in the Indenture shall be computed in accordance with GAAP as in effect on the Issue Date. At any time after the Issue Date, the Issuer may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided, however, that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture), including as to the ability of the Issuer to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, however, that any calculation or determination in the Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further, that the Issuer may only make such election if it also elects to report any subsequent financial reports required to be made by the Issuer or Holdings, including pursuant to Section 13 or Section 15(d) of the Exchange Act and the covenants described under “—Certain Covenants—Reports,” in IFRS. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“General Intangibles” means all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including all rights and interests in partnerships, limited partnerships, limited liability companies and other unincorporated entities, corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, hedging agreements and other agreements), intellectual property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an account debtor of any of the Accounts.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Grantor” means any entity that pledges Collateral.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business; provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Holdings and any Restricted Subsidiary that Guarantees the Notes, until such Guarantee is released in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“HMA” means Health Management Associates, Inc., a Delaware corporation, and its successors.

“HMA Merger Agreement” means the Agreement and Plan of Merger, dated as of July 29, 2013, as amended from time to time prior to January 27, 2014, by and among HMA, the Parent Entity and FWCT-2 Acquisition Corporation.

“HMA Transaction Expenses” means any fees or expenses incurred or paid by FWCT-2 Acquisition Corporation, Holdings, the Issuer or any Restricted Subsidiary in connection with the HMA Transactions.

“HMA Transactions” means the transactions contemplated by the HMA Merger Agreement, the issuance of the Issuer’s 5.125% senior notes due 2021 on January 27, 2014, the issuance of the Issuer’s 6.875% senior notes due 2022 on January 27, 2014 and borrowings made on January 27, 2014 under the Credit Agreement as in effect on such date.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of DTC.

“Holdings” means Community Health Systems, Inc., a Delaware corporation, or any successor thereto.

“Hospital” means a hospital, outpatient clinic, outpatient surgical center, long-term care facility, medical office building or other facility or business that is used or useful in or related to the provision of healthcare services.

“Hospital Swap” means an exchange of assets and, to the extent necessary to equalize the value of the assets being exchanged, cash by the Issuer or a Restricted Subsidiary for one or more Hospitals and/or one or more Similar Businesses, or for 100% of the Capital Stock of any Person owning or operating one or more Hospitals and/or one or more Similar Businesses; provided that cash does not exceed 30% of the sum of the amount of the cash and the fair market value of the Capital Stock or assets received or given by the Issuer or a Restricted Subsidiary in such transaction (as determined in good faith by the Issuer). Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries may consummate two Hospital Swaps in any 12-month period without regard to the requirements of the proviso in the previous sentence.

“IFRS” means International Financial Reporting standards as adopted in the European Union.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Issuer that (i) has not guaranteed any other Indebtedness of the Issuer or any Subsidiary Guarantor and (ii) has Total Assets together with all other Immaterial Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) (as determined in accordance with GAAP) and Consolidated EBITDA together with all other Immaterial Subsidiaries of less than 5.0% of the Issuer’s Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the most recently ended four consecutive fiscal quarters ended for which internal consolidated financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or dispositions of companies, divisions or lines of business since such balance sheet date or the start of such four quarter period, as applicable).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication) to the extent, except with respect to clauses (6), (7) and (9) below, such obligation should appear as a liability or otherwise on the balance sheet of such Person in accordance with GAAP:

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	Capitalized Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(6)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Issuer) and (b) the amount of such Indebtedness of such other Persons;

(8)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

(9)	the Receivables Transaction Amount in respect of any Qualified Receivables Transaction; and

(10)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business or consistent with past practice and the contingent value rights issued in connection with the Issuer’s acquisition of HMA;

(ii)	Cash Management Services;

(iii)	in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(iv)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or

(v)	Capital Stock (other than Disqualified Stock or Preferred Stock of a Restricted Subsidiary).

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Issuer.

“Instrument” has the meaning given to such term in the New York UCC.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of “—Certain Covenants—Limitation on Restricted Payments” and “—Designation of Restricted and Unrestricted Subsidiaries”:

(1)	“Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Issuer at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary (as determined in good faith by the Board of Directors of the Issuer); provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Issuer in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities issued or directly and fully Guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)	debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries; and

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1)	a rating of “BBB-” or higher from S&P;

(2)	a rating of “Baa3” or higher from Moody’s; or

(3)	a rating of “BBB-” or higher from Fitch;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means the date the Notes are originally issued.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent Entity, the Issuer or any Restricted Subsidiary:

(1)	(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice, (b) for purposes of funding any such Person’s purchase of Capital Stock (or similar obligations) of the Issuer, its Subsidiaries or any Parent Entity with (in the case of this sub-clause (b)) the approval of the Board of Directors of Holdings or (c) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; and

(2)	not exceeding $50.0 million in the aggregate outstanding at any time.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Mortgaged Properties” means, at any time, those certain parcels of real property owned by Holdings or any of its Subsidiaries that at such time is subject to a mortgage Lien to secure Credit Agreement Obligations.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Issuer and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law must be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Issuer or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Issuer and after taking into account any available tax credit or deductions and any tax sharing agreements).

“New York UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the state of New York.

“Non-Controlling Secured Parties” means, at any time, the Secured Parties that are not the Controlling Secured Parties at such time.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Indebtedness” of a Person means Indebtedness:

(1)	as to which neither the Issuer nor any Subsidiary Guarantor:

(a)	provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(b)	is directly or indirectly liable as a guarantor or otherwise; or

(c)	constitutes the lender; and

(2)	no default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any Subsidiary Guarantor to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Non-Significant Subsidiary” means at any time, any Subsidiary of the Issuer (a) which at such time has total assets book value (including the total assets book value of any subsidiaries of such Subsidiary), or for which the Issuer or any of its Subsidiaries shall have paid (including the assumption of Indebtedness) in connection with the acquisition of Capital Stock or the total assets of such Subsidiary, less than $10.0 million or (b) which does not and will not itself or through its subsidiaries own a hospital or an interest in a hospital or manage or operate a hospital as a “Non-Significant Subsidiary”; provided that the total assets of all Non-Significant Subsidiaries at any time does not exceed 5.0% of the total assets of Holdings, the Issuer and its Restricted Subsidiaries on a consolidated basis.

“Note Documents” means the Notes (including Additional Notes), the Guarantees, the Notes Collateral Documents, the Intercreditor Agreement and the Indenture.

“Notes Collateral Documents” means the Collateral Agreement, the Intercreditor Agreement, the intellectual property security agreements, the mortgages and each other agreement, instrument or other document entered into in favor of the Collateral Agent or any other Notes Secured Party for purposes of securing the Obligations in respect of the Notes (including the Guarantees), the Notes Collateral Documents and the Indenture, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Notes Secured Parties” means (a) the holders of Obligations in respect of the Notes (including the Guarantees), the Notes Collateral Documents and the Indenture, (b) the Representatives with respect thereto and (c) the successors and assigns of each of the foregoing.

“Obligations” means any principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to Holdings, the Issuer, any of its Subsidiaries or the Trustee.

“Parent Entity” means Holdings or any other direct or indirect parent of the Issuer.

“Parent Entity Expenses” means:

(1)	costs (including all professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Issuer or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)	customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Issuer and its Subsidiaries;

(3)	obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Issuer and its Subsidiaries;

(4)	general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent Entity related to the ownership or operation of the business of the Issuer or any of its Restricted Subsidiaries; and

(5)	expenses Incurred by any Parent Entity in connection with any public offering or other sale of Capital Stock or Indebtedness:

(x)	where the net proceeds of such offering or sale are intended to be received by or contributed to the Issuer or a Restricted Subsidiary,

(y)	in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(z)	otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Issuer or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Agreement” means any indenture, credit agreement or other agreement, document or instrument, if any, pursuant to which any Grantor has or will incur, assume or otherwise become liable for, Pari Passu Debt Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that, in each case, the indebtedness and other obligations thereunder have been designated as Pari Passu Debt Obligations pursuant to and in accordance with the Collateral Agreement.

“Pari Passu Debt Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under any Pari Passu Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), in each case, that have been designated as Pari Passu Debt Obligations pursuant to and in accordance with the Collateral Agreement and that the Representative in respect thereof has become party to the Intercreditor Agreement.

“Pari Passu Secured Parties” means (a) the holders of any Pari Passu Debt Obligations, (b) any Representative with respect thereto and (c) the successors and assigns of each of the foregoing.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Permitted Hospital Disposition” means any disposition of Hospitals required for receipt of antitrust approval in connection with the transactions contemplated by the HMA Merger Agreement.

“Permitted Investment” means (in each case, by the Issuer or any of its Restricted Subsidiaries):

(1)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Issuer or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary;

(3)	Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)	Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(6)	Management Advances;

(7)	Investments received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to the Issuer or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9)	Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under the Indenture;

(10)	Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain Covenants—Limitation on Indebtedness”;

(11)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or consistent with past practice or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(12)	any Investment to the extent made using Capital Stock of the Issuer (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;

(13)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Affiliate Transactions” (except those described in clauses (1), (3), (6), (7), (8), (12) and (16) of that paragraph);

(14)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business or consistent with past practice and in accordance with the Indenture;

(15)	(i) Guarantees of Indebtedness not prohibited by the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business or consistent with past practice, and (ii) performance guarantees with respect to obligations that are permitted by the Indenture;

(16)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by the Indenture;

(17)

Investments of a Restricted Subsidiary acquired on or after the Issue Date or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary on or after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18)	Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer;

(20)	Investments in joint ventures and similar entities having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $1,100.0 million and 5.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being determined in good faith by the Issuer, measured at the time made and without giving effect to subsequent changes in value);

(21)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of $1,100.0 million and 5.0% of Total Assets (with the fair market value of each Investment being determined in good faith by the Issuer, measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of the covenant described in the section entitled “—Certain Covenants—Limitation on Restricted Payments” of any amounts applied pursuant to clause (c) of the first paragraph of such covenant); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (21);

(22)	(i) any Investment in a Receivable Subsidiary or other Person, pursuant to the terms and conditions of a Qualified Receivables Transaction and (ii) any right to receive distributions or payments of fees related to a Qualified Receivables Transaction and any right to purchase assets of a Receivables Subsidiary in connection with a Qualified Receivables Transaction;

(23)	Investments in connection with the HMA Transactions;

(24)	(a) any Investment in any captive insurance subsidiary in existence on the Issue Date or (b) in the event the Issuer or a Restricted Subsidiary will establish a Subsidiary for the purpose of insuring the healthcare business or facilities owned or operated by the Issuer, any Subsidiary or any physician employed by or on the medical staff of any such business or facility (the “Insurance Subsidiary”), Investments in an amount that do not exceed 150% of the minimum amount of capital required under the laws of the jurisdiction in which the Insurance Subsidiary is formed (other than any excess capital that would result in any unfavorable tax or reimbursement impact if distributed), and any Investment by such Insurance Subsidiary that is a legal investment for an insurance company under the laws of the jurisdiction in which the Insurance Subsidiary is formed and made in the ordinary course of business or consistent with past practice and rated in one of the four highest rating categories;

(25)	Physician Support Obligations made by the Issuer or any Restricted Subsidiary;

(26)	Investments made in connection with Hospital Swaps;

(27)	any Investment pursuant to any customary buy/sell arrangements in favor of investors or joint venture parties in connection with syndications of healthcare facilities, including, without limitation, hospitals, ambulatory surgery centers, outpatient diagnostic centers or imaging centers; and

(28)	any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice.

“Permitted Liens” means, with respect to any Person:

(1)	Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2)	pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business or consistent with past practice;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for Taxes which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Issuer and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Issuer and its Restricted Subsidiaries;

(6)	Liens (a) on assets or property of the Issuer or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under the Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with past practice of the Issuer or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; (c) on cash accounts securing Indebtedness incurred under clause (8)(c) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness” with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business or consistent with past practice in connection with the maintenance of such accounts or (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not to secure any Indebtedness;

(7)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business or consistent with past practice;

(8)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;

(9)	Liens (i) on assets or property of the Issuer or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations, Purchase Money Obligations or the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or Refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business or consistent with past practice; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under clause (7) of the second paragraph of the covenant entitled “—Certain Covenants—Limitation on Indebtedness” and (b) any such Liens may not extend to any assets or property of the Issuer or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) on any interest or title of a lessor under any Capitalized Lease Obligations or operating lease with respect to the assets or property subject to such lease;

(10)	Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(11)	Liens existing on the Issue Date (including Liens securing Obligations in respect of the Existing Secured Notes and the Guarantees in respect thereof; provided that Liens securing Obligations and Guarantees in respect of the 5.125% senior secured notes due 2018 issued by the Issuer on August 17, 2012 will no longer be permitted under this clause (11) if any of such notes are outstanding after April 5, 2017), excluding Liens securing Obligations under the Credit Agreement;

(12)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Issuer or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Issuer or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13)	Liens on assets or property of the Issuer or any Restricted Subsidiary securing Indebtedness or other obligations of the Issuer or such Restricted Subsidiary owing to the Issuer or a Subsidiary Guarantor, or Liens in favor of the Issuer or any Subsidiary Guarantor;

(14)	Liens securing Refinancing Indebtedness Incurred to Refinance Indebtedness that was previously so secured, and permitted to be secured under clauses (9), (11), (12), (13), (14), (30) and (32) of this paragraph; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

(15)(a)	mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary of the Issuer has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business or consistent with past practice;

(19)	Liens securing Indebtedness Incurred under Credit Facilities, including any letter of credit facility relating thereto, in each case that was permitted by the terms of the Indenture to be Incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants Limitation on Indebtedness”; provided that in the case of Liens securing any Indebtedness constituting First Lien Obligations, the holders of such Indebtedness, or their duly appointed agent, are or will become party to the Intercreditor Agreement;

(20)	Liens to secure Indebtedness of any Non-Guarantor Subsidiary permitted by clause (11) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness” covering only the assets of such Non-Guarantor Subsidiary;

(21)	Liens on Capital Stock of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(22)	any security granted over the marketable securities portfolio described in clause (9) of the definition of “—Cash Equivalents” in connection with the disposal thereof to a third party;

(23)	Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24)	Liens on equipment of the Issuer or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business or consistent with past practice;

(25)	Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by the Indenture;

(26)	Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business or consistent with past practice securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(27)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under the Indenture;

(28)	Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(29)	Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of (a) $750.0 million and (b) 3.5% Total Assets at any one time outstanding;

(30)	Liens securing Obligations in respect of any Indebtedness permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness”; provided that at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Total Secured Leverage Ratio would be no greater than 4.25 to 1.00;

(31)	Liens on assets of a Receivables Subsidiary and other customary Liens established pursuant to a Qualified Receivables Transaction;

(32)	Liens securing Obligations in respect of the Notes issued on the Issue Date (and the Indenture and the Notes Collateral Documents to the extent related thereto), including, for the avoidance of doubt, obligations in respect of the Guarantees in respect thereof; or

(33)	Liens on the Collateral in favor of any Collateral Agent for the benefit of the Holders relating to such Collateral Agent’s administrative expenses with respect to the Collateral.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Physician Support Obligation” means (1) a loan to or on behalf of, or a Guarantee of Indebtedness of or income of, a physician or healthcare professional providing service to patients in the service area of a Hospital operated by the Issuer, any of its Restricted Subsidiaries or any affiliated joint venture otherwise permitted by the Indenture made or given by the Issuer or any Subsidiary of the Issuer (A) in the ordinary course of business or consistent with past practice and (B) pursuant to a written agreement having a period not to exceed five years or (2) Guarantees by the Issuer or any Restricted Subsidiary of leases and loans to acquire property (real or personal) for or on behalf of a physician or healthcare professional providing service to patients in the service area of a Hospital operated by the Issuer, any of its Restricted Subsidiaries or any affiliated joint venture otherwise permitted by the Indenture.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Issuer or any Restricted Subsidiary pursuant to which the Issuer or any Restricted Subsidiary may sell, convey or otherwise transfer pursuant to customary terms to a Receivables Subsidiary or any other Person or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with sales, factoring or securitization transactions involving accounts receivable.

“Receivables Subsidiary” means any special purpose Wholly Owned Domestic Subsidiary of the Issuer (i) that acquires accounts receivable generated by the Issuer or any of its Subsidiaries, (ii) that engages in no operations or activities other than those related to a Qualified Receivables Transaction and (iii) except pursuant to Standard Securitization Undertakings, (x) no portion of the obligations (contingent or otherwise) of which is recourse to or obligates the Issuer or any of its Restricted Subsidiaries in any way, and (y) with which neither the Issuer nor any of its Restricted Subsidiaries has any contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer.

“Receivables Transaction Amount” means, with respect to any Qualified Receivables Transaction, (a) in the case of any securitization, the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase and (b) in the case of any other sale or factoring of accounts receivable, the cash purchase price paid by the buyer in connection with its purchase of such accounts receivable (including any bills of exchange) less the amount of collections received in respect of such accounts receivable and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest, in each case as determined in good faith and in a consistent and commercially reasonable manner by the Issuer.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Subsidiary Guarantor that refinances Indebtedness of the Issuer or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)	(a) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (b) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and (c) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock;

(2)	Refinancing Indebtedness shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(3)

such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if

Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced.

“Related Taxes” means:

(1)	any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent Entity), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)	being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Issuer or any of the Issuer’s Subsidiaries);

(b)	being a holding company parent, directly or indirectly, of the Issuer or any of the Issuer’s Subsidiaries;

(c)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Issuer or any of the Issuer’s Subsidiaries; or

(d)	having made any payment in respect to any of the items for which the Issuer is permitted to make payments to any Parent Entity pursuant to “—Certain Covenants—Limitation on Restricted Payments”; or

(2)	if and for so long as the Issuer is a member of a group filing a consolidated or combined tax return with any Parent Entity, any Taxes measured by income for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Issuer and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Issuer and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Issuer and its Subsidiaries.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“RP Reference Date” means July 25, 2007.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Secured Parties” means (a) the Notes Secured Parties, (b) the Credit Agreement Secured Parties, (c) the Existing Secured Notes Secured Parties and (d) any Additional First Lien Obligation Secured Parties (including any Pari Passu Secured Parties).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Senior Indebtedness” means Indebtedness of the Issuer which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantee of such Guarantor.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Issuer or any of its Subsidiaries or any Associates on the Issue Date, including any businesses affiliated or associated with a Hospital or any business related or ancillary to the provision of healthcare services or information or the investment in, or the management, leasing or operation of, any of the foregoing, and (b) any businesses, services and activities engaged in by the Issuer or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Spinout Subsidiary” means an Unrestricted Subsidiary that is formed for the purpose of acquiring property of Holdings, the Issuer or any Subsidiary in connection with a Spinout Transaction.

“Spinout Transaction” means the contribution or other transfer by Holdings, the Issuer or any Restricted Subsidiary of property (including Capital Stock) owned by it to any Spinout Subsidiary and the subsequent distribution of the Capital Stock of such Spinout Subsidiary to the equity holders of Holdings; provided that such contribution or other transfer of property to a Spinout Subsidiary is made under and permitted by clause (21) of the covenant described under “Certain Covenants—Limitation on Restricted Payments”.

“Standard Securitization Undertakings” means all representations, warranties, covenants and indemnities entered into by the Issuer or any Restricted Subsidiary which are customary in securitization transactions involving accounts receivable.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)	any partnership, joint venture, limited liability company or similar entity of which:

(a)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of the Issuer.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” means, as of any date, the total consolidated assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Underwriters” means Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., UBS Securities LLC, Wells Fargo Securities, LLC, BBVA Securities Inc., Deutsche Bank Securities Inc., Fifth Third Securities, Inc., Morgan Stanley & Co. LLC, Regions Securities LLC and Scotia Capital (USA) Inc. (each an “Underwriter”).

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer in the manner provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Issuer or any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment of the Issuer in such Subsidiary complies with “—Certain Covenants—Limitation on Restricted Payments.”

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)	the sum of all such payments.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of the Issuer, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Issuer or another Domestic Subsidiary) is owned by the Issuer or another Domestic Subsidiary.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of notes in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (such as estate and gift taxation).

This summary is based on the provisions of the Code, the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the IRS and other applicable authorities, all as in effect on the date of this offering memorandum. Changes in such authorities or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax considerations discussed below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS or a court will agree with our statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

This summary deals only with beneficial owners of notes that purchase the notes in this offering at their issue price (generally, the first price at which a substantial amount of the notes are sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as banks and other financial institutions, dealers or traders in securities or currencies, brokers, investors that have elected mark-to-market treatment, retirement plans and other tax-deferred accounts, tax-exempt entities, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, insurance companies, real estate investment trusts, regulated investment companies, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, non-U.S. trusts or estates with U.S. beneficiaries, U.S. persons whose functional currency is not the U.S. dollar, investors that hold the notes as part of a hedge, straddle, synthetic security or conversion transaction, former citizens or residents of the United States subject to section 877 of the Code, and taxpayers subject to the alternative minimum tax.

In the case of a beneficial owner of notes that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of the notes to a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. If you are a partnership considering an investment in the notes, then you and your partners should consult your tax advisors.

The following summary is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under other federal tax laws or the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

Effect of Certain Contingencies

In certain circumstances, we may be required to pay amounts on the notes in addition to stated principal and interest (e.g., upon a change of control described in “Description of the Notes—Change of Control”). These potential payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” One or more contingencies will not cause the notes to be treated as contingent payment debt instruments if, as of the issue date, such contingencies, in the aggregate, are considered remote or incidental.

Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such additional amounts does not result in the notes being treated as contingent payment debt instruments under applicable Treasury regulations. This position is based on our determination that, as of the issue date of the notes, the possibility that additional amounts will have to be paid is a remote or incidental contingency within the meaning of applicable Treasury regulations.

Our determination that these contingencies are remote or incidental is binding on a holder, unless such holder explicitly discloses to the IRS on its tax return for the taxable year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, then the notes may be treated as contingent payment debt instruments. In that case, regardless of a holder’s regular method of accounting for U.S. federal income tax purposes, a holder subject to U.S. federal income taxation may be required to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate and to treat any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the notes as ordinary income rather than capital gain. Holders of notes should consult their own tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

U.S. Holders

The following is a summary of the material U.S. federal income tax considerations for a U.S. Holder. For purposes of this summary, the term “U.S. Holder” means a beneficial owner of a note that is, or is treated for U.S. federal income tax purposes as:

•	an individual who is a citizen or a resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

Payment of Stated Interest

Stated interest on a note will be included in the gross income of a U.S. Holder as ordinary income at the time that such interest is accrued or received, in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of a Note

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the disposition and (ii) the holder’s adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note less any portion allocable to any accrued and unpaid stated interest, which portion will be taxed as ordinary interest income (as described above under “—Payment of Stated Interest”) to the extent not previously so taxed. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder and reduced by any principal payments on the note received by such holder. Any such gain or loss generally will be capital gain or loss, and will be long term capital gain or loss if the U.S. Holder has held the note for more than one year. In general, long term capital gains of a non-corporate U.S. Holder are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

Additional Tax on Net Investment Income

The “net investment income” (or undistributed “net investment income,” in the case of a trust or estate) of certain U.S. Holders that are individuals, trusts or estates and that have modified adjusted gross income (or adjusted gross income, in the case of a trust or estate) above a certain threshold (which in the case of an individual is between $125,000 and $250,000, depending on the individual’s circumstances) is subject to a 3.8% tax, in addition to otherwise applicable U.S. federal income tax. A U.S. Holder’s “net investment income” generally includes, among other things, interest income on and capital gain from the disposition of securities like the notes, subject to certain exceptions. If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of this tax to your investment in the notes.

Information Reporting and Backup Withholding

In general, we must report certain information to the IRS with respect to payments of stated interest on a note, and payments of the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a note, to certain U.S. Holders. The payor (which may be us or an intermediate payor) may be required to impose backup withholding, currently at a rate of 28%, with respect to the foregoing if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to otherwise establish an exemption from backup withholding; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) there has been a notified payee underreporting described in section 3406(c) of the Code; or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN, that it is a U.S. person and that the IRS has not notified the payee that it is subject to backup withholding under the Code.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against that holder’s U.S. federal income tax liability, if any, and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax considerations for a non-U.S. Holder. For purposes of this summary, the term “non-U.S. Holder” means a beneficial owner of a note that is, or is treated for U.S. federal income tax purposes as:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion assumes that no item of income, gain, deduction or loss derived by a non-U.S. Holder in respect of the notes at any time is effectively connected with the conduct of a U.S. trade or business. Non-U.S. Holders engaged in the conduct of a United States trade or business should consult their own tax advisors regarding the possible U.S. federal income and branch profits tax consequences of the ownership and disposition of the notes.

Payment of Interest

Subject to the discussions below of FATCA legislation and backup withholding, interest paid on a note by us or any paying agent to a non-U.S. Holder will be exempt from U.S. federal income and withholding tax under the “portfolio interest exemption,” provided that:

•	the non-U.S. Holder does not, actually or constructively, own 10% or more of the combined voting power of all classes of our voting stock;

•	the non-U.S. Holder is not a controlled foreign corporation related to us, actually or constructively;

•	the non-U.S. Holder is not a bank that acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (a) the non-U.S. Holder provides to us or our paying agent an IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form), signed under penalties of perjury, that includes its name and address and that certifies its non-U.S. status in compliance with applicable law and regulations or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities and the notes in the ordinary course of its trade or business on behalf of the non-U.S. Holder provides a statement to us or our agent under penalties of perjury in which it certifies that an IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form) has been received by it from the non-U.S. Holder and provides a copy of such form to us or our agent. This certification requirement may be satisfied with other documentary evidence in the case of a note held in an offshore account or through certain foreign intermediaries.

If a non–U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above, then payments of interest made to such holder generally will be subject to U.S. federal withholding tax at a rate of 30%, unless the holder provides us or our agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or suitable substitute form) establishing an exemption from or reduction in the withholding tax under the benefit of an applicable tax treaty.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of a Note

Subject to the discussions below of FATCA legislation and backup withholding, a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other taxable disposition of a note other than any amount representing accrued but unpaid interest on the note, which portion is subject to the rules discussed above under “—Non-U.S. Holders—Payment of Interest”). However, if the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition of the note, and certain other requirements are met, then such non-U.S. Holder generally will be subject to U.S. federal income tax at a flat rate of 30 percent (unless a lower applicable treaty rate applies) on any such realized gain (net of certain U.S.–source losses).

Information Reporting and Backup Withholding

The amount of interest paid to a non-U.S. Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-U.S. Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-U.S. Holder is resident. Provided that a non-U.S. Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption, the non-U.S. Holder generally will not be subject to backup withholding with respect to interest payments on a note, unless we or our paying agent know or have reason to know that the holder is a U.S. person.

Rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition (including a redemption or retirement) of a note are as follows:

•	If the proceeds are paid to or through the U.S. office of a broker, a non-U.S. Holder generally will be subject to backup withholding and information reporting unless the non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or that has certain specified U.S. connections, a non-U.S. Holder generally will be subject to information reporting (but generally not backup withholding) unless the non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and does not have certain specified U.S. connections, a non-U.S. Holder generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

“FATCA” Legislation Affecting Taxation of Notes Held By or Through Foreign Entities

Legislation enacted in 2010 (“FATCA legislation”) generally imposes a U.S. withholding tax of 30% on interest income paid on a debt obligation and, for a disposition of a debt obligation occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Investors are encouraged to consult with their tax advisors regarding the implications of this legislation on their investment in our notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated March 7, 2017, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective principal amounts of notes:

Underwriters	Principal Amount
Credit Suisse Securities (USA) LLC	$275,002,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	159,500,000
Citigroup Global Markets Inc.	159,500,000
Credit Agricole Securities (USA) Inc.	159,500,000
Goldman, Sachs & Co.	159,500,000
J.P. Morgan Securities LLC	159,500,000
RBC Capital Markets, LLC	159,500,000
SunTrust Robinson Humphrey, Inc.	159,500,000
UBS Securities LLC	159,500,000
Wells Fargo Securities, LLC	159,500,000
BBVA Securities Inc.	81,583,000
Deutsche Bank Securities Inc.	81,583,000
Fifth Third Securities, Inc.	81,583,000
Morgan Stanley & Co. LLC	81,583,000
Regions Securities LLC	81,583,000
Scotia Capital (USA) Inc.	81,583,000

Total	$2,200,000,000

The underwriting agreement provides that each underwriter is severally obligated to purchase the notes set forth opposite its name above, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or, under certain circumstances, the offering may be terminated.

The underwriters propose to offer the notes initially at the applicable public offering price on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell the notes through certain of their affiliates.

The following table summarizes the discounts and commissions we will pay:

	Per Note	Total
Underwriting discounts and commissions paid by us	1.55%	$34,100,000

We estimate that our out of pocket expenses for this offering, including registration filing, printing fees and certain legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000 and are payable by us.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make in respect of these liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage activities and other financial and non-financial activities and services.

Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates, including the services referred to in the immediately preceding paragraph, in the ordinary course of business for which they have received and would receive customary compensation. These services include Credit Suisse Securities (USA) LLC or one or more of its affiliates acting as a joint bookrunner and joint lead arranger under our senior secured credit facilities, as the administrative agent and collateral agent and a lender under our senior secured credit facilities and as a dealer manager under the Tender Offer, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC each acting as a dealer manager under the Tender Offer. Most of the underwriters or their respective affiliates were joint bookrunners and joint lead arrangers for, and have acted or now act as lenders under, our senior secured credit facilities, including our Receivables Facility. If any underwriters and/or their respective affiliates hold 2018 Secured Notes or any term loans being repaid with the proceeds of this offering, they will receive a portion of the net proceeds from this offering either as consideration for any 2018 Secured Notes that are tendered in the Tender Offer or for any untendered 2018 Secured Notes that are redeemed pursuant to the Conditional Notice of Redemption and/or as a result of the repayment of such term loans.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Issuer. If the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates are likely to hedge, and certain other of those underwriters or their affiliates may hedge, their exposure to us consistent with their customary risk management policies. Typically, the underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market analysis or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such assets, securities and instruments.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions if commenced, may be discontinued at any time.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the seventh business day following the date of pricing of the notes (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes that are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State prior to publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of notes may be offered to the public in that Relevant Member State at any time:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative of the underwriters; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The sellers of the notes have not authorized and do not authorize the making of any offer of the notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•	it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Japan

The underwriters will not offer or sell any of the notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Hong Kong

The underwriters, and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, the notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong.

You are advised to exercise caution in relation to this offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Singapore

This prospectus supplement or any other offering material relating to the notes has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore, or the Securities and Futures Act. Accordingly, the notes may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus supplement or any other offering material relating to the notes be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Notice to Prospective Investors in Germany

Each person who is in possession of this prospectus supplement is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier- Verkaufsprospektgesetz, or the Act) of the Federal Republic of Germany has been or will be published with respect to the notes. In particular, each underwriter has advised us that it has not engaged and has agreed that it will not engage in a public offering (offentliches Angebot) within the meaning of the Act with respect to any of the notes otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Notice to Prospective Investors in France

The notes are being issued and sold outside the Republic of France and, in connection with their initial distribution, the underwriters have not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in the Republic of France, and the underwriter have not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement or any other offering material relating to the notes, and such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated October 1, 1998.

Notice to Prospective Investors in the Netherlands

The notes may not be offered, sold, transferred or delivered in or from The Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of the notes is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities in The Netherlands who are not Professional Investors may not participate in the offering of the notes, and this prospectus supplement or any other offering material relating to the notes may not be considered an offer or the prospect of an offer to sell or exchange the notes.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

If a purchaser in Canada purchases notes, we will be required to deliver personal information about the purchaser to the applicable Canadian security regulatory authority, and the purchaser will be deemed to have agreed to the indirect collection of personal information by such applicable Canadian security regulatory authority, in accordance with the requirements of Schedule 1 of Form 45-106F1 under National Instrument 45-106, including the purchaser’s full name, residential address and telephone number, the number of notes purchased, the total purchase price in Canadian dollars, the exemption relied on and the date of distribution. Such personal information in being collected by the applicable Canadian securities regulatory authority under the authority granted to it in securities legislation, and this personal information is being collected for the purposes of the administration and enforcement of the securities legislation in Canada. The public official in Ontario who can answer questions about the Ontario Securities Commission’s (the OSC) indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684.

LEGAL MATTERS

Certain legal matters regarding the validity of the notes offered hereby will be passed upon for us by Hodgson Russ LLP, New York, New York and by Bass, Berry & Sims PLC, Nashville, Tennessee, with respect to matters of Delaware and Tennessee law. Certain matters under Alabama, Mississippi and North Carolina law will be passed upon for us by Bradley Arant Boult Cummings LLP; certain matters under Arkansas law will be passed upon for us by Kutak Rock LLP; certain matters under Arizona law will be passed upon for us by Snell & Wilmer L.L.P.; certain matters under Florida law will be passed upon for us by Buchanan Ingersoll & Rooney PC; certain matters under Georgia law will be passed upon for us by King & Spalding LLP; certain matters under Indiana law will be passed upon for us by Bingham Greenebaum Doll LLP; certain matters under Missouri law will be passed upon for us by Husch Blackwell LLP; certain matters under New Jersey and Pennsylvania law will be passed upon for us by Ballard Spahr LLP; certain matters under New Mexico law will be passed upon for us by Montgomery & Andrews, P.A.; certain matters under Nevada law will be passed upon for us by Bailey Kennedy, LLP; certain matters under Oklahoma law will be passed upon for us by McAfee & Taft A Professional Corporation; certain matters under South Carolina law will be passed upon for us by Parker Poe Adams & Bernstein LLP; certain matters under Texas law will be passed upon for us by Liechty, McGinnis, Berryman & Bowen, LLP; certain matters under Virginia law will be passed upon for us by Hancock, Daniel, Johnson & Nagle, P.C.; certain matters under Washington law will be passed upon for us by Witherspoon Kelley, P.S.; and certain matters under West Virginia law will be passed upon for us by Steptoe & Johnson PLLC.

The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from Community Health Systems, Inc.’s Annual Report on Form 10-K, and the effectiveness of Community Health System, Inc.’s and its subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus supplement certain information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference into this prospectus supplement is deemed to be part of this prospectus supplement, and information contained in documents subsequently filed by Holdings with the SEC that is incorporated by reference herein will automatically update and to the extent inconsistent supersede the information contained in this prospectus supplement or in any document earlier filed by Holdings that is incorporated by reference herein. This prospectus supplement incorporates by reference the documents set forth below that Holdings has previously filed with the SEC:

•	Definitive Proxy Statement on Schedule 14A, filed on April 7, 2016;

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 21, 2017; and

•	Current Reports on Form 8-K, filed on January 3, 2017, February 22, 2017, February 24, 2017 and March 3, 2017.

Subject to the following paragraph, all documents that Holdings files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of this offering shall also be incorporated by reference in and made a part of this prospectus supplement from the date of filing such documents.

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into this prospectus supplement.

You may request a copy of these filings at no cost, by writing or telephoning us as follows:

Community Health Systems, Inc.

4000 Meridian Boulevard, Franklin, TN 37067

Attn: Investor Relations Department

(615) 465-7000

You may also obtain a copy of these filings from the investor relations section of our Internet web site at http://www.chs.net. Please note, however, that the information on our Internet web site, other than the documents listed or described above that are incorporated by reference herein, is not incorporated by reference into this prospectus supplement and should not be considered a part of this prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

You will find additional information about us in our SEC filings. Our SEC filings may also be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers who file electronically with the SEC.

PROSPECTUS

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Securities Warrants

Guarantees of Debt Securities

Community Health Systems, Inc. and/or CHS/Community Health Systems, Inc. may offer and sell, from time to time, in one or more offerings, any combination of the securities we describe in this prospectus. This prospectus also covers guarantees, if any, of our obligations under any debt securities, which may be provided by Community Health Systems, Inc., CHS/Community Health Systems, Inc., and/or one or more of our subsidiaries.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of these securities, including their offering prices, in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference before you invest.

These securities may be offered and sold directly by us or by any selling security holder to or through one or more underwriters, dealers and agents or directly to purchasers or through a combination of these methods, on a continuous or delayed basis. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

Community Health Systems, Inc. common stock is listed on the New York Stock Exchange under the symbol “CYH.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus. You should also consider the risk factors described in the accompanying prospectus supplement or any documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing the SEC’s “shelf” registration rules. Under the shelf registration rules, we and/or one or more selling security holders may, from time to time, sell in one or more offerings, any of the securities described in this prospectus.

This prospectus provides you with a general description of the securities we may sell. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read, this prospectus, the applicable prospectus supplement and the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporation by reference is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospectus may have changed since that date.

In this prospectus “we,” “us,” “our” and the “Company” refer to Community Health Systems, Inc., a Delaware corporation, and its consolidated subsidiaries, including CHS/Community Health Systems, Inc., unless the context otherwise requires. “CHS” refers to CHS/Community Health Systems, Inc., a Delaware corporation and a wholly owned subsidiary of Community Health Systems, Inc., and none of its subsidiaries. With respect to debt securities, the term “issuer” means Community Health Systems, Inc. and/or CHS, depending on which registrant is offering the debt securities.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any documents we incorporate by reference may contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks, assumptions and uncertainties. The accompanying prospectus supplement may also contain these types of forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors relating to us or the healthcare industry generally that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following:

•	general economic and business conditions, both nationally and in the regions in which we operate;

•	implementation, effect of, and changes to, adopted and potential federal and state healthcare reform legislation and other federal, state or local laws or regulations affecting the healthcare industry;

•	the extent to which states support increases, decreases or changes in Medicaid programs, implement healthcare exchanges or alter the provision of healthcare to state residents through regulation or otherwise;

•	risks associated with our substantial indebtedness, leverage and debt service obligations;

•	demographic changes;

•	changes in, or the failure to comply with, governmental regulations;

•	potential adverse impact of known and unknown government investigations, audits, and Federal and State False Claims Act litigation and other legal proceedings;

•	our ability, where appropriate, to enter into and maintain managed care provider arrangements and the terms of these arrangements;

•	changes in, or the failure to comply with, managed care provider contracts, which could result in, among other things, disputes and changes in reimbursements, both prospectively and retroactively;

•	changes in inpatient or outpatient Medicare and Medicaid payment levels;

•	the effects related to the continued implementation of the sequestration spending reductions and the potential for future deficit reduction legislation;

•	increases in the amount and risk of collectability of patient accounts receivable;

•	the efforts of insurers, healthcare providers and others to contain healthcare costs;

•	our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments;

•	increases in wages as a result of inflation or competition for highly technical positions and rising supply costs due to market pressure from pharmaceutical companies and new product releases;

•	liabilities and other claims asserted against us, including self-insured malpractice claims;

•	competition;

•	our ability to attract and retain, at reasonable employment costs, qualified personnel, key management, physicians, nurses and other healthcare workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

•	changes in medical or other technology;

•	changes in U.S. GAAP;

•	the availability and terms of capital to fund additional acquisitions or replacement facilities or other capital expenditures;

•	our ability to successfully make acquisitions or complete divestitures;

•	our ability to successfully integrate any acquired hospitals, including those of HMA, or to recognize expected synergies from acquisitions;

•	the impact of the acquisition of HMA on third-party relationships;

•	the impact of seasonal severe weather conditions;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	timeliness of reimbursement payments received under government programs;

•	effects related to outbreaks of infectious diseases, including Ebola;

•	the impact of the external, criminal cyber-attack suffered by us in the second quarter of 2014, including potential reputational damage, the outcome of our investigation and any potential governmental inquiries, the outcome of litigation filed against us in connection with this cyber-attack, and the extent of remediation costs and additional operating or other expenses that we may continue to incur, and the impact of potential future cyber-attacks or security breaches; and

•	other risk factors disclosed under “Risk Factors” and elsewhere in or incorporated by reference in this prospectus and the applicable prospectus supplement.

Although we believe that these forward-looking statements are based upon reasonable assumptions, these assumptions are inherently subject to significant regulatory, economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond our control. Accordingly, we cannot give any assurance that our expectations will in fact occur and caution that actual results may differ materially from those in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date they are made. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding registrants, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at the SEC’s Internet web site, http://www.sec.gov. Our common stock is listed on the New York Stock Exchange and all such material filed by us with the New York Stock Exchange also can be inspected at the offices of the New York Stock Exchange, 11 Wall Street Street, New York, New York 10005.

We also make available free of charge on or through the investor relations section of our Internet web site, http://www.chs.net, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file these materials with the SEC. You may also request copies of these filings at no cost by telephoning us at (615) 465-7000 or writing us at the following address: Community Health Systems, Inc., 4000 Meridian Boulevard, Franklin, TN 37067, Attention: Investor Relations. Except as set forth under “Incorporation of Certain Information by Reference,” information on our Internet web site is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or the registration statement of which it is a part.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document of ours, the reference is only a summary. For a copy of the contract or other document, you should refer to the exhibits that are a part of the registration statement or incorporated by reference into the registration statement by the filing of a Form 8-K or otherwise. You may review a copy of the registration statement and the documents we incorporate by reference at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet web site referenced above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date that the offering of the securities by means of this prospectus is terminated (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (including portions of our Proxy Statement for our 2015 Annual Meeting of Stockholders filed on April 3, 2015 with the SEC to the extent specifically incorporated by reference in such Form 10-K) filed on February 25, 2015;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed on May 6, 2015;

•	our Current Reports on Form 8-K filed on February 27, 2015, March 10, 2015 and April 1, 2015; and

•	the description of our common stock in our Registration Statement on Form 8-A filed on June 5, 2000.

You may request a copy of these filings at no cost, by writing or telephoning us as follows:

Community Health Systems, Inc.

4000 Meridian Boulevard, Franklin, TN 37067

Attn: Investor Relations Department

(615) 465-7000

You may also obtain a copy of these filings from the investor relations section of our Internet web site at http://www.chs.net. Please note, however, that the information on our Internet web site, other than the documents listed or described above, is not intended to be incorporated by reference into this prospectus and should not be considered a part of this prospectus.

OUR COMPANY

We are one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. We provide healthcare services through the hospitals that we own and operate and affiliated businesses in non-urban and selected urban markets throughout the United States. We generate revenues by providing a broad range of general and specialized hospital healthcare services and other outpatient services to patients in the communities in which we are located. As of March 31, 2015, we owned or leased 197 hospitals included in continuing operations, comprised of 193 general acute care hospitals and four stand-alone rehabilitation or psychiatric hospitals. In addition to our hospitals and related businesses, we own and operate home care agencies, located primarily in markets where we also operate a hospital. Services provided through our hospitals and affiliated businesses include general acute care, emergency room, general and specialty surgery, critical care, internal medicine, obstetrics, diagnostic, psychiatric and rehabilitation services. We also provide additional outpatient services at urgent care centers, occupational medicine clinics, imaging centers, cancer centers, ambulatory surgery centers and home health and hospice agencies. An integral part of providing these services is our relationship and network of affiliated physicians at our hospitals and affiliated businesses. Through our management and operation of these businesses, we provide standardization and centralization of operations across key business areas; strategic assistance to expand and improve services and facilities; implementation of patient safety and quality of care improvement programs and assistance in the recruitment of additional physicians and licensed healthcare practitioners to the markets in which our hospitals are located. In a number of our markets, we have partnered with local physicians or not-for-profit providers, or both, in the ownership of our facilities. Also, through our wholly-owned subsidiary, Quorum Health Resources, LLC, or QHR, we provide management and consulting services to non-affiliated general acute care hospitals located throughout the United States. For the hospitals and home care agencies that we own and operate, we are paid for our services by governmental agencies, private insurers and directly by the patients we serve. For our management and consulting services, we are paid by the non-affiliated hospitals utilizing our services.

On January 27, 2014, we and one of our wholly-owned subsidiaries completed the acquisition of Health Management Associates, Inc., or HMA, by acquiring through a merger all the outstanding shares of common stock of HMA, or HMA common stock, for approximately $7.3 billion, including the assumption of approximately $3.8 billion of indebtedness, consisting of a combination of cash and Community Health Systems, Inc. common stock.

Corporate Information

Community Health Systems, Inc. was incorporated in the State of Delaware on June 6, 1996. CHS/Community Health Systems, Inc. was incorporated in the State of Delaware on March 25, 1985. Our principal executive offices are located at 4000 Meridian Boulevard, Franklin, Tennessee 37067, and our telephone number is (615) 465-7000. Our web site is http://www.chs.net. Information on our web site shall not be deemed part of this prospectus.

RISK FACTORS

An investment in our securities involves risks, including those that are generally associated with operating in the health care industry. Before deciding to purchase any of our securities, you should carefully consider the risks described in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of securities, including those risks identified under “Part I —Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. The risks that we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect our company. Additional risks not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition, results of operations and cash flows.

USE OF PROCEEDS

Unless indicated otherwise in any applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for our operations and for other general corporate purposes, including repayment or refinancing of borrowings, working capital, capital expenditures, investments, acquisitions and the repurchase of our outstanding securities. Additional information on the use of net proceeds from the sale of securities that we may offer from time to time by this prospectus may be set forth in the applicable prospectus supplement relating to a particular offering. We will not receive any of the proceeds from sales of securities by selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratios of earnings to fixed charges on a consolidated basis for the periods indicated. This information should be read in conjunction with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2010	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges(1)	1.70x	1.63x	1.69x	1.51x	1.29x	1.56x

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of debt discount, amortization of deferred financing costs and an interest factor attributable to operating leases. We did not have any preferred stock outstanding during the periods presented in the table above.

DESCRIPTION OF THE SECURITIES WE MAY ISSUE

Overview

This prospectus describes the securities we may issue from time to time. The remainder of this section provides some background information about the manner in which the securities may be held. The three sections following this section of the prospectus describe the terms of the basic categories of securities that we may issue pursuant to this prospectus:

•	our debt securities, which:

•	may be senior or subordinated;

•	may be secured or unsecured;

•	may be convertible or exchangeable into our common stock or other securities;

•	may be guaranteed by CHS and one or more of our other subsidiaries; or

•	may be issued by CHS rather than us and guaranteed by us and/or one or more of our other subsidiaries;

•	our preferred stock and depositary shares representing fractional shares of our preferred stock;

•	our common stock, preferred stock and depositary shares representing fractional shares of our preferred stock; and

•	warrants to purchase our debt securities, preferred stock, depositary shares or common stock.

When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the legal holders or only indirect holders of those securities. When we refer to your securities, we mean the securities in which you hold a direct or indirect interest.

Prospectus Supplements

This prospectus provides you with a general description of the securities we or any selling security holder may offer. Each time we or any selling security holders sell any of the securities, we or such selling security holder will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered at that time. The prospectus supplement may also add to or change information contained in this prospectus. If so, the information in the prospectus supplement should be read as superseding the information in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find Additional Information.”

Any applicable prospectus supplement to be attached to the front of this prospectus will describe the terms of any securities that we or any selling security holder offer, as well as the other specific terms related to that offering. For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part, including any future filings we will make with the SEC that are incorporated by reference into the registration statement by filing a Current Report on Form 8-K or otherwise.

Legal Ownership of Securities

Holders of Securities

Book-Entry Holders. We will issue debt securities under this prospectus in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. We may, but are not obligated to, issue shares of common stock, shares of preferred stock and securities warrants under this prospectus in book-entry form. If securities are issued in book-entry form, this means the securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

We will only recognize the person in whose name a security is registered as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and all payments on the securities will be made to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers, who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers. They are not obligated to do so under the terms of the securities.

As a result, investors of securities in book-entry form will not own these securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities. For more information about securities issued in global form, see “— Global Securities” below.

Street Name Holders. Alternatively, we may initially issue securities under this prospectus in non-global form. We may also terminate a global security at any time after it is issued. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses. In that event, the investor would hold only a beneficial interest in those securities through an account that the investor maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and all payments on those securities will be made to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders. We, and any third parties employed by us or acting on your behalf, including trustees, depositories and transfer agents, generally are obligated only to the legal holders of the securities. In a number of respects, we do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the legal holder, we have no further responsibility for the payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders to amend an indenture, to relieve ourselves of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for any other purpose, we would seek the approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders is determined by the legal holders.

Special Considerations for Indirect Holders. If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a legal holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

What is a Global Security? A global security represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple securities that have different terms and are issued at different times. We call this kind of global security a master global security.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominee. The financial institution that is selected for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form. Beneficial interests in global securities will be shown on, and transfers of global securities will be reflected through, records maintained by DTC and its participants.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise or as otherwise described in the applicable prospectus supplement. We describe those situations under “— Special Situations When a Global Security Will Be Terminated” below. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead will deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in the name of the investor, and cannot obtain physical certificates for the investor’s interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to the investor’s own broker, bank or other financial institution for payments on the securities and protection of the investor’s legal rights relating to the securities, as we describe under “— Legal Ownership of Securities — Holders of Securities” above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge the investor’s interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. Neither we nor any third parties employed by us or acting on your behalf, including trustees and transfer agents, have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. Neither we, the trustee, the transfer agent nor any other third parties supervise the depositary in any way;

•	DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker, bank or other financial institution may require you to do so as well; and

•	brokers, banks and other financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In some situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own brokers, banks or other financial institutions to find out how to have their interests in a global security transferred on termination to their own names so that they will be holders. We have described the rights of holders and street name investors above under “— Legal Ownership of Securities — Holders of Securities” above.

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within a specified time period; or

•	if we elect to terminate that global security.

A prospectus supplement may also list additional situations for terminating a global security that would apply to that particular series of securities covered by that prospectus supplement. If a global security is terminated, the depositary has the sole responsibility for determining the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

DESCRIPTION OF THE DEBT SECURITIES AND

GUARANTEES OF DEBT SECURITIES

We may issue debt securities from time to time in one or more distinct series. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture, in each case as supplemented, if applicable. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be Regions Bank. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock, depositary shares or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the debt securities, their indentures and their guarantees, if any, are summaries of these provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities, their indentures (including any amendments or supplements we may enter into from time to time which are permitted under each indenture) and their guarantees, if any.

The applicable prospectus supplement will specify whether such debt securities will be issued by Community Health Systems, Inc. or CHS, and whether the debt securities will be guaranteed by Community Health Systems, Inc., CHS and/or one or more of our other subsidiaries. Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the issuer. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any or specified senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

The applicable prospectus supplement will set forth the terms of each series of debt securities, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	the date or dates on which the principal amount of the debt securities will mature;

•	if the debt securities bear interest, the rate or rates at which the debt securities bear interest and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;

•	the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•	the denominations in which any registered securities will be issuable, and the denominations in which any bearer securities will be issuable;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•	information with respect to events of default and covenants relevant to the debt securities;

•	if a person other than Regions Bank is to act as trustee for the debt securities, the name and location of the corporate trust office of that trustee;

•	the currency in which the debt securities will be paid or denominated;

•	if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	provisions for the satisfaction and discharge of that indenture with respect to the debt securities issued under that indenture;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•	if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including Community Health Systems, Inc. and one or more of our subsidiaries; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

This prospectus is part of a registration statement that does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at premium, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

As noted above, our debt securities may be guaranteed by CHS, Community Health Systems, Inc. and/or one or more of our other subsidiaries, if so provided in the applicable prospectus supplement or other offering material. Unless otherwise provided in any prospectus supplement, and as updated for the creation, acquisition, winding-up or sale of subsidiaries, to the extent there are any guarantors of any new debt securities issued by CHS, the guarantors of such new debt securities will be identical to the guarantors under the outstanding senior notes of CHS as of the date the new debt securities are issued. Unless otherwise provided in any prospectus supplement, and as updated for the creation, acquisition, winding-up or sale of subsidiaries, to the extent there are any guarantors on any new debt securities we issue, the guarantors of our new debt securities will also be identical to the guarantors under CHS’s outstanding senior notes as of the date these new debt securities are issued, except that (a) as the issuer of these new debt securities, we will not be providing a guarantee on these notes, and (b) to the extent it is not a co-issuer, CHS will be a guarantor of these new debt securities. The prospectus supplement or other offering material will describe the terms of any guarantees, including, among other things, the ranking of the guarantee, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

DESCRIPTION OF THE CAPITAL STOCK

The following description of our capital stock is not meant to be complete and is qualified in its entirety by reference to our restated certificate of incorporation and amended and restated by-laws.

Authorized Capital

We are authorized to issue up to 400,000,000 shares of capital stock, of which 300,000,000 may be shares of common stock, par value $.01 per share, and 100,000,000 may be shares of preferred stock, par value $.01 per share. As of April 29, 2015, 118,034,114 shares of Company common stock were issued and outstanding and no shares of Company preferred stock were issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted on by our stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Holders of our common stock do not have any preemptive right to subscribe for or purchase any of our securities of any class or kind.

Holders of our common stock do not have any subscription, redemption or conversion privileges. Subject to the preferences or other rights of any our preferred stock that may be issued from time to time, holders of our common stock are entitled to participate ratably in dividends on our common stock as declared by our board of directors. Holders of our common stock are entitled to share ratably in all assets available for distribution to our stockholders in the event of our liquidation or dissolution, subject to distribution of the preferential amount, if any, to be distributed to holders of our preferred stock.

Preferred Stock

We may issue preferred stock from time to time in one or more distinct series. We will include in a supplement to this prospectus the specific terms of each series of preferred stock being offered, including the terms, if any, on which a series of preferred stock may be convertible into or exchangeable for common stock or debt securities. The statements and descriptions of the terms of the preferred stock in this section and any prospectus supplement is only a summary of the preferred stock that we may offer. We urge you to read carefully our restated certificate of incorporation and the certificate of designation we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock.

Our board of directors may, without further action of the stockholders, determine the following for each series of preferred stock, and the applicable prospectus supplement will set forth the terms of each series of preferred stock, including, if applicable:

•	the distinctive serial designation and the number of shares;

•	the dividend rate or rates, whether dividends will be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;

•	any voting powers of the shares;

•	whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

•	the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;

•	whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

•	whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

•	any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as will not be inconsistent with the provisions of our restated certificate of incorporation.

The preferred stock, when issued, will be fully paid and non-assessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities that may be issued by us in the future. The transfer agent and registrar for the preferred stock and any depositary shares will be specified in the applicable prospectus supplement.

We may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest in a share of preferred stock or multiple shares of preferred stock with the amount of the preferred shares to be specified in the applicable prospectus supplement. If we issue depositary shares representing interests in shares of preferred stock, those shares of preferred stock will be deposited with a depositary.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a pro rata interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Anti-takeover effects of our certificate of incorporation and by-laws and provisions of Delaware law

General

Certain provisions of our restated certificate of incorporation and amended and restated by-laws may delay or make more difficult acquisitions or changes of control of us that are not approved by our board of directors. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although these kinds of proposals, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Number of Directors; Removal; Vacancies

Our restated certificate of incorporation provides that the number of our directors will be determined from time to time exclusively by a vote of a majority of the members of our board of directors then in office. Our restated certificate of incorporation also provides that, subject to the rights of the holders of any series of preferred stock then outstanding, our board of directors has the exclusive right to fill vacancies, including vacancies created by an increase in the number of directors. This provision could have the effect of discouraging a potential acquiror from attempting to obtain control of us. Our restated certificate of incorporation further provides that, subject to the rights of the holders of any series of preferred stock then outstanding, any director elected prior to our 2010 annual meeting of stockholders or any director appointed to fill a vacancy of any director elected prior to the 2010 annual meeting of stockholders may be removed from office at any time, but only for cause, and any other director may be removed from office at any time, with or without cause, in each case at a meeting called for that purpose and only by the affirmative vote of the holders of a majority of the voting power of all of the shares of our capital stock then entitled to vote in the election of directors. This provision, in conjunction with the provision authorizing our board of directors to fill vacant directorships, could prevent our stockholders from removing certain incumbent directors without cause and filling the resulting vacancies with their own nominees.

Election of Directors

Our amended and restated by-laws provide that a nominee for director shall be elected to our board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of our stockholders for which (i) our Secretary receives a notice that a stockholder has nominated a person for election to our board of directors in compliance with the advance notice requirements for stockholder nominees set forth in our amended and restated by-laws and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Company first mails its notice of meeting for such meeting to our stockholders. Our restated certificate of incorporation provides that, at each annual meeting of stockholders, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Special Meetings of Stockholders

Our amended and restated by-laws provide that special meetings of stockholders, for any purpose or purposes, may be called by our board of directors, the chairman of our board of directors or our chief executive officer.

Advance Notice for Raising Business or Making Nominations at Meetings

Our amended and restated by-laws provide that only such business may be conducted at an annual meeting of stockholders as has been (i) specified in the notice of meeting given by or at the direction of our board of directors, (ii) otherwise properly brought before the annual meeting by, or at the direction of, our board of directors, or (iii) otherwise properly brought before the annual meeting by a stockholder who has given to the Company’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Our amended and restated by-laws further provides that only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Company’s Secretary prior to an annual meeting of stockholders or a special meeting called for the purpose of electing directors, are eligible for election as directors of the Company.

These provisions could make it more difficult for our stockholders to raise matters affecting control of the Company, including tender offers, business combinations or the election or removal of directors, for a stockholder vote.

Amendments to the Company’s By-laws

Our restated certificate of incorporation and amended and restated by-laws provide that our board of directors and our stockholders (by affirmative vote of the holders of at least a majority of the voting power of all of issued and outstanding shares of our capital stock entitled to vote thereon) may adopt, amend, alter, rescind or repeal the by-laws of the Company.

Amendment of the Company’s Certificate of Incorporation

Any proposal to amend, alter, change or repeal any provision of our restated certificate of incorporation requires approval by the affirmative vote of both a majority of the members of our board of directors then in office and a majority of the voting power of all of issued and outstanding shares of our capital stock entitled to vote thereon.

Company Preferred Stock and Additional Company Common Stock

Under our restated certificate of incorporation, our board of directors has the authority to provide by board resolution for the issuance of preferred shares in one or more series and to fix the terms and conditions of each such series. The authorized shares of preferred stock, as well as authorized but unissued shares of common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of the New York Stock Exchange or any other stock exchange on which any class or series of our stock may then be listed.

These provisions give the our board of directors the power to issue preferred stock, or additional shares of common stock, that could, depending on the terms of the stock, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, issuing new shares might impede a business combination if the terms of those shares include voting rights which enable a holder to block business combinations; alternatively, issuing new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Delaware Business Combination Statute

Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. However our restated certificate of incorporation currently contains a provision pursuant to which the Company elects not to be governed by Section 203 of the DGCL.

Limitations on Directors’ Liability and Indemnification

Pursuant to authority conferred by Section 102 of the DGCL, Article SIXTH of the Company’s restated certificate of incorporation eliminates the personal liability of the Company’s directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted under the law of the State of Delaware, including the DGCL. Article SIXTH further provides that any future amendment to or repeal of its terms will not adversely affect any right or protection of any director of the Company with respect to acts or omissions of such director occurring prior to such repeal or amendment. Article SIXTH also incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

In accordance with Section 145 of the DGCL, Article SEVENTH of the Company’s restated certificate of incorporation and certain provisions of the Company’s amended and restated by-laws grant the Company’s directors and officers a right to indemnification for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the Company or (ii) by reason of the fact that, while they are or were directors or officers of the

Company, they are or were serving at the request of the Company as directors or officers of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. Section 5 of Article VI of the Company’s amended and restated by-laws further provides for advancement of expenses to such indemnified persons.

The Company’s amended and restated by-laws authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Company’s amended and restated by-laws. The Company has obtained insurance policies insuring its directors and officers against certain liabilities.

The Company has entered into Indemnification Agreements (the “Indemnification Agreements”) with its directors and executive officers. One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the “Indemnitees”) may receive indemnification. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification for claims arising out of or in connection with the service of Indemnitee as a director or officer of the Company or of an affiliate. In the case of an action or proceeding other than an action by or in the right of the Company or CHS, the Indemnification Agreements provide that Indemnitee is entitled to indemnification for claims relating to (i) the fact that Indemnitee is or was an officer or director of the Company or any other entity which Indemnitee is or was or will be serving at the request of the Company or CHS, or (ii) anything done or not done by Indemnitee in any such capacity. In the case of an action by or in the right of the Company or CHS, the Indemnification Agreements provide that Indemnitee is entitled to indemnification for claims relating to (i) the fact that Indemnitee is or was an officer or director of the Company or any affiliate or (ii) anything done or not done in such capacity. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Company’s restated certificate of incorporation or the Company’s amended and restated bylaws, or otherwise. In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

We believe that our restated certificate of incorporation and amended and restated by-laws and insurance are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these indemnification provisions.

Forum Selection

Our amended and restated by-laws provide that, unless the Company consents in writing to the selection of an alternative forum, a state or federal court located within the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “CYH.”

DESCRIPTION OF THE SECURITIES WARRANTS

This section describes the general terms and provisions of the securities warrants that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the securities warrants then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

We may issue securities warrants for the purchase of senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock. Securities warrants may be issued alone or together with senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under a warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders or beneficial holders of securities warrants.

If securities warrants for the purchase of senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:

•	the offering price;

•	the currencies in which the securities warrants are being offered;

•	the date on and after which the holder of the securities warrants can transfer them separately from any other securities that were offered in conjunction with the warrants;

•	the terms of the senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock into which the securities warrants are exercisable as previously described under “Description of the Debt Securities and Guarantees of Debt Securities” and “Description of the Capital Stock,” as applicable;

•	the date on which the right to exercise the securities warrants begins and the date on which the right expires; and

•	any other terms of the securities warrants.

PLAN OF DISTRIBUTION

General

We and/or one or more selling security holders may offer and sell securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

A prospectus supplement relating to a particular offering of securities will include the following information, as applicable:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriting Compensation

We and/or one or more selling security holders may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of securities, underwriters may receive compensation from us or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If we use an underwriter or underwriters in the sale of particular securities, we will execute an underwriting agreement with those underwriters at the time of sale of those securities. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of securities, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act. Any discounts or commissions received by them and any profit realized by them on the resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act.

Indemnification

We may enter agreements under which underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Related Transactions

Various of the underwriters, dealers and agents who participate in the distribution of securities, and their affiliates, may perform various commercial banking and investment banking services for us from time to time in the ordinary course of business.

Delayed Delivery Contracts

We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, certain legal matters regarding the validity of the securities offered hereby will be passed upon for us by Hodgson Russ LLP, New York, New York and by Bass, Berry & Sims PLC, Nashville, Tennessee, with respect to matters of Delaware and Tennessee law. Unless otherwise specified in the applicable prospectus supplement, certain matters under Alabama, Mississippi and North Carolina law will be passed upon for us by Bradley Arant Boult Cummings LLP.; certain matters under Arkansas law will be passed upon for us by Kutak Rock LLP; certain matters under Arizona law will be passed upon for us by Snell & Wilmer L.L.P; certain matters under Florida law will be passed upon for us by Buchanan Ingersoll & Rooney PC | Fowler White Boggs; certain matters under Georgia law will be passed upon for us by King & Spalding LLP; certain matters under Illinois law will be passed upon for us by McGuireWoods LLP; certain matters under Indiana, Kentucky and Ohio law will be passed upon for us by Bingham Greenebaum Doll LLP; certain matters under Missouri law will be passed upon for us by Husch Blackwell LLP; certain matters under New Jersey, Pennsylvania and Utah law will be passed upon for us by Ballard Spahr LLP; certain matters under New Mexico law will be passed upon for us by Montgomery & Andrews, P.A; certain matters under Nevada law will be passed upon for us by Bailey Kennedy, LLP; certain matters under Oklahoma law will be passed upon for us by McAfee & Taft A Professional Corporation; certain matters under South Carolina law will be passed upon for us by Parker Poe Adams & Bernstein LLP; certain matters under Texas law will be passed upon for us by Liechty & McGinnis, LLP; certain matters under Virginia law will be passed upon for us by Hancock, Daniel, Johnson & Nagle, P.C.; certain matters under Washington law will be passed upon for us by Witherspoon, Kelley, Davenport & Toole, P.S.; certain matters under West Virginia law will be passed upon for us by Steptoe & Johnson PLLC; and certain matters under Wyoming law will be passed upon for us by Crowley Fleck PLLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Community Health Systems, Inc.’s Annual Report on Form 10-K, and the effectiveness of Community Health System, Inc. and its subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.